Exhibit 10.42

AGREEMENT OF LEASE

between

PARK AVENUE PLAZA OWNER LLC, Landlord

and

MF GLOBAL INC. Tenant

March     , 2010

PREMISES:

Park Avenue Plaza

55 East 52nd Street

New York, New York 10022

Entire 39th and 40th Floors

-i-

TABLE OF CONTENTS

(continued)

Exhibits

EXHIBIT A	Floor Plan	A-1
EXHIBIT B	Alterations Rules and Regulations	B-1
EXHIBIT C	List of Approved Contractors and Subcontractors	C-1
EXHIBIT D	Rules and Regulations	D-1
EXHIBIT E	Cleaning Specifications	E-1
EXHIBIT F	Form of Letter of Credit	F-1

-ii-

AGREEMENT OF LEASE made as of this     day of March, 2010 between PARK AVENUE PLAZA OWNER LLC, having an office at c/o FISHER BROTHERS, 299 Park Avenue, New York, New York 10171 (herein called “Landlord”) and MF GLOBAL INC., a Delaware corporation, having an office at 717 Fifth Avenue, New York, New York 10022 (herein called “Tenant”).

W I T N E S S E T H:

Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the premises hereinafter described, in the building known as 55 East 52nd Street, New York, New York 10022 (herein called the “Building”), for the term hereinafter stated, for the rents hereinafter reserved and upon and subject to the terms, provisions, conditions (including limitations, restrictions and reservations) and covenants hereinafter provided. Each party hereto hereby expressly covenants and agrees to observe and perform all of the terms, provisions, conditions and covenants herein contained on its part to be observed and performed.

The premises hereby leased to Tenant are the entire 39th and 40th floors of the Building, substantially as shown hatched on the floor plans annexed hereto as Exhibit A (herein called the “demised premises”), together with the non-exclusive right to use, in common with others, the public and common areas of the Building, to the extent required for access to the demised premises or use and occupancy of the demised premises for the uses permitted under this Lease, including, without limitation, the Building’s lobby, public elevators, public stairways, and exterior sidewalks to the extent any or all of the foregoing are designated by Landlord for the common use of tenants and others, subject to the terms and conditions hereunder.

The term of this Lease, for which the demised premises are hereby leased, shall commence on November 1, 2012 (herein called the “Commencement Date”) and shall end on February 28, 2023 (herein called the “Expiration Date”) or shall end on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the terms, provisions, conditions and covenants of this Lease or pursuant to law.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

ARTICLE 1

RENT

1.1. (a) Tenant shall pay to Landlord a fixed annual rent (herein called “fixed annual rent”) as follows:

(i) Five Million One Hundred Two Thousand Three Hundred Sixty-Eight and 00/100 Dollars ($5,102,368.00) per annum ($425,197.33 per month) for the period commencing on the Commencement Date and ending on October 31, 2015;

(ii) Five Million Four Hundred Thirteen Thousand Four Hundred Eighty-Eight and 00/100 Dollars ($5,413,488.00) per annum ($451,124.00 per month) for the period commencing on November 1, 2015 and ending on October 31, 2018;

(iii) Five Million Seven Hundred Twenty-Four Thousand Six Hundred Eight and 00/100 Dollars ($5,724,608.00) per annum ($477,050.67 per month) for the period commencing on November 1, 2018 and ending on October 31, 2021; and

(iv) Six Million Thirty-Five Thousand Seven Hundred Twenty-Eight and 00/100 Dollars ($6,035,728.00) per annum ($502,977.33 per month) for the period commencing on November 1, 2021 and ending on the Expiration Date.

(b) Tenant agrees to pay fixed annual rent in equal monthly installments in advance on the first day of each calendar month during the term of this Lease.

1.2. Tenant shall pay the fixed annual rent and additional rent as above and as hereinafter provided, without notice or demand therefor, without any abatement, setoff or deduction whatsoever, except as expressly set forth in this Lease. All sums other than fixed annual rent payable by Tenant under this Lease shall be deemed additional rent and payable within twenty (20) days after demand, unless other payment dates are hereinafter provided. Fixed annual rent and recurring installments of additional rent shall be paid by wire transfer of immediately available “Federal Reserve Funds” to Landlord or its designee pursuant to the wiring instructions set forth below, which wiring instructions Landlord may change from time to time upon not less than ten (10) Business Days prior written notice to Tenant. Non-recurring installments of additional rent shall be paid by Tenant to Landlord in lawful money of the United States of America by good and sufficient check (subject to collection) drawn on a New York City bank which is a member of the New York Clearing House or a successor thereto or such other bank as Landlord shall reasonably approve, at the office of Landlord or such other place in the United States of America as Landlord may designate or, at Tenant’s option, by wire transfer of immediately available Federal Reserve Funds to Landlord or its designee as described in the immediately preceding sentence. As used herein, the term “Federal Reserve Funds” shall mean the receipt by a bank or banks in the continental United States of U.S. dollars in form that does not require further clearance, and may be applied at the direction of Landlord by such recipient bank or banks on the day of receipt of advice that such funds have been wire transferred. As of the date hereof, Landlord’s wiring instructions are as follows:

Name of Institution:	JP Morgan Chase
Account Number:	507-887824
Reference:	Park Avenue Plaza Owner LLC
ABA Number	021000021

As of the date hereof, all checks for non-recurring installments of additional rent shall be sent to the following address:

Park Avenue Plaza Owner LLC

c/o JP Morgan Chase

P.O. Box 30035

New York, New York 10087-0035

1.3. Intentionally Omitted.

1.4. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct fixed annual rent or additional rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

1.5. Any apportionments or prorations of fixed annual rent or additional rent to be made under this Lease on an annualized basis shall be computed on the basis of a 365(6)-day year, and any apportionments or prorations of monthly fixed annual rent or additional rent shall be made on the basis of the actual number of days contained in the applicable month.

1.6. If any of the fixed annual rent or additional rent payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any act or law enacted by a governmental authority, Tenant shall enter into such agreement(s) and take such other reasonable steps as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (but not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction, (a) the fixed annual rent and/or additional rent shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord promptly upon being billed, to the maximum extent legally permissible, an amount equal to (i) the fixed annual rent and/or additional rent which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant during the period such legal rent restriction was in effect.

1.7. Additional rent shall be deemed to be rent and Tenant’s failure to pay additional rent shall be considered a failure to pay fixed annual rent hereunder and Landlord shall be entitled to all rights and remedies provided herein or by law for a default in the payment of additional rent as for a default in the payment of fixed annual rent (notwithstanding the fact that Tenant may not then also be in default in the payment of fixed annual rent).

ARTICLE 2

OCCUPANCY AND USE

2.1. The demised premises shall be used solely as and for executive and general offices, electronic trading, support functions required for trading firm operations and associated computer rooms, and for any uses incidental or ancillary to the foregoing, including, but not limited to, one or more data centers for computer and other electronic data processing and business machine operations and pantries and/or vending machines for the sale of snack foods, non-alcoholic beverages, and other convenience items to Tenant’s employees and others entitled to use the demised premises, and for no other purpose.

2.2. If any governmental license or permit (other than a Certificate of Occupancy for the entire Building) shall be required for the proper and lawful conduct of Tenant’s business in the demised premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Additionally, should Alterations or Tenant’s use of the demised premises for other than the uses set forth in Section 2.1 require any modification or amendment of any Certificate of Occupancy for the Building, Tenant shall, at its expense, take all actions reasonably requested by Landlord in order to procure any such modification or amendment and shall reimburse Landlord (as additional rent) for all reasonable costs and expenses Landlord incurs in effecting said modifications or amendments. The foregoing provisions are not intended to be deemed Landlord’s consent to any Alterations or to a use of the demised premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any Certificate of Occupancy.

2.3. Tenant shall not at any time use or occupy the demised premises or the Building, or suffer or permit anyone to use or occupy the demised premises, or do anything in the demised premises or the Building, or suffer or permit anything to be done in, brought into or kept on the demised premises, which in any manner (a) violates the Certificate of Occupancy for the demised premises or for the Building; (b) causes or is liable to cause injury to the demised premises or the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the laws and requirements of any public authorities or the requirements of insurance bodies; (d) impairs the character, reputation or appearance of the Building as a first-class office building; (e) impairs the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems substantially from how they are currently maintained and operated; (f) unreasonably annoys or unreasonably inconveniences other tenants or occupants of the Building; (g) constitutes a nuisance, public or private; (h) makes unobtainable from reputable insurance companies authorized to do business in New York State all-risk property insurance, or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any mortgages covering the demised premises and/or the Building; or (i) discharges objectionable fumes, vapors or odors into the Building’s flues or vents or otherwise.

2.4. Tenant shall not use, or suffer or permit anyone to use, the demised premises or any part thereof, for (a) a banking, trust company, or safe deposit business, operating as an “off the street” business to the general public at the demised premises, (b) a savings bank, a savings and loan association, or a loan company operating an “off the street” business to the general public at the demised premises, (c) the sale of travelers’ checks and/or foreign exchange, (d) a stock brokerage office or for stock brokerage purposes, operating as an “off the street” business to the general public at the demised premises, (e) a restaurant and/or bar and/or the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods (except if expressly provided otherwise elsewhere in this Lease), provided the foregoing shall not prohibit the use of portions of the Premises as warming pantries and for the installation of vending machines in the Premises for use by Tenant’s employees, invitees, and other permitted occupants of the Premises (f) the business of photographic reproductions and/or offset printing (except that Tenant and its permitted assignees, subtenants and occupants may use part of the demised premises for photographic reproductions and/or offset printing in connection with, either directly or indirectly, its own business and/or activities), (g) an employment or travel agency, (h) a school or classroom, other than as an incident to Tenant’s business, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities or (l) the conduct of obscene, pornographic or similar disreputable activities. Further, the demised premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (ii) any charitable, religious, union or other not-for-profit organization, or (iii) any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended).

ARTICLE 3

PREPARATION OF THE DEMISED PREMISES

3.1. Tenant acknowledges that Tenant has inspected the demised premises, is fully familiar with the condition thereof and accepts the demised premises absolutely “as is”. Landlord is to perform no work in readying the demised premises for Tenant’s occupancy.

ARTICLE 4

TAX ESCALATION

4.1. Tenant shall pay to Landlord, as additional rent, tax escalation in accordance with this Article 4:

Definitions: For purposes of this Article 4, the following definitions shall apply:

(a) The term “The Percentage” for purposes of computing tax escalation shall mean five and forty-two one-hundredths of one percent (5.42%). The parties hereby stipulate for purposes of this Lease that the number of rentable square feet within the demised premises as constituted as of the date of this Lease shall be deemed to be 62,224, based on Landlord’s current measurement methodology used in the Building.

(b) The term “the building project” shall mean the aggregate parcels of land forming a single tax lot (Tax Lot 27), on a portion of which are the improvements of which the demised premises form a part, (herein collectively called the “Land”), with all the improvements now or hereafter thereon any property beneath the Land, the curbs, sidewalks and plazas on and/or immediately adjoining the Land, and all appurtenances to the Building or the Land or both the Land and the Building.

(c) The term “comparative year” for purposes of computing tax escalation shall mean the real estate tax year commencing July 1, 2012 and ending on June 30, 2013, and each subsequent period of twelve (12) months occurring during the Term.

(d) The term “real estate taxes” shall mean (i) the real estate taxes, vault taxes, assessments and special assessments, and business improvement district or similar charges levied, assessed or imposed upon or with respect to the building project, by any federal, state, municipal or other governments or governmental or quasi-governmental bodies or authorities, and (ii) all taxes assessed or imposed with respect to the rentals payable hereunder other than general income and gross receipts taxes to the extent the same shall be in lieu of all or any portion of the aforesaid taxes or assessments. If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (A) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (B) any other such additional or substitute tax, assessment, levy, imposition, fee or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “real estate taxes” for the purposes hereof. The term “real estate taxes” shall, notwithstanding anything to the contrary contained herein, exclude any net income, franchise or “value added” tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Land or Building, except to the extent that any of the foregoing are hereafter assessed against owners or lessors of real property in their capacity as such (as opposed to any such taxes which are of general applicability). Notwithstanding anything to the contrary contained herein, if and to the extent that business improvement district or similar charges are levied, assessed or imposed upon or with respect to the building project during the base tax year and thereafter cease to be levied, assessed or imposed upon or with respect to the building project, the corresponding business improvement district or similar charges that so cease to be levied, assessed or imposed shall be deemed deleted from the real estate taxes payable during the base tax year. If any assessment is permitted by law to be payable in installments, then, for purposes of calculating the sums payable by Tenant hereunder, any such assessment shall be deemed to be payable over the longest period of time and in the smallest increments permitted by law and Taxes shall only include that portion of the assessment so payable during the applicable period together with applicable interest.

(e) The phrase “real estate taxes payable during the base tax year” shall mean an amount equal to the numerical average of (A) the real estate taxes payable on account of the real estate tax fiscal year commencing July 1, 2011 and ending June 30, 2012, and (B) the real estate taxes payable on account of the real estate tax fiscal year commencing July 1, 2012 and ending June 30, 2013. In computing the real estate taxes during the base tax year and each comparative year, there shall be excluded therefrom the effect of any real estate tax exemption, abatement or deferral program and any agreement or covenant in lieu of any of the foregoing which may benefit the building project.

4.2. (a) If the real estate taxes payable for any comparative year shall exceed the real estate taxes payable during the base tax year, Tenant shall pay to Landlord, as additional rent for such comparative year, an amount equal to The Percentage of the excess. Before or after the start of each comparative year, Landlord shall furnish to Tenant a statement of the real estate taxes payable for such comparative year (accompanied by a copy of the real estate tax bill for such comparative year), and a statement of the real estate taxes payable during the base tax year. If the real estate taxes payable for such comparative year exceed the real estate taxes payable during the base tax year, additional rent for such comparative year, in an amount equal to The Percentage of the excess, shall be due from Tenant to Landlord, and such additional rent shall be payable by Tenant to Landlord as follows: after Landlord has furnished Tenant with the aforesaid statement, Tenant shall pay Landlord with the monthly installments of rent due on June 1 and December 1 of such comparative year an amount equal to one-half (1/2) of the total sum of additional rent due from Tenant to Landlord pursuant to such statement for such comparative year (provided that Tenant shall receive such statement at least twenty (20) days prior to the date such payment is due), until such time as a new statement for a subsequent comparative year shall become effective. If there shall be any increase in the real estate taxes for any comparative year, whether during or after such comparative year, or if there shall be any decrease in the real estate taxes for any comparative year, the tax escalation payment for such comparative year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith; in no event, however, shall real estate taxes be deemed to have been reduced below the real estate taxes payable during the base tax year. If during the term of this Lease, real estate taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a Superior Mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, Tenant’s tax escalation payments shall be correspondingly accelerated or revised so that said Tenant’s tax escalation payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities or such Superior Mortgagee. If a statement is furnished to Tenant after the commencement of the comparative year in respect of which such statement is rendered, Tenant shall, within twenty (20) days thereafter pay to Landlord an amount equal to those installments or the total tax escalation payable as provided in this Section 4.2(a) during the period prior to the first day of the month next succeeding the month in which the applicable statement has been furnished.

(b) Should the real estate taxes payable during the base tax year be reduced by final determination of legal proceedings, settlement or otherwise, then, the real estate taxes payable during the base tax year shall be correspondingly revised, the additional rent theretofore paid or payable hereunder for all comparative years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord as additional rent, within twenty (20) days after being billed therefor, any deficiency between the amount of such additional rent as theretofore computed and the amount thereof due as the result of such recomputations.

(c) If, after Tenant shall have made a payment of additional rent under Section 4.2(a) hereof, Landlord shall receive a refund of any portion of the real estate taxes paid for any comparative year on which such payment of additional rent shall have been based, as a result of a reduction of such real estate taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall either within thirty (30) days after receiving the refund pay to Tenant The Percentage of any net refund or credit against subsequent fixed annual rent and additional rent The Percentage of the refund (after deducting from such total refund the reasonable out-of-pocket costs and expenses, including, without limitation, appraisal, accounting and legal fees incurred by Landlord in obtaining the same, to the extent that such costs and expenses were not theretofore collected from Tenant for such comparative year); provided, however, such payment or credit to Tenant shall in no event exceed Tenant’s tax escalation payment paid for such comparative year.

(d) The statements of the real estate taxes to be furnished by Landlord as provided above shall constitute a final determination as between Landlord and Tenant of the real estate taxes for the periods represented thereby, unless Tenant shall notify Landlord within ninety (90) days after they are furnished shall in writing challenge their accuracy or appropriateness. If Tenant shall dispute said statements, then pending the resolution of such dispute Tenant shall pay the additional rent to Landlord, without prejudice, in accordance with the statements furnished by Landlord.

(e) In no event shall the fixed annual rent under this Lease be reduced by virtue of this Article 4.

(f) If the Commencement Date is not the first day of the first comparative year, then the additional rent due hereunder for such first comparative year shall be a proportionate share of the said additional rent for the entire comparative year, said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such first comparative year. Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default), whether the same be the date hereinbefore set forth for the expiration of the term or any prior or subsequent date, a proportionate share of said additional rent for the comparative year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid. The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such comparative year. Landlord shall promptly cause statements of said additional rent for that comparative year to be prepared and furnished to Tenant. Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.

(g) Landlord’s and Tenant’s obligation to make the adjustments referred to in Sections 4.2(b) and 4.2(f) hereof shall survive any expiration or sooner termination of this Lease.

(h) Nothing contained in this Lease shall obligate Landlord to bring any application or proceeding seeking a reduction in real estate taxes or assessed valuation. Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the extent permitted by law, any right Tenant may now or in the future have to protest or contest any real estate taxes or to bring any application or proceeding seeking a reduction in real estate taxes or assessed valuation or otherwise challenging the determination thereof.

(i) The benefit of any discount for the early payment or prepayment of real estate taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from real estate taxes.

(j) Tenant shall pay to Landlord within twenty (20) days after being billed therefor, The Percentage of any reasonable out-of-pocket costs and expenses incurred by Landlord in contesting any items comprising real estate taxes and/or the assessed value of the building project (to the extent that such costs and expenses were not theretofore collected from Tenant or deducted from Tenant’s share of any refund of real estate taxes); provided, however, that Tenant shall not be required to pay such costs and expenses with respect to the real estate taxes payable during the base tax year.

(k) Landlord’s failure to render or delay in rendering a bill with respect to any installment of real estate taxes shall not prejudice Landlord’s right to thereafter render such a bill for such installment, nor shall the rendering of a bill for any installment prejudice Landlord’s right to thereafter render a corrected bill for such installment. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord fails to render to Tenant a bill for real estate taxes with respect to a particular comparative year on or before the date which is two (2) years after the last day of such comparative year to which such bill for real estate taxes applies (or two (2) years after such later date as the information required to calculate such bill is reasonably available to Landlord), then Landlord shall be deemed to have waived the payment of any then unpaid amounts which would have been due pursuant to said bill on account of real estate taxes for the comparative year in question.

ARTICLE 5

EXPENSE ESCALATION

5.1. Tenant shall pay to Landlord, as additional rent, expense escalation in accordance with this Article 5:

Definitions: For purposes of this Article 5, the following definitions shall apply:

(a) The term “Expense Base Factor” shall mean the amount of Expenses for the calendar year commencing on January 1, 2012 and ending on December 31, 2012 (the “Expense Base Year”).

(b) The term “The Percentage” for purposes of computing expense escalations shall mean five and forty-two one-hundredths of one percent (5.42%). The parties hereby stipulate for purposes of this Lease that the number of rentable square feet within the demised premises as constituted as of the date of this Lease shall be deemed to be 62,224, based on Landlord’s current measurement methodology used in the Building.

(c) The term “the building project” shall have the meaning ascribed to it in Section 4.1(b).

(d) The term “comparative year” for the purposes of computing expense escalations shall mean the twelve (12) consecutive month period commencing on January 1, 2013 and each subsequent period of twelve (12) months during which occurs any portion of the term of this Lease.

(e) The term “Expenses” shall mean the total of all the costs and expenses, without duplication, incurred or borne by Landlord (computed on an accrual basis) with respect to the repair, replacement, operation, maintenance and/or security of the building project and the services provided tenants therein, including, without limitation, the costs and expenses incurred for and with respect to: steam and any other fuel; water rates and sewer rents; air-conditioning, ventilation and heating (subject to adjustment as hereinafter described); Building electric current*; metal, elevator cab, and all interior and exterior cleaning and window washing (including, without limitation, with respect to portions of the Building leased or leasable to office tenants, but excluding the portions of the Building below the 6th Floor other than the leasable portion of the mezzanine); lobby and plazas maintenance and cleaning, including exterior and interior cleaning and window washing below the 6th Floor; elevators; escalators; protection and security; lobby decoration and interior and exterior landscape maintenance; repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building; maintenance; painting of non-tenant areas; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting employees of the Landlord up to and including the building manager (provided, however, that if and to the extent that any such employees provide services with respect to more than one property of Landlord or Landlord’s affiliates, then the foregoing amounts shall only be included in Expenses in the same proportion that such employees work at or with respect to the Building bears to the aggregate of such employees’ work); uniforms and working clothes for such employees and the cleaning thereof; expenses imposed on the Landlord pursuant to law or to any collective bargaining agreement with respect to such employees; workmen’s compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; the cost for a bookkeeper and for an accountant; professional and consulting fees, including legal and auditing fees; association fees or dues; insurance with respect to the building project for fire, extended coverage, boiler and machinery, sprinkler, apparatus, public liability and property damage, rental, plate glass and terrorism insurance and any additional insurance required by a mortgagee, or deemed necessary by Landlord in its reasonable discretion; and an annual fee for management of the Building (the “Management Fee”). Landlord represents that the cost of terrorism insurance is an item in Expenses for the current calendar year.

The Management Fee included in the Expense Base Factor (the “Base Management Fee”) shall be the fees for the management of the Building incurred by Landlord for calendar year 2012 (the “Base Management Year”). The Management Fee included in Expenses for the first comparative year shall be equal to the sum of (x) the Base Management Fee plus (y) the product obtained by multiplying the Base

*	i.e. As of the date hereof, the method used to determine Building electric current is based on electric current as shown on the Con Edison meter(s) for the public portions of the Building, as adjusted for electric current shown on submeters measuring tenants’ electric consumption and estimated electric current used in furnishing HVAC during overtime periods.

Management Fee by the percentage increase, if any, in the CPI from the calendar month immediately preceding the Base Management Year to the calendar month immediately preceding such first comparative year. Thereafter, the Management Fee included in Expenses for each subsequent comparative year (the “Applicable Management Comparative Year”) shall be equal to the sum of (x) the Management Fee for the preceding comparative year (the “Prior Year Management Fee”) plus (y) the product obtained by multiplying the Prior Year Management Fee by the percentage increase, if any, in the CPI from the calendar month immediately preceding the prior comparative year to the calendar month immediately preceding such Applicable Management Comparative Year.

The fees for all interior and exterior cleaning and window washing (including, without limitation, with respect to portions of the Building leased or leasable to office tenants, but excluding the portions of the Building below the 6th Floor other than the leasable portion of the mezzanine) (the “Cleaning Fee”) included in the Expense Base Factor (the “Base Cleaning Fee”) shall be the fees incurred by Landlord for the cleaning of the Building for calendar year 2012 plus the sales taxes paid thereon. The Base Cleaning Fee, exclusive of sales taxes, is hereinafter referred to as the “Base Cleaning Cost Factor.” The Cleaning Fee included in Expenses for any comparative year shall be equal to the sum of (x) the Base Cleaning Cost Factor plus (y) the product obtained by multiplying the Base Cleaning Cost Factor by the percentage increase, if any, in the average Wage Rate in effect during such comparative year from the average Wage Rate in effect during calendar year 2012, and then adding to the resulting sum the sales tax due thereon based on the average sales tax rate in effect during such comparative year.

The term “Wage Rate” shall mean the minimum regular hourly wage rate (including fringe benefits) for employment of porters in Class A office buildings from time to time established by Agreement between The Realty Advisory Board on Labor Relations, Inc. and Local 32B-32J of the Building Service Employees International Union AFL-CIO (the “Union”) or by the successors to either or both of them. If the Union or its successor shall cease to exist or function, increases in fees for cleaning for purposes of computing Expenses shall be based upon Landlord’s reasonable determination of the then-standard practice for escalating cleaning fee charges in first-class office buildings in the Borough of Manhattan that are comparable to the Building, provided that if there is more than one standard practice, Landlord shall select the standard practice that will put the parties, as closely as possible, in the same economic position with respect to fees for cleaning included in Expenses that the parties are in on the date of this Lease.

Notwithstanding anything to the contrary contained herein, the term “Expenses,” shall exclude or have deducted therefrom, as the case may be, as shall be appropriate the following items:

(1) leasing commissions or brokerage commissions, finder’s fees and leasing related expenses, including, but not limited to, legal fees, rent concessions, takeover costs, moving allowances, work allowances or credits and other costs incurred in obtaining tenants;

(2) except for the dedicated bookkeeper and accountant, salaries and fringe benefit and incentive compensation for executives and other employees above the grade of building manager;

(3) all expenditures for capital improvements except (x) those which under generally applied real estate practice are expensed (i.e., it being understood by way of illustration but not by way of limitation, that Landlord may expense an item if Landlord can reasonably demonstrate that it would be less expensive to replace such item in a given year than repair it in the same year and therefore it would be less costly to Tenant in the applicable comparative year) and (y) capital expenditures required by Legal Requirements enacted or made effective after the Commencement Date, in which case the annual amortization of the cost of the capital expenditures permitted to be included as Expenses in accordance with this item (y) shall be included in Expenses for the comparative year in which the costs are incurred and subsequent comparative years, such annual amortization to be calculated on a straight line basis over fifteen (15) years, with an interest factor equal to the Interest Rate at the time of Landlord’s having incurred said expenditure;

(4) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Expenses hereunder;

(5) cost of repairs or replacements incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance, or caused by the exercise of the right of eminent domain, or which are covered by warranty, to the extent Landlord is compensated therefor under such warranty;

(6) advertising and promotional expenditures;

(7) other costs and expenses otherwise includible in Expenses, to the extent that Landlord is reimbursed from other sources for such costs and expenses (excluding, however, any reimbursement from tenants of the Building, including Tenant, pursuant to so-called escalation provisions in the nature of this Article 5), provided that Tenant will only be credited for actual reimbursement for actual costs incurred by Landlord, and Tenant will not be credited for any profit above Landlord’s cost;

(8) costs incurred in performing work or furnishing services to or for individual tenants or occupants (including Tenant) at such tenant’s or occupant’s expense; costs of performing work or furnishing services for tenants other than Tenant at Landlord’s expense, to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to or for Tenant at Landlord’s expense;

(9) debt service on mortgages (i.e., interest and principal payments and other debt costs), ground rents, and financing and refinancing costs (and costs associated with such financing and refinancing) in respect of any mortgage placed on the building project or any portion thereof and any and all costs incurred in obtaining or endeavoring to obtain the same and any other costs, including legal fees, associated with any mortgage, loan or refinancing of the building project;

(10) depreciation and amortization, except as otherwise expressly provided herein.

(11) real estate taxes;

(12) allowances, concessions and other costs of tenant installations and decorations incurred in connection with preparing space for any tenant in the Building, including workletters and concessions;

(13) legal and accounting fees relating to (i) entering into leases or disputes with tenants, prospective tenants or other occupants of the Building, (ii) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the building project or any part thereof, (iii) preparation or negotiations of leases, contracts of sale or mortgages, or (iv) leasing space to tenants or exercising consent and review reports regarding a particular tenant;

(14) penalties or fines;

(15) with the exception of the Management Fee and the Cleaning Fee, the costs of all services, supplies and repairs paid to any affiliate or subsidiary of Landlord in excess of the costs that would be payable in an “arm’s length” or unrelated situation;

(16) the costs of installing, operating and maintaining a specialty improvement, such as a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club, unless Tenant is permitted to make use of any such facility without additional cost or on a subsidized basis consistent with other users;

(17) the costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Expenses or real estate taxes;

(18) the costs incurred in connection with the testing, removal, encapsulation or other treatment of any Hazardous Materials classified as such and existing in the demised premises as of the date hereof and required to be removed, encapsulated or treated under applicable Requirements in effect as of the date hereof;

(19) personnel costs of persons on-site and off-site engaged in leasing or sale activities;

(20) gifts, meals and entertainment expenses including, without limitation, those incurred with or for tenants, purchasers, tenant prospects, prospective purchasers and brokers;

(21) all costs incurred in connection with the design or construction of the Building or any equipment therein and related facilities,

(22) federal, state and other taxes on income, franchise, inheritance, estate and gift taxes, all taxes imposed on or calculated on the basis of the income or gross receipts from the building project (excluding sales and use taxes), and all taxes or fees imposed in connection with any transfer of ownership of or the mortgaging of the Building, or any part thereof or beneficial interests therein;

(23) all costs incurred in connection with the operation, maintenance or repair of any antennae or satellite facilities, unless such facilities are being provided to all tenants and occupants of the building project, including Tenant;

(24) any ground rent or air space rent, or any other rent incurred for the building project;

(25) the cost of correcting any existing (as of the date of this Lease) violations of any applicable building or fire code or any other existing violations of laws relating to the building project, or the cost of any penalty or fine incurred for non-compliance with the same, except to the extent that the work performed to correct such violation would have otherwise constituted general repair and maintenance;

(26) any personal property taxes of the Landlord for equipment or items not used directly in the operation or maintenance of the building project;

(27) unless otherwise specifically enumerated as an Expense hereunder, any expenditure not directly related (or appropriately apportioned) to the operation, maintenance, repair and security of the building project, including, if and to the extent not so directly related or appropriately apportioned: payroll and payroll-related expenses associated with administrative and clerical personnel; data processing; dues, subscriptions, general office expenditures and other administrative expenditures and professional fees of any kind; and in no event shall Expenses include expenditures for travel, automobile allowances, charitable contributions, or political donations;

(28) rentals and other related expenses, if any, incurred in leasing items which are normally capitalized under good accounting practices for New York City office building except to the extent that the cost of such items, if purchased by Landlord, would be included in Expenses;

(29) any costs or expenses for the purchase of sculpture, paintings, or other works of fine art, but not including, costs incurred with respect to the repair and/or maintenance of such works of art;

(30) Expenses directly resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees;

(31) damages, settlement, and arbitration awards, attorneys’ fees and disbursements and any other costs in connection with any proceeding, judgment or arbitration award resulting from any liability of Landlord and fines or penalties due to Landlord’s negligence or wrongful acts;

(32) the cost of operating the entity that constitutes Landlord (in contradistinction to the cots of operating and maintaining the Building);

(33) all contributions to charitable organizations;

(34) costs related to the conversion of the building project or any portion thereof to condominium ownership and/or the establishment of a condominium regime;

(35) any and all costs, charges and expenses incurred by Landlord in connection with any change of any company providing electricity or other utility service or telecommunication services to the building project, including, but not limited to, maintenance, repair, installation or services and costs associated therewith, except to the extent that Landlord, in its reasonable judgment, elects to make such change and/or perform such work in a manner consistent with prudent owners of buildings comparable to the building in midtown Manhattan;

(36) costs of owning, operation, and maintaining any parking facilities;

(37) all reserves for Operating Expenses; and

(38) any bad debt loss, rent loss or reserves for bad debt or rent loss;

No item shall be counted more than once as an inclusion or exclusion from Expenses. The cost of any service, fees, or expense allocable to the building project and other locations shall be appropriately allocated and only an appropriate allocation of such costs and expenses incurred on behalf of the building project shall be included in Expenses.

If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in Expenses, then the costs for same shall be included in Expenses. The annual amortization of the costs of capital equipment or capital expenditures are so to be included in Expenses for the comparative year (and the Expense Base Year if applicable} in which the costs are incurred and subsequent comparative years, on a straight line basis, to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such contemplated savings or reductions in Expenses are expected to equal Landlord’s costs for such capital equipment or capital expenditure, with an interest factor equal to the Interest Rate at the time of Landlord’s having incurred said costs. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Expenses as provided in this paragraph, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the comparative year in which they were incurred only to the extent of the annual reasonably estimated savings or reductions for any such item.

If during all or part of any comparative year or the Base Expense Year, Landlord shall not furnish any particular item(s) of work or service (which would constitute Expenses hereunder) to portions of the Building, due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for any other reason then, for the purposes of computing the additional rent payable hereunder, the amount of Expenses for such item for such period shall be increased by an amount equal to the additional Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the Building. Expenses incurred during any comparative year may include, with respect to categories of expense which were not used in connection with the computation of the Expense Base Factor, only such Expenses as were reasonably incurred.

5.2. (a) If the Expenses for any comparative year shall be greater than the Expense Base Factor, Tenant shall pay to Landlord, as additional rent for such comparative year, in the manner hereinafter provided, an amount equal to The Percentage of the excess of the Expenses for such comparative year over the Expense Base Factor (such amount being herein called the “Expense Payment”).

Landlord may furnish to Tenant, prior to the commencement of each comparative year, a written statement setting forth in reasonable detail Landlord’s reasonable estimate of the Expense Payment for such comparative year. Tenant shall pay to Landlord on the first day of each month during the comparative year for which the Expense Payment will be due, an amount equal to one-twelfth ( 1/12th) of Landlord’s reasonable estimate of the Expense Payment for such comparative year. If, however, Landlord shall not furnish any such estimate for a comparative year or if Landlord shall furnish any such estimate for a comparative year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Article 5 in respect of the last month of the preceding comparative year; (ii) after such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Expense Payment previously made for such comparative year were greater or less than the installments of the Expense Payment to be made for the comparative year for which the Expense Payment will be due in accordance with such estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within twenty (20) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall within twenty (20) days of such notice refund to Tenant the amount thereof (failing which Tenant shall have the right to offset such overpayment against future installment(s) of additional rent payable under this Article 5); and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of such comparative year Tenant shall pay to Landlord an amount equal to one-twelfth ( 1/12th) of the Expense Payment shown on such estimate. Landlord may, during each comparative year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Expense Payment for such comparative year, and in such case, the Expense Payment for such comparative year shall be adjusted and paid or refunded or credited, as the case may be, substantially in the same manner as provided in the preceding sentence.

(b) Landlord shall furnish to Tenant a statement setting forth the Expense Payment payable by Tenant (a “Landlord’s Statement”) for each comparative year (and shall endeavor to do so within one hundred twenty (120) days after the end of each comparative year). Such statement shall set forth in reasonable detail the Expenses for such comparative year and the computation of the Expense Payment, and, in the case of Landlord’s Statement for the first comparative year, for the Expense Base Factor. If the Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 5.2(a) hereof exceeded the Expense Payment to be paid by Tenant for the comparative year for which such Landlord’s Statement is furnished, Landlord shall promptly refund to Tenant the amount of such excess (failing which Tenant shall have the right to offset such excess against future installment(s) of additional rent payable under this Article 5); and if the Landlord’s Statement for such comparative year shall show that the sums so paid by Tenant were less than the Expense Payment to be paid by Tenant for such comparative year, Tenant shall pay the amount of such deficiency within twenty (20) days after demand therefor. The Landlord’s Statement furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant within one hundred twenty (120) days after such Landlord’s Statement is furnished shall give a notice to Landlord that it desires to have its designated accountants and other consultants examine, audit and copy such of Landlord’s books and records with respect to Expenses as are relevant to the determination of Expenses for the relevant comparative year. Pending the resolution of such dispute, Tenant shall pay (without prejudice to Tenant’s rights) the additional rent to Landlord in accordance with the Landlord’s Statement furnished by Landlord.

(c) (i) Landlord shall maintain books and records with respect to Expenses in accordance with generally accepted real estate practice, reasonably sufficient to enable Tenant to audit Expenses to confirm that the Expense Payment is being calculated and charged in accordance with this Lease. Upon reasonable notice given within the one hundred twenty (120) day period provided for in Section 5.2(b) above, Tenant may elect to have Tenant’s designated (in such notice) Audit Representative examine such of Landlord’s books and records (collectively the “Records”) as are relevant to the Landlord’s Statement in question, together with reasonable supporting data therefor. In making such examination, Tenant agrees, and shall cause its designated Audit Representative and its attorneys, accountants and other professionals to agree, to keep confidential (A) any and all information contained in such Records and (B) the circumstances and details pertaining to such examination and any dispute or settlement between Landlord and Tenant arising out of such examination, except as may be required (1) by applicable Legal Requirements or (2) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator, or (3) to be disclosed to Tenant’s attorneys, accountants and other professionals in connection with any dispute between Landlord and Tenant; and Tenant will confirm and cause its Audit Representative and its attorneys, accountants and other professionals to confirm such agreement in a separate written agreement, if requested by Landlord. If Tenant shall not give such notice within such 120-day period, then the Landlord’s Statement as furnished by Landlord shall be conclusive and binding upon Tenant. For purposes of this Lease, “Audit Representative” shall mean (x) a reputable firm of certified public accountants or (y) an employee of Tenant. The Audit Representative shall not be retained by Tenant on a contingency fee basis.

(ii) In the event that Tenant, after having reasonable opportunity to examine the Records, shall disagree with a Landlord’s Statement, then Tenant may send a written notice (herein called a “Tenant’s Statement”) to Landlord of such disagreement (but in no event more than one hundred twenty (120) days from the date on which the Records are made available to Tenant, unless Tenant is delayed by Landlord in commencing or prosecuting such examination, in which case such 120-day period shall be extended by one (1) day of each day of such delay cause by Landlord, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Expense Payment Tenant claims is due. Landlord and Tenant shall attempt to adjust such disagreement. If they are unable to do so within thirty (30) days, and provided that the amount of the Expense Payment Tenant claims is due is substantially different from the amount of the Expense Payment Landlord claims is due, Landlord and Tenant shall designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 5.2(c)(ii) shall be binding upon the parties; it being understood that if the amount of the Expense Payment Tenant claims is due is not substantially different from the amount of the Expense Payment Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid. If the determination of Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall be a partner, principal or member of an independent certified public accounting firm (unaffiliated with Landlord or Tenant) having at least ten (10) accounting professionals, and who has at least twenty (20) years of experience in commercial real estate accounting, including the supervision of the operation and management of first-class office buildings in the Borough of Manhattan, City of New York. In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants meeting the qualifications set forth in this Section 5.2(c)(ii) are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Arbiter), then either party shall have the right to request the American Arbitration Association (herein called the “AAA”) (or any organization which is the successor thereto) to designate as the Arbiter a certified public accountant whose determination made in accordance with this Section shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant. Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this Section shall not exceed the amount(s) as determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount(s) claimed to be due by Tenant in Tenant’s Statement, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section, Tenant, pending the resolution of any contest pursuant to the terms hereof, shall continue to pay all sums as determined to be due in the first instance by such Landlord’s Statement (without prejudice to Tenant’s rights) and upon the resolution of such contest, suitable adjustment shall be made in accordance therewith with appropriate refund with interest thereon at the Interest Rate, to be made by Landlord to Tenant (or credit allowed Tenant against fixed annual rent and additional rent becoming due) if required thereby. For purposes of this Section, the term “substantially” shall mean a variance of two percent (2%) or more.

(d) In no event shall the fixed annual rent under this Lease be reduced by virtue of this Article 5, except as otherwise expressly provided in this Lease.

(e) Upon the date of any expiration or termination of this Lease (except termination because of Tenant’s default) whether the same be the date hereinabove set forth for the expiration of the term, or any prior or subsequent date, a proportionate share of said additional rent for the comparative year during which such expiration or termination occurs shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid. The said proportionate share shall be based upon the length of time that this Lease shall have been in existence during such comparative year. Landlord shall, as soon as reasonably practicable, cause statements of the Expenses for that comparative year to be prepared and furnished to Tenant. Landlord and Tenant shall thereupon make appropriate adjustments of amounts then owing.

(f) Landlord’s and Tenant’s obligation to make the adjustments referred to in Sections 5.2(a), 5.2(b) and 5.2(e) hereof shall survive any expiration or sooner termination of this Lease.

(g) Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any comparative year or any component of the Expense Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such comparative year or any such component, nor shall the rendering of a Landlord’s Statement for any comparative year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such comparative year. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord fails to render to Tenant a Landlord’s Statement with respect to a particular comparative year on or before the date which is two (2) years after the last day of such comparative year to which such Landlord’s Statement applies, then Landlord shall be deemed to have waived any Expense Payment which would have been due pursuant to said Landlord’s Statement for the comparative year in question.

ARTICLE 6

INSURANCE

6.1. Tenant, at its expense, shall maintain at all times during the term of this Lease (a) “all risk” property insurance covering all present and future Tenant’s Property and leasehold improvements to a limit of not less than the full replacement value thereof, such insurance to include a replacement cost endorsement, and (b) commercial general liability insurance, including contractual liability, in respect of the demised premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars combined single limit for bodily injury and property damage liability in any one occurrence, (c) steam boiler, air-conditioning or machinery insurance, if there is a boiler or pressure object or similar equipment in the demised premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars and (d) when Alterations are in progress, the insurance specified in Section 8.5 hereof. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least ten (10) days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing and carrying a rating of A VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled or modified unless Landlord and any additional insureds are given at least ten (10) days prior written notice of such cancellation or modification. The proceeds of policies providing “all risk” property insurance of leasehold improvements and Tenant’s improvements and betterments shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. The parties shall cooperate with each other in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be reasonably required to recover any such insurance monies.

6.2. Landlord may from time to time, but not more frequently than once every three (3) years, require that the amount of the insurance to be maintained by Tenant under Section 6.1 hereof be reasonably increased, so that the amount thereof adequately protects Landlord’s interest; provided, however, that the amount to which such insurance requirements may be increased shall not exceed an amount then being required by landlords of comparable first-class office buildings in midtown Manhattan.

6.3. Landlord shall maintain in respect of the Building at all times during the term of this Lease fire and casualty insurance covering the Building and Landlord’s property in amounts of coverage required by any institutional mortgagee of the Building, or, if there is no institutional mortgagee of the Building, then in amounts reasonably determined by Landlord.

ARTICLE 7

ELECTRICITY

7.1. Tenant shall contract directly with the Consolidated Edison Company or any other utility company (an “Other Utility Provider”) which may furnish electric service to the demised premises for the supply, at Tenant’s sole cost and expense, of all electric current to be used in the demised premises. In connection with the foregoing, an Other Utility Provider which Tenant shall contract with shall be permitted, subject to and in accordance with the applicable provisions of this Lease, including Article 8 hereof, to furnish electric service to the demised premises provided and on condition that (a) Tenant shall pay any and all costs and expenses with respect to the furnishing of such electric service, and (b) Landlord and all other tenants and occupants of the Building shall not be required to contract with such Other Utility Provider. Tenant may utilize the then existing electric meter(s), electric feeders, risers and wiring serving the demised premises to the extent available and safely capable of being used for such purpose and only to the extent of the Permitted Capacity. In the event Tenant shall elect to arrange for the replacement of the then existing electric meter(s), Tenant shall, at its sole cost and expense, arrange for the installation of such replacement electric meter(s) which shall service the demised premises and measure Tenant’s consumption of electric current in the demised premises. As long as Tenant is obtaining electric service pursuant to this Section 7.1, Tenant shall, at its sole cost and expense, arrange for the repair and maintenance of the electric meter(s) which shall service the demised premises and Tenant agrees that Landlord shall have no obligation in connection therewith.

7.2. Landlord represents and covenants that at all times during the Term, the risers, feeders, transformers, panels in the building and wiring installed will be sufficient to provide to the demised premises electricity having a capacity of at least eight (8) watts of electricity at unity power factor of demand load per useable square foot (the “Permitted Capacity”), together with any increased demand load as may be made available pursuant to a written agreement between Landlord and Tenant in accordance with the provisions hereof after the installation by Landlord, at Tenant’s sole cost and expense, of such additional risers, feeders and other equipment that may be required in connection with such additional demand load, and Tenant covenants and agrees that in no event shall its use of electric current exceed the Permitted Capacity. Landlord shall not unreasonably withhold its consent to Tenant’s use of electric current in excess of the Permitted Capacity and the installation of any additional risers, feeders or other proper or necessary equipment required in connection therewith if, in Landlord’s reasonable judgment: (i) allocated power is available in the Building for use by Tenant without resulting in allocation to Tenant of a disproportionate amount of allocated power and (ii) the installation of such additional risers, feeders or other proper or necessary equipment will not cause permanent damage or injury to the Building or the demised premises, or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repair or expense or interfere with or disturb other tenants or occupants of the Building. Notwithstanding the foregoing sentence, Landlord consents to Tenant’s installing and maintaining a new 800-ampere riser prior to the first anniversary of the date of this Lease, in such location as Landlord shall reasonably designate and subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work.

7.3. Except as otherwise provided in this Lease, unless due to the negligence or willful misconduct of Landlord, its agents, employees or contractors, or Landlord’s breach of this Lease, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (a) the supply of electric energy to the demised premises is temporarily interrupted or (b) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements.

7.4. At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the demised premises; and in such event, Tenant shall pay to Landlord or its designated contractor within twenty (20) days after demand the then reasonable established charges therefor of Landlord or its designated contractor, as the case may be.

ARTICLE 8

ALTERATIONS AND INSTALLATIONS

8.1. Except as otherwise provided in this Lease, Tenant shall make no alterations, installations, additions, improvements or changes (herein called “Alterations”) in or to the demised premises without Landlord’s prior written approval. Landlord will not unreasonably withhold, condition, or delay its approval to requests for Alterations which are not Material Alterations. A “Material Alteration” is an Alteration which (a) is not limited to the interior of the demised premises or which affects the exterior (including the appearance) of the Building, (b) is structural or affects the strength of the Building, (c) affects the usage or the proper functioning of the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other service systems of the Building (other than to a de minimis extent temporarily during performance of the Alteration), or (d) requires the consent of any Superior Mortgagee or Superior Lessor. Anything to the contrary herein notwithstanding, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (herein called a “Non-Consent Alteration”): (a) is non-structural; (b) does not affect the Building’s systems or facilities inside or outside of the demised premises; (c) does not affect the Building’s exterior (including the appearance); and (d) does not require Tenant to obtain any permits or make any filings in connection with such Alteration from or with any applicable governmental authority; provided, however, that Non-Consent Alterations shall be subject to all of the other provisions of this Article 8 (to the extent applicable), other than the requirement to obtain Landlord’s consent.

8.2. (a) Before proceeding with any Alteration (other than any Non-Consent Alteration), Tenant shall submit to Landlord, for Landlord’s approval, plans and specifications for the work to be done (unless otherwise waived by Landlord), and Tenant shall not proceed with such work until it obtains Landlord’s written approval of such plans and specifications, which approval shall not be unreasonably withheld, conditioned, or delayed (except with respect to Material Alterations). Landlord shall respond to Tenant’s request for consent to any Alteration within fifteen (15) business days after Landlord’s receipt of Tenant’s written request for consent therefor, accompanied by plans and specifications for such work.

(b) Tenant shall pay to Landlord within twenty (20) days after demand, as additional rent, Landlord’s reasonable out-of-pocket fees of any architect or engineer employed by Landlord for reviewing said plans and specifications.

(c) Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise. Landlord, at no out-of-pocket cost to Landlord, shall cooperate with Tenant in connection with the performance of Alterations, including, but not limited to, by timely executing and/or joining in any applications for permits and/or other approvals required to perform same.

8.3. Intentionally deleted.

8.4. Tenant, in connection with any Alterations, shall fully and promptly comply with and observe the Alterations Rules and Regulations set forth as Exhibit B annexed hereto, as same may be reasonably modified by Landlord from time to time. During the progress of the work to be done by Tenant, said work shall be subject to inspection by representatives of Landlord, upon reasonable advance notice to Tenant and accompanied by a representative of Tenant, which shall be permitted access and the opportunity to inspect, at all reasonable times.

8.5. Tenant, at its expense, shall obtain (and furnish true and complete copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, with all applicable laws and requirements of public authorities, with all applicable requirements of insurance bodies and substantially in accordance with the plans and specifications approved by Landlord. Alterations shall be diligently performed in a good and workerlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building reasonably established by Landlord. All such work shall be done only by the contractors and subcontractors listed on Exhibit C annexed hereto and made a part hereof (herein called the “Approved List”). Landlord and Tenant agree that (a) Landlord may add reputable contractors and subcontractors to the Approved List without Tenant’s consent, and (b) Tenant may add reputable subcontractors (along with providing contact information for such subcontractors) to the Approved List (except with respect to air balancing work, certain fire alarm/Class “E” System work, security installation work, or the “MEP” work) subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, Landlord may, without Tenant’s approval, remove any contractor or subcontractor from the Approved List; provided, however, Landlord agrees that no contractor or subcontractor shall be deleted from the Approved List after such contractor or subcontractor shall have been engaged by Tenant to perform an Alteration in the demised premises and while such contractor or subcontractor is engaged in performing an

Alteration in the demised premises, nor shall such contractor or subcontractor be precluded from completing any punch list items or making any repairs which are under warranty in the event that such contractor or subcontractor is removed from the Approved List during or after the completion of its work on behalf of Tenant. Alterations shall be performed in such manner as not to unreasonably interfere with or delay and as not to impose any additional expense upon Landlord in the construction, maintenance, repair or operation of the Building; and if any such additional expense shall be incurred by Landlord as a result of Tenant’s performance of any Alterations, Tenant shall pay such additional expense within twenty (20) days after demand as additional rent. Throughout the performance of Alterations, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance in statutory limits, all risk “Builders Risk” insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the building project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations. No Alterations shall involve the removal of any fixtures, equipment or other property in the demised premises which are not Tenant’s Property without Landlord’s prior written consent, unless such fixtures, equipment or other property shall be promptly replaced at Tenant’s expense with new fixtures, equipment or other property of like utility and at least equal value.

8.6. Tenant agrees that the exercise of its rights pursuant to the provisions of this Article 8 or of any other provisions of this Lease or the Exhibits hereto shall not be done in a manner which would violate Landlord’s union contracts affecting the building project (if any), or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately following notice stop work or other activity which violates Landlord’s union contracts affecting the building project, or creates or is likely to create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building. Landlord agrees that it shall not discriminate as against Tenant in enforcing the foregoing prohibition against interfering with the business of Landlord or other tenants in the Building.

8.7. Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant (other than by Landlord or its affiliates, agents, representatives or contractors), which shall be issued by the Department of Buildings of the City of New York or any other public authority having or asserting jurisdiction. Tenant shall defend, indemnify and save harmless

Landlord from and against any and all mechanic’s and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, including, without limitation, security interests in any materials, fixtures or articles so installed in and constituting part of the demised premises and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after Tenant shall have received notice of the filing thereof. However, nothing herein contained shall prevent Tenant from contesting, in good faith and at its own expense, any notice of violation, provided that Tenant shall comply with the provisions of Section 10.2 hereof.

8.8. Tenant will promptly upon the completion of an Alteration deliver to Landlord “as-built” drawings in electronic format of any Alterations Tenant has performed or caused to be performed in the demised premises (as to which “as-built” drawings are customarily prepared), and (a) if any Alterations by Tenant are then proposed or in progress, Tenant’s drawings and specifications, if any, for such Alterations and (b) if any Alterations by Landlord for Tenant were performed or are then proposed or in progress, the “as-built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such Alterations, in Tenant’s possession.

8.9. All fixtures and equipment installed or used by Tenant in the demised premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgage or other title retention agreements.

8.10. Tenant shall keep records of Tenant’s Alterations (and of the cost thereof) that required filing with New York City or any department thereof. Tenant shall, within forty-five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the building project, or in connection with any proceeding instituted pursuant to Article 10 hereof or for any other reasonable purpose.

8.11. Subject to the provisions below, all alterations, installations, additions and improvements attached to or built into the demised premises shall become and be the property of Landlord, and shall remain upon and be surrendered with the demised premises as a part thereof at the expiration or sooner termination of this Lease, other than replacements or substitutions of such Alteration by a new Alteration previously made by Tenant. Notwithstanding the foregoing provisions, upon notice to Tenant no later than six (6) months prior to the Expiration Date or upon reasonable notice with respect to such earlier date upon which the term of this Lease shall expire, Landlord, subject to the provisions of this Section 8.11, may require Tenant to remove any kitchens, cafeterias, vaults, private restrooms, security areas, staircases (other than any staircases existing as of the date of this Lease), raised or above-slab reinforced flooring, slab cuts, generators, uninterrupted power supply systems and preaction fire alarm systems and associated equipment, and antennas, satellite dishes and microwave communications facilities and associated equipment, any auditorium and related audio/ visual and closed circuit television facilities or other items which are unusually difficult or expensive to remove (herein collectively called “Specialty Alterations”). In such event Tenant shall remove the foregoing from the demised premises and the Building prior to the expiration of this Lease at Tenant’s expense. Upon such removal Tenant shall immediately and at its expense, repair and restore the affected portion(s) of the demised premises and the Building to the condition existing prior to installation and repair any damage to the affected portion(s) of the demised premises or the Building due to such removal. Notwithstanding anything to the contrary contained herein: (i) Tenant may include with any initial request for Landlord’s approval of an Alteration given in accordance with the provisions of Section 8.2 hereof a written request that Landlord designate any Alterations that constitute Specialty Alterations and which Landlord will require Tenant to remove pursuant to the provisions of this Section 8.11. Any such request made by Tenant must specifically refer to the provisions of this Section 8.11 and the consequences of Landlord’s failure to designate any such Alterations as Specialty Alterations which will be required to be removed by Tenant. If, after such request, Landlord does not so designate, Landlord’s right to remove such Alteration shall be deemed waived. Notwithstanding anything to the contrary herein, Tenant shall not be required to remove any Specialty Alterations existing in the demised premises on the date of the Sublease (as hereinafter defined).

8.12. Notwithstanding the provisions of Section 8.11 hereof, all movable partitions, furniture systems, special cabinet work, business and trade fixtures, machinery and equipment, communications equipment (including, without limitation, telephone system, security system and wiring) and office equipment, whether or not attached to or built into the demised premises, which are installed in the demised premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the demised premises (herein collectively called “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the demised premises or to the Building resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered Tenant’s Property and shall be deemed the property of Landlord. At or before the expiration or sooner termination of this Lease, Tenant, at its expense, shall remove from the demised premises all of Tenant’s furniture, equipment and other moveable personal property not affixed or attached to the demised premises (except for such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the demised premises or the Building resulting from any installation and/or removal of Tenant’s Property.

8.13. If any alterations, installations, additions, improvements or other property which Tenant shall have the right to remove or be requested by Landlord to remove as provided in Sections 8.11 and 8.12 hereof are not removed on or prior to the expiration or sooner termination of this Lease, Landlord may, at the option of Landlord, deem the same abandoned, and in such case Landlord shall have the right to retain the property as Landlord’s property or to dispose of the same without accountability to Tenant and at the sole cost and expense of Tenant. In case of any damage to the demised premises or the Building resulting from the removal of the property Tenant shall repair such damage or, in default thereof, shall reimburse Landlord for Landlord’s cost in repairing such damage. This obligation shall survive the expiration or sooner termination of this Lease.

8.14. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the demised premises.

ARTICLE 9

REPAIRS AND MAINTENANCE

9.1. Tenant shall, at its expense, throughout the term of this Lease, take good care of and maintain in good order and condition the demised premises and the fixtures and improvements therein, including, without limitation, the property which is deemed Landlord’s pursuant to Section 8.11 hereof and Tenant’s Property, except as otherwise expressly provided in the last sentence of this Section 9.1 and shall make interior, non-structural repairs thereto except as otherwise provided in the following sentence. Tenant shall be responsible for all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the demised premises, and shall be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Building and the facilities and systems thereof, the need for which arises out of (a) the performance or existence of Alterations, (b) the installation, use or operation of the property which is deemed Landlord’s, pursuant to Sections 8.11 and 8.12 hereof and Tenant’s Property, (c) the moving of the property which is deemed Landlord’s pursuant to Sections 8.11 and 8.12 hereof and Tenant’s Property in or out of the Building, (d) the act, omission (where there is a duty to act), misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees or (e) design flaws in any of Tenant’s plans and specifications regardless of the fact that such Tenant’s plans may have been approved by Landlord. Tenant, at its expense, shall promptly replace all scratched, damaged or broken doors and glass (and the solar film, if any, attached to the window glass) in and about the demised premises, including, without limitation, entrance doors and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the demised premises and for all the repair, maintenance and replacement of all horizontal portions of the systems and facilities of the Building within and exclusively serving the demised premises, including, without limitation, the sanitary and electrical fixtures and equipment therein. All repairs in or to the demised premises for which Tenant is responsible shall be promptly performed by Tenant in a manner which will not interfere with the use of the Building by other occupants (other than to a de minimis extent); provided, however, any repairs in and to the Building and the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense which expense shall be commercially reasonable; but Landlord may, at its option, before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord such security, in form and amount as Landlord shall reasonably deem necessary to assure the payment for such work by Tenant. The exterior walls of the Building, the portions of any window sills outside the windows, and the windows are not part of the premises demised by this Lease and Landlord reserves all rights to such parts of the Building. Notwithstanding the foregoing provisions of this Section 9.1, Tenant shall not be responsible for repairs to or replacements of any structural elements of the Building, except to the extent the need for such repairs or replacements arises from the matters set forth in clauses (a), (b), (c), (d) or (e) of the second sentence of this Section 9.1 or from the negligence or willful misconduct of Tenant, its employees, agents or contractors. Except to the extent the same are the express responsibility of Tenant under this Article 9 or any other express provision of this Lease, Landlord shall, throughout the term of this Lease, keep and maintain in good order and condition, in accordance with the standards of a first-class Park Avenue office building in the Borough of Manhattan, City of New York comparable to the Building on the date hereof (a “First Class Office Building”) the following items: (a) the exterior load-bearing columns, the foundation of the Building, the other structural and/or load-bearing elements of the Building (including the demised premises); (b) the Building systems outside the perimeter of the demised premises (to the point Tenant’s systems tie into the systems of the Building), including escalators, elevators, heating, ventilating and air-conditioning, life-safety, plumbing, electrical, mechanical and other Building systems and equipment servicing the demised premises; (c) the roof, set-backs, sidewalks, plazas, concourses, entrances, loading docks, alleys and other public, common or service areas on or abutting the Building; (d) all common areas in the Building; and (e) the exterior of the Building (including windows and all landscaping).

9.2. Tenant shall give Landlord reasonably prompt notice of any defective condition in any plumbing, heating, air-conditioning or ventilation system or electrical lines located in, servicing or passing through the demised premises of which it has actual knowledge. Following such notice, Landlord shall remedy the conditions, but at the expense of Tenant if Tenant is responsible for same under the provisions of this Article 9.

9.3. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord certifies that the floor of the demised premises will carry 50 pounds live load per square foot of floor space. If Tenant shall desire a floor load in excess of that which such floor was designed to carry (but does not exceed the amount allowed by law or the Certificate of Occupancy for the Building), Landlord agrees (provided Landlord’s architects, in their reasonable discretion, find that the work necessary to increase such floor load does not adversely affect the structure of the Building, and further provided that such work will not interfere with the amount or availability of any space adjoining, alongside, above or below the demised premises, or interfere with the occupancy of other tenants in the Building), to strengthen and reinforce the same so as to give the live load desired, provided Tenant shall submit to Landlord the plans showing the locations of and the desired floor live load for the areas in question and provided further that Tenant shall agree to pay for or reimburse Landlord on demand for the reasonable out-of-pocket cost of such strengthening and reinforcement as well as any other costs to and expenses of Landlord occasioned by or resulting from such strengthening or reinforcement, together with the costs of restoring the affected portion of the floor to its original condition at the end of the term of this Lease if Landlord elects to do so.

9.4. Business machines and mechanical equipment used by Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building structure or to any leased space to such a degree as to be reasonably objectionable to Landlord or to any other tenant in the Building shall be placed and maintained by Tenant at its expense in settings of cork, rubber or spring type vibration eliminators (or other devices reasonably acceptable for such purpose in accordance with industry standard) sufficient to absorb and prevent such vibration or noise, or prevent transmission of such cold or heat. The parties hereto recognize that the operation of elevators, air conditioning and heating equipment will cause some vibration, noise, heat or cold which may be transmitted to other parts of the Building and the demised premises. Landlord shall be under no obligation to endeavor to reduce such vibration, noise, heat or cold beyond what is customary in current good building practice for a First Class Office Building.

9.5. Except as otherwise expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making of any repairs, alterations, additions or improvements in or to any portion of the Building or the demised premises or in or to fixtures, appurtenances or equipment thereof. Landlord shall exercise reasonable diligence so as to minimize any interference with Tenant’s business operations.

ARTICLE 10

REQUIREMENTS OF LAW; FIRE INSURANCE

10.1. Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any Legal Requirements with respect to the demised premises or the use or occupation thereof. Tenant shall, at Tenant’s expense, comply with all Legal Requirements in respect of the demised premises or the use and occupancy thereof and any Alterations performed by or on behalf of Tenant; provided, however, that Tenant shall not be obligated to make structural repairs or alterations in or to the demised premises or to the vertical portions of Building systems or facilities serving the demised premises or to any portions of Building systems or facilities that pass through the demised premises but do not serve the demised premises (but Tenant shall be obligated to make repairs to horizontal extensions of or Alterations to such Building systems or facilities that do serve the demised premises, such as electrical or HVAC distribution within the demised premises) in order to comply with Legal Requirements unless the need for such compliance arises out of any of the causes set forth in clauses (a) through (c) of the next succeeding sentence. Tenant shall also be responsible for the cost of compliance with all Legal Requirements in respect of the Building arising from (a) Tenant’s particular manner of use of the demised premises (other than arising out of the mere use of the demised premises as executive and general offices), (b) any cause or condition created by or at the instance of Tenant (other than the mere use of the demised premises as executive and general offices), or (c) the breach of any of Tenant’s obligations hereunder, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Tenant shall pay all the costs, expenses, fine, penalties and damages which may be imposed upon Landlord or any Superior Lessor or Superior Mortgagee by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 10.1. Landlord shall comply with all other Legal Requirements affecting the Building (including the demised premises).

10.2. Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the demised premises, of any law or requirement of any public authority, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the demised premises or any part thereof or the Building or Land, or any part thereof, be subject to being condemned or vacated, nor shall the Building or Land, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord a cash deposit or other security in amount, form and substance reasonably satisfactory to Landlord and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance; (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (d) such noncompliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (e) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.

10.3. Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the building project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the demised premises which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the building project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the building project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the building project; provided, however, that in no event shall the mere use of the demised premises for customary and ordinary office purposes, as opposed to the specific manner of such use, constitute a breach by Tenant of the provisions of this Section 10.3.

10.4. If, as a result of any act or omission by Tenant or violation of this Lease, the rate of fire insurance applicable to the Building shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord’s fire insurance premiums so caused; such reimbursement to be additional rent payable upon the first day of the month following any outlay by Landlord for such increased fire insurance premiums; provided, however, that in no event shall the mere use of the demised premises for customary and ordinary office purposes, as opposed to the specific manner of such use be deemed to have resulted in an increase in insurance premiums for which Tenant is responsible hereunder. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or demised premises issued by the body making fire insurance rates for the demised premises shall be presumptive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the demised premises.

ARTICLE 11

SUBORDINATION, NOTICE TO LESSORS AND MORTGAGEES

11.1. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all ground leases, overriding leases and underlying leases of the Land and/or the Building and/or that portion of the Building of which the demised premises are a part now or hereafter existing and to all mortgages which may now or hereafter affect the Land and/or the Building and/or that portion of the Building of which the demised premises are a part and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages, except that with respect to all such mortgages and leases entered into hereafter, this Lease shall be subject and subordinate thereto only if the holder thereof (in the case of a mortgage) or the lessor thereunder (in the case of a lease) enters into an agreement with Tenant in such holder’s standard form providing in substance that so long as no default exists as would entitle Landlord to terminate this Lease, Tenant’s leasehold estate hereunder shall not be terminated or disturbed nor shall Tenant’s rights hereunder be affected upon the exercise of such holder’s remedies under the mortgage or lease, as applicable. This Section 11.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor of any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article are herein sometimes called “Superior Leases” and the mortgages to which this Lease is, at the time referred to, subject and subordinate are herein sometimes called “Superior Mortgages” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is sometimes herein called a “Superior Lessor,” and the holder of a Superior Mortgage or its successor in interest, at the time referred to, is sometimes herein called a “Superior Mortgagee.” Landlord represents that, as of the date of this Lease, there are no Superior Leases.

11.2. In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (b) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Superior Mortgagee or Superior

Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to, and commence and continue to, remedy such act or omission and Tenant’s use of the demised premises will not be materially adversely affected during such period.

11.3. If any Superior Lessor or Superior Mortgagee, or any designee of any Superior Lessor or Superior Mortgagee, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor Landlord and Tenant upon all of the terms, covenants, conditions, agreements and provisions as are set forth in this Lease, except that the Successor Landlord shall not be:

(a) liable for any previous act or omission of Landlord (or its predecessors in interest) except to the extent such act of omission is continuing from and after the date such Successor Landlord succeeds to Landlord’s interest under this Lease;

(b) responsible for any monies owing by Landlord to the credit of Tenant not received by such Successor Landlord;

(c) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or its predecessors in interest);

(d) bound by any payments of rent which Tenant might have made for more than one (1) month in advance of the date such payment is due under this Lease to Landlord (or its predecessors in interest) except to the extent received by such Successor Landlord;

(e) bound by any covenant to undertake or complete any construction of the demised premises or any portion thereof;

(f) required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord;

(g) bound by any obligation to make any payment to Tenant or grant or be subject to any credits, except for services, repairs, maintenance and restoration provided for under this Lease to be performed after the date of attornment and which landlords of like properties ordinarily perform at the Landlord’s expense, it being expressly understood, however, that the Successor Landlord shall not be bound by an obligation to make payment to Tenant with respect to construction performed by or on behalf of Tenant at the demised premises;

(h) bound by any modification of this Lease, including, without limitation, any modification which reduces the fixed annual rent or additional rent or other charges payable under this Lease, or shortens the term thereof, or otherwise materially adversely affects the rights of the lessor thereunder, made without the written consent of the Successor Landlord; or

(i) required to remove any person occupying the demised premises or any part thereof.

11.4. If, in connection with the financing of the Land and/or the Building, the holder of any mortgage shall request reasonable modifications to this Lease as a condition of approval of this Lease, Tenant will not unreasonably withhold, delay or condition making such modifications, provided that they do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest created by this Lease.

ARTICLE 12

LOSS, DAMAGE, REIMBURSEMENT, LIABILITY, ETC.

12.1. Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee, in any case whether disclosed or undisclosed, (individually a “Landlord Party”, and collectively, the “Landlord Parties”) shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord nor for loss of or damage to any such property by theft or otherwise; provided, however, that subject to the provisions of Section 12.5 hereof, nothing contained in this Section 12.1 shall be construed to exculpate Landlord for loss, injury or damage to the extent caused by or resulting from the negligence of Landlord, its agents, servants, or employees in the operation or maintenance of the demised premises or the Building. Further, no Landlord Party shall be liable (a) for any such damage caused by other tenants or persons in, upon or about the Building or the building project, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the demised premises or any equipment, facilities or other Tenant’s Property therein by Tenant or any person claiming through or under Tenant. Except as otherwise provided in Article 23, in no event shall Tenant be liable to Landlord for any consequential damages for any default under this Lease or otherwise.

12.2. Landlord shall not be liable for any damage which Tenant may sustain, if at any time any window of the demised premises is broken, or temporarily or (if required by law) permanently closed or darkened, and Tenant shall not be entitled to any compensation therefor or abatement of rent or release from any of Tenant’s obligations under this Lease, nor shall the same constitute an eviction. Landlord shall use commercially reasonable efforts to minimize the duration of any such closures.

12.3. Tenant shall reimburse Landlord for all expenses, damages or fines incurred or suffered by Landlord, and for which Landlord has not been or will not be reimbursed by insurance, by reason of any breach, violation or nonperformance by Tenant, or its agents, servants or employees, of any covenant or provision of this Lease, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant except as provided in Section 8.5 hereof, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or its agents, servants or employees, in the use or occupancy of the demised premises. Tenant shall have the right, at Tenant’s own cost and expense, to participate in the defense of any action or proceeding brought against Landlord, and in negotiations for settlement thereof if, pursuant to this Section 12.3, Tenant would be obligated to reimburse Landlord for expenses, damages or fines incurred or suffered by Landlord.

12.4. Tenant shall give reasonably prompt notice to Landlord of (a) any occurrence in or about the demised premises for which Landlord might be liable, (b) any fire or other casualty in the demised premises, (c) any damage to or defect in the demised premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part or appurtenance of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the demised premises or any part thereof, if and to the extent that Tenant shall have knowledge of any of the foregoing matters.

12.5. Tenant agrees to look solely to Landlord’s estate and interest in the Land and Building (including the rentals therefrom), or the lease of the Building, or of the Land and Building, and the demised premises, for the satisfaction of any right or remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, in the event of any liability by Landlord, and no other property or assets of Landlord (or the partners, members, directors, officers, shareholders, principals, agents, servants or employees thereof) shall be subject to levy, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use and occupancy of the demised premises, or any other liability of Landlord to Tenant.

12.6. (a) Landlord agrees that, if obtainable at no additional cost, it will include in its fire insurance policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies consistent with the release, discharge, exoneration and covenant not to sue contained herein and in Section 12.6(c); provided, however, should any additional premium be exacted for any such clause or clauses, Landlord shall be released from the obligation hereby imposed unless Tenant shall agree to pay such additional premium.

(b) Tenant agrees that, if obtainable at no additional cost, it will include in its fire insurance policy or policies covering Tenant’s Property, appropriate clauses pursuant to which the insurance company or companies (i) waive all right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies consistent with the release, discharge, exoneration and covenant not to sue contained herein and in Sections 12.6(c); provided, however, should any additional premium be exacted for any such clause or clauses, Tenant shall be released from the obligation hereby imposed unless Landlord shall agree to pay such additional premium.

(c) Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, notwithstanding any provision of this Lease to the contrary, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, permitted occupants and invitees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance (or that would have been covered by Landlord’s insurance but for the failure of Landlord to maintain such insurance required by this Lease, provided nothing herein shall be deemed to release Landlord from its obligation to maintain such insurance); notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees permitted occupants and invitees. Provided that Tenant’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, notwithstanding any provision of this Lease to the contrary, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, employees, permitted occupants and invitees, and against every other tenant in the Building who shall have executed a similar waiver as set forth in this Section 12.6(c), for loss or damage occurring to Tenant’s Property to the extent that same is covered by Tenant’s insurance (or that would have been covered by Tenant’s insurance but for the failure by Tenant to maintain such insurance), notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to Sections 12.6(a) and (b) hereof cannot be obtained. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses.

12.7. Except as otherwise expressly provided in this Lease, Landlord and Tenant each hereby expressly waives the right to any consequential or punitive damages awarded in or as the result of any proceeding alleging the failure of Landlord or Tenant, as the case may be, to observe and perform any of the covenants and conditions contained in this Lease or otherwise to be performed by Landlord or Tenant, respectively.

ARTICLE 13

DAMAGE OR DESTRUCTION

13.1. (a) If the Building or the demised premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 13 hereinafter provided), (i) Landlord shall, at its expense, repair the damage to and restore and rebuild the Building and the demised premises (including Tenant’s improvements and betterments which are the property of Landlord pursuant to the provisions of Section 8.11 hereof, but excluding the property which is deemed Tenant’s Property pursuant to Section 8.12 hereof) (herein called “Landlord’s Restoration Work”) with reasonable dispatch and continuity after notice to it of the damage or destruction and the collection of the insurance proceeds attributable to such damage, and (ii) Tenant shall repair the damage to and restore and repair the property which is deemed Tenant’s Property pursuant to Section 8.12 hereof with reasonable dispatch and continuity after such damage or destruction (herein called “Tenant’s Restoration Work”). Such work by Tenant shall be deemed Alterations for the purposes of Article 8 hereof. The proceeds of policies providing coverage for Tenant’s improvements and betterments shall be paid to Landlord. Concurrently with the collection of any insurance proceeds attributable to the damage of Tenant’s improvements and betterments, Tenant shall pay to Landlord the amount of any deductible under the policy insuring Tenant’s improvements and betterments. The amounts due in accordance with clause (A) above shall be additional rent under this Lease and payable by Tenant to Landlord promptly following demand. The proceeds of Tenant’s insurance policies with respect to Tenant’s Property shall be payable to Tenant.

(b) Tenant shall promptly permit Landlord access to the demised premises for the purpose of performing any restoration work to the Building which is not the responsibility of Tenant hereunder, it being understood, however, that it is not the intent of this sentence to permit Landlord to use the demised premises as a staging area for the restoration of portions of the Building outside of the demised premises if there is a reasonable alternative available to Landlord. If required by Landlord in connection with the performance of Landlord’s Restoration Work, Tenant shall promptly remove from the demised premises all or such items of Tenant’s Property as Landlord may require by written notice (herein called “Tenant’s Property Removal Obligation”). In the event that Tenant fails to comply with Tenant’s Property Removal Obligation within five (5) business days after the giving of such written notice by Landlord, Landlord shall have the right to remove and store such Tenant’s Property at Tenant’s sole cost and expense and with no liability to Landlord other than for gross negligence or willful misconduct. Tenant shall be solely responsible for arranging for any visits to the demised premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the performance by Landlord or Tenant of Tenant’s Property Removal Obligation or the performance by Landlord of Landlord’s Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant, in the event that Tenant fails to do so.

13.2. If all or part of the demised premises shall be damaged or destroyed or rendered completely or partially untenantable (or inaccessible) on account of fire or other casualty, the fixed annual rent and the additional rent shall be abated in the proportion that the untenantable (or inaccessible) area of the demised premises bears to the total area of the demised premises, for the period from the date of the damage or destruction to the date Landlord’s Restoration Work shall be substantially repaired; provided, however, that if such Landlord’s Restoration Work would have been substantially completed at an earlier date but for Tenant’s having failed to reasonably cooperate with Landlord (provided Landlord shall have provided Tenant with notice describing such failure in reasonable detail and Tenant shall have failed within five days thereafter to cure such condition), then Landlord’s Restoration Work shall be deemed to have been repaired substantially on such earlier date and any reduction or abatement shall cease; provided further, however, should Tenant or any of its subtenants reoccupy a portion of the demised premises during the period Landlord’s Restoration Work is taking place for the conduct of its normal business operations (which shall not include entry upon and occupancy of the demised premises with the prior written consent of Landlord for the purpose of performing restoration and/or repair to Tenant’s Property, improvements and finish work or for emergency functions), the fixed annual rent and the additional rent allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the demised premises bears to the total area of the demised premises, shall be payable by Tenant from the date of such occupancy. If the demised premises or a major part thereof shall be totally, or substantially totally, damaged or destroyed or rendered completely, or substantially completely, untenantable or inaccessible on account of fire, casualty or other such cause, the fixed annual rent and additional rent shall completely abate as of the date of the damage or destruction and until Landlord shall repair, restore, replace and rebuild the demised premises as provided above; provided, however, that should Tenant reoccupy a portion of the demised premises for the purpose of conducting business during the period the restoration work is taking place and prior to the date that the same is made completely tenantable, fixed annual rent and additional rent shall be apportioned and payable by Tenant in proportion to the part of the demised premises occupied by it for the conduct of Tenant’s normal business operations. For purposes of this Lease, the term “untenantable” shall have the meaning set forth in Section 32.16 hereof.

13.3. (a) If the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the demised premises are damaged or destroyed) that its repair or restoration requires more than two hundred seventy (270) days or the expenditure of more than thirty (30%) percent of the full insurable value of the Building immediately prior to the casualty (as estimated in any such case by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), and provided Landlord shall terminate leases covering no less than 75% of the office space in the Building then leased to tenants (including Tenant) in the Building, then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within ninety (90) days after the date of the casualty. For the purpose of this Section only, “full insurable value” shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building. In addition, if the Building or the demised premises shall be substantially damaged or destroyed by fire or other cause at any time during the last two years of the term of this Lease, then Landlord or Tenant may cancel this Lease upon written notice to the other party hereto given within sixty (60) days after such damage or destruction.

(b) In case of any substantial damage or destruction to the demised premises or access thereto, Tenant may cancel this Lease by written notice to Landlord, if (i) within 180 days from the date of the damage or destruction, Landlord does not file a proof of loss with its insurer; (ii) within 270 days of the date of damage or destruction Landlord does not let a contract or contracts which shall provide for the complete restoration of the demised premises within a period of two years from the date of the damage or destruction; (iii) work under such contract or contracts has not commenced within 360 days of the date of said damage or destruction; or (iv) said work is not prosecuted with reasonable diligence to its completion; provided that Tenant shall not be entitled to cancel this Lease pursuant to this sentence more than thirty (30) days after Landlord shall have given written notice to Tenant that the state of facts specified in clause (i), (ii) or (iii) of this sentence, as the case may be, has occurred. The period for the completion of the required repairs and restoration work shall be extended by the number of days lost due to Force Majeure Causes. After Landlord shall learn of any damage to the demised premises by fire or other casualty or access thereto, Landlord, within a reasonable period of time, shall give Tenant a written estimate from Landlord’s contractor stating when the damage will be substantially repaired and restored in accordance with ordinary construction practices (i.e., without work being performed on an overtime or premium pay basis). If the demised premises shall be so damaged or destroyed or access thereto unreasonably obstructed that such estimate shall indicate that the repairs of the demised premises will not be substantially completed by the date that is eighteen (18) months after such casualty, then Tenant shall have the right to terminate this Lease upon notice to Landlord given within thirty (30) days after Tenant’s receipt of such estimate, time being of the essence with respect to Tenant’s exercise of its right so to terminate.

13.4. Except as expressly provided in Section 13.3(b) hereof, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the demised premises or of the Building pursuant to this Article 13. Landlord shall use reasonable efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the demised premises, but Landlord shall not be required to do such repair or restoration work except during Regular Business Hours of business days.

13.5. Intentionally Omitted.

13.6. Landlord will not carry insurance of any kind on Tenant’s Property and improvements and betterments, and, except as provided by law or by reason of Landlord’s negligence or willful misconduct or its breach of any of its obligations hereunder, shall not be obligated to repair any damage to or replace Tenant’s Property. Tenant agrees to look first to its insurance for recovery of any damage to or loss of Tenant’s Property. If Tenant shall fail to maintain such insurance, which failure continues for more than 15 days following notice, Landlord shall have the right to obtain insurance on Tenant’s Property and the cost thereof shall be additional rent under this Lease and payable by Tenant to Landlord within twenty (20) days after demand.

13.7. The provisions of this Article 13 shall be deemed an express agreement governing any case of damage or destruction of the demised premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 14

EMINENT DOMAIN

14.1. In the event that the whole of the demised premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title (herein called the “date of taking”), and Tenant shall have no claim against Landlord for, or make any claim for the value of any unexpired term of this Lease, and the fixed annual rent and additional rent shall be apportioned as of such date.

14.2. In the event that any part of the demised premises shall be so condemned or taken, then this Lease shall be and remain unaffected by such condemnation or taking, except that the fixed annual rent and additional rent under Articles 4 and 5 hereof allocable to the part so taken shall be apportioned as of the date of taking; provided, however, that Tenant may elect to cancel this Lease in the event that more than twenty-five (25%) percent of the demised premises should be so condemned or taken, provided such notice of election is given by Tenant to Landlord not later than thirty (30) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice and the fixed annual rent and additional rent shall be apportioned as of such termination date. Upon such partial taking and this Lease continuing in force as to any part of the demised premises, the fixed annual rent and additional rent under Articles 4 and 5 hereof shall be diminished by an amount representing the part of the fixed annual rent and additional rent properly applicable to the portion or portions of the demised premises which may be so condemned or taken. If as a result of the partial taking (and this Lease continuing in force as to the part of the demised premises not so taken), any part of the demised premises not taken is damaged, Landlord agrees with reasonable promptness to do the work necessary to restore the damaged portion to the condition existing immediately prior to the taking, and prosecute the same with reasonable diligence to its completion. In the event Landlord and Tenant are unable to agree as to the amount by which the fixed annual rent and additional rent shall be diminished, the matter shall be determined by arbitration in accordance with the provisions of Article 33 of this Lease. Pending such determination, Tenant shall pay to Landlord the fixed annual rent and additional rent as fixed by Landlord, subject to adjustment in accordance with the arbitration.

14.3. Except as otherwise expressly provided in Section 14.5 hereof, Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award except as hereinafter expressly provided in this Article 14. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment; provided, however, that Tenant shall have the right to make a separate claim for its moving expenses and to the extent the award otherwise payable to Landlord shall not be diminished thereby, for any of Tenant’s Property taken.

14.4. In the event that more than twenty-five (25%) percent of the demised premises shall be so taken and Tenant shall not have elected to cancel this Lease as above provided, the entire award for a partial taking shall be paid to Landlord, and (a) Landlord, at Landlord’s own expense, shall to the extent of the net proceeds (after deducting reasonable expenses including attorneys’ and appraisers’ fees and disbursements) of the award restore the unaffected part of the demised premises (other than those parts of the demised premises which are deemed Landlord’s property pursuant to Section 8.11 hereof and Tenant’s Property) to substantially the same condition and tenantability as existed prior to the taking to the extent the same may be feasible (subject to reasonable changes which Landlord shall deemed desirable) and (b) Tenant, at its expense, shall proceed with reasonable diligence to repair the remaining parts of the demised premises which are deemed Landlord’s property pursuant to Section 8.11 hereof and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

Until said unaffected portion is restored, Tenant shall be entitled to a proportionate abatement of fixed annual rent and additional rent under Articles 4 and 5 hereof for that portion of the demised premises which is being restored and is not tenantable until the completion of the restoration or until the said portion of the demised premises is used by Tenant, whichever occurs sooner. Said unaffected portion shall be restored within a reasonable time but not more than six (6) months after the taking; provided, however, if Landlord is delayed by strike, lockout, the elements, or other causes beyond Landlord’s control, the time for completion shall be extended for a period equivalent to the delay. Should Landlord fail to complete the restoration within the said six (6) months or the time as extended, Tenant may elect to cancel this Lease and the term hereby granted in the manner and with the same results as set forth in the next two sentences of this Section 14.4. If such partial taking shall occur in the last two (2) years of the term hereof, either party, irrespective of the area of the space remaining, may elect to cancel this Lease and the term hereby granted, provided such party shall, within thirty (30) days after such taking, give notice to that effect, and upon the giving of such notice, the fixed annual rent and additional rent shall be apportioned and paid to the date of expiration of the term specified and this Lease and the term hereby granted shall cease, expire and come to an end upon the expiration of said thirty (30) days specified in said notice. If either party shall so elect to end this Lease and the term hereby granted, Landlord need not restore any part of the demised premises and the entire award for partial condemnation shall be paid to Landlord, and Tenant shall have no claim to any part thereof, except as to the items set forth in Section 14.3 hereof where same are applicable.

14.5. If the temporary use or occupancy of all or any part of the demised premises shall be so taken, (a) the demised term shall not be reduced or affected in any way, (b) Tenant shall continue to be responsible for all of its obligations hereunder and shall continue to pay all fixed annual rent and additional rent when due and (c) Tenant shall be entitled to receive that portion of the award which represents reimbursement for the cost of restoration of the demised premises, compensation for the use and occupancy of the demised premises and for any taking of Tenant’s Property, except that, if the temporary period of taking shall extend beyond the expiration of the term of this Lease, the portion of the award representing compensation for the use and occupancy of the demised premises shall be apportioned between Landlord and Tenant as of said expiration date of said term and Landlord shall receive that portion of the award which represents reimbursement for the cost of restoration of the demised premises, and all monies paid as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the fixed annual rent and additional rent have been paid shall be received, held and applied by Landlord as a trust fund for payment of the fixed annual rent and additional rent becoming due hereunder.

ARTICLE 15

ASSIGNMENT, SUBLETTING AND MORTGAGING

15.1. Tenant shall not, whether voluntarily, involuntarily or by operation of law or otherwise, (a) assign in whole or in part or otherwise transfer in whole or in part this Lease or the term and estate hereby granted, (b) sublet the demised premises or any part thereof or allow the same to be used, occupied or utilized by others or in violation of Article 2 hereof, (c) mortgage, pledge, encumber or otherwise hypothecate this Lease or the demised premises or any part thereof in any manner, (d) permit the demised premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by others, or (e) publicly advertise, or authorize a broker to publicly advertise for a subtenant or an assignee, without, in each instance, obtaining the prior consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed with respect to clause (e) above), except as otherwise expressly provided in this Article 15. For purposes of this Article 15, except as otherwise provided in Section 15.2,: (i) if Tenant (or any subtenant) is a corporation, the provisions of clause (a) of this Section 15.1 shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant (or such subtenant) as if such transfer of stock (or other mechanism) which results in a change of control of Tenant (or such subtenant) were an assignment of this Lease (including, without limitation, and by way of example only, the transfer of a majority of the outstanding voting stock of a company, which company owns one hundred percent (100%) of a second tier company, which in turn owns fifty-one percent (51%) of the outstanding voting stock of a corporate tenant hereunder), except that the transfer of the outstanding capital stock of Tenant or any subtenant by persons or parties though the “over the counter market” or through any recognized stock exchange, (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease, and if Tenant (or such subtenant) is a partnership or joint venture or limited liability company (herein called a “LLC”), said provisions shall apply with respect to a direct or indirect transfer (by one or more transfers) of an interest in such partnership, joint venture or LLC (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such partnership, joint venture or LLC, or of a corporation, partnership, joint venture or LLC which controls such entity, as if such transfer of an interest in such partnership, joint venture or LLC (or other mechanism) which results in a change of control of such partnership, joint venture or LLC were an assignment of this Lease (including, without limitation, and by way of example only, the transfer of a majority of the interests in a partnership, which partnership owns one hundred percent (100%) of a second tier partnership, which in turn owns fifty-one percent (51%) of the interests in a partnership tenant hereunder), (ii) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 15 and (iii) a modification, amendment or extension of a sublease shall be deemed a sublease. For purposes of this Section 15.1, the term “control” shall mean, in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty percent (50%) of all the voting stock, and in case of a joint venture or partnership or similar entity, ownership or voting control, directly or indirectly, of at least fifty percent (50%) or all of the general or other partnership (or similar) interests therein. Any agreement pursuant to which (A) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or a part of fixed annual rent or additional rent under this Lease, and/or (B) such third party undertakes or is granted any right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the demised premises, shall be deemed a transfer of this Lease and subject to the provisions of this Section 15.1.

15.2. Notwithstanding any provision of this Lease to the contrary, the provisions of Sections 15.1,15.7 and 15.14 hereof shall not apply to and Landlord’s consent shall not be required for (i) transactions with a corporation into or with which Tenant (or any permitted subtenant of Tenant or any entity with respect to which a change in control of Tenant would otherwise be deemed to have occurred pursuant to Section 15.1 hereof, hereinafter called a “Controlling Entity”) is merged or consolidated or to transactions with a corporation, partnership, limited liability company or other entity, to which substantially all of Tenant’s or a Controlling Entity’s assets are transferred, or (ii) a transaction involving the sale, transfer and exchange of stock of any corporate tenant or Controlling Entity or the sale of transfer of all or any portion of the beneficial ownership interests in any tenant or Controlling Entity that is a partnership, limited liability company or other entity, provided that in any of such events (a) the successor to Tenant or such transferee is a reputable entity of good character and has a net worth (as such term is hereinafter defined) at least equal to the net worth of Tenant as of the date immediately preceding the applicable transaction, (b) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days after the effective date of any such transaction, (c) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed and acknowledged by Tenant, shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, (d) an instrument in form and substance reasonably satisfactory to Landlord, duly executed and acknowledged by the assignee, in which such assignee assumes (as of the Commencement Date) observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, and (e) such merger, consolidation or transfer shall be for a good business purpose and not principally for the purpose of circumventing the restrictions on transfer set forth in this Lease. Furthermore, the provisions of Section 15.1 hereof shall not be deemed to prohibit the assignment of this Lease to or simultaneous occupancy of the demised premises by, or a subletting of all or a portion of the demised premises to an entity which controls or is controlled by Tenant or under common control with Tenant, (“Tenant’s Affiliate”); provided, however that (A) Landlord shall be given not less than ten (10) days prior written notice of any such sublease or occupancy arrangement accompanied by reasonable evidence of such affiliate relationship, and (B) the cessation of such affiliate relationship while such sublease or occupancy is continuing shall be deemed a transaction to which all of the terms of this Article 15 shall apply. For purposes hereof, the term “net worth” shall mean the excess of total assets over total liabilities; total assets and total liabilities each being determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trade names, licenses, patents, trademarks, copyrights and franchises.

15.3. Any assignment or transfer, whether made with Landlord’s consent as required by Section 15.1 or without Landlord’s consent pursuant to Section 15.2, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement, whereby the assignee shall assume Tenant’s obligations and performance of this Lease to the extent accruing from and after the date of such assignment and agree to be bound by and upon all of the covenants, agreements, terms, provisions and conditions hereof on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions of Section 15.1 hereof shall, notwithstanding such an assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of fixed annual rent and/or additional rent by Landlord from an assignee, transferee or any other party, Tenant shall remain fully liable for the payment of the fixed annual rent and additional rent due and to become due under this Lease and for the performance and observance of all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed or observed.

15.4. The joint and several liability of Tenant and any immediate or remote successor-in-interest of Tenant, and the due performance of this Lease on Tenant’s part, shall not be discharged, released or impaired in any respect by an agreement or stipulation made by Landlord or any grantee or assignee, by way of mortgage, or otherwise, of Landlord, extending the time of, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease, which shall remain in full force and effect and Tenant shall continue liable hereunder. If any such agreement or modification operates to increase the obligations of a tenant under this Lease, the liability under this Section 15.4 of the tenant named in this Lease or any of its successors in interest (unless such party shall have expressly consented in writing to such agreement or modification) shall continue to be no greater than if such agreement or modification had not been made and any modification of this Lease which reduces such liability shall correspondingly reduce Tenant’s corresponding liability under this Lease. To charge Tenant named in this Lease and its successors in interest, no demand or notice of any default shall be required, Tenant and each of its successors in interest hereby expressly waives any such demand or notice.

15.5. If this Lease be assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the demised premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the fixed annual rent and additional rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 15.1 hereof, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to a particular assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered a consent by Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 15. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall also include licensees and others claiming under or through Tenant, immediately or remotely.

15.6. The listing of any name other than that of Tenant, whether on the doors of the demised premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the demised premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the demised premises or to the use or occupancy thereof by others.

15.7. Notwithstanding anything to the contrary contained in this Article 15, except for any transaction which does not require Landlord’s consent pursuant to Section 15.2 hereof, if Tenant shall at any time or times during the term of this Lease desire to assign this Lease or sublet all or any full floor of the demised premises for all or the substantial balance of the term of this Lease, Tenant shall give notice thereof to Landlord, which notice shall set forth (a) in the case of a proposed subletting, the area proposed to be sublet, and, in the case of a proposed assignment such notice shall set forth Tenant’s intention to assign this Lease, (b) the term of the proposed subletting including the proposed dates of the commencement and the expiration of the term of the proposed sublease or the effective date of the proposed assignment, as the case may be, and (c) the rents, work contributions, free rent periods, other payments and charges, and all other material provisions that are proposed to be included in the transaction, (d) a calculation of the estimated Assignment Profit (as hereinafter defined) or Sublease Profit (as hereinafter defined), if any, as the case may be, and (e) such other information as

Landlord may reasonably request. Such notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (i) sublease such space from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the demised premises), (ii) have this Lease assigned to it or its designee or terminate this Lease (if the proposed transaction is an assignment of this Lease or a sublease of all or substantially all of the demised premises, or a sublease of a portion of the demised premises which, when aggregated with other subleases then in effect, covers all or substantially all of the demised premises, in each case, for all or the substantial balance of the term), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of at least one full floor of the demised premises, for all or the substantial balance of the term of this Lease). Landlord shall have a period of fifteen (15) business days from the receipt of such offer, and all other information required to be furnished to Landlord by Tenant pursuant to the provisions of this Article 15, to either accept or reject the same. If Landlord shall accept such offer, Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord (the obligations of which shall be guaranteed by Landlord), an assignment or sublease, as the case may be, in either case in a form reasonably satisfactory to Landlord’s counsel and to Tenant’s counsel. For purposes of this Lease, a sublease shall be deemed to be for “the substantial balance of the Term” if it is scheduled to expire during the last 12 months of the term of this Lease.

15.8. (a) If Landlord timely exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the demised premises for all or the substantial balance of the term of this Lease, then, this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the fixed annual rent and additional rent shall be paid and apportioned to such date, whereupon Tenant shall be released of all liability under this Lease.

(b) If Landlord timely exercises its option to have this Lease assigned to it (or its designee) in the case where Tenant desires either to assign this Lease or to sublet all or substantially all of the demised premises for all or the substantial balance of the term of this Lease, then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord and Tenant. Such assignment shall be effective on the date the proposed assignment was to be effective or the date the proposed sublease was to commence, as the case may be. In the event of any such assignment, Tenant shall be released from all liability under this Lease accruing from and after the date of such assignment. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment. If the proposed assignee or sublessee was to receive any consideration or concessions from Tenant in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

15.9. If Landlord timely exercises its option to terminate this Lease with respect to the space covered by Tenant’s proposed sublease in any case where Tenant desires to sublet any full floor of the demised premises for all or the substantial balance of the term of this Lease, then (a) this Lease shall end and expire with respect to such full floor of the demised premises on the date that the proposed sublease was to commence; and (b) from and after such date the fixed annual rent and additional rent shall be adjusted, based upon the proportion that the rentable area of the demised premises remaining bears to the total rentable area of the demised premises.

15.10. If Landlord timely exercises its option to sublet the demised premises or the portion(s) of the demised premises which Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be at the lower of (a) the rental rate per rentable square foot of fixed annual rent and additional rent then payable pursuant to this Lease or (b) the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, and:

(a) The sublease shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this section;

(b) Such sublease shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this section;

(c) Such sublease shall give the sublessee the unqualified and unrestricted right, without Tenant’s permission (but on notice to Tenant), to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations, and improvements in the space covered by such sublease (at no cost to Tenant);

(d) Such sublease shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that unless the expiration date of such sublease is the same as the Expiration Date; (i) any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee shall be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease (ii) such assignee or subtenant, at its expense, shall repair any damage and injury to such space so sublet caused by such removal, and (iii) such sublet space shall be restored to its condition immediately prior to such subletting. Tenant shall not, in any event, be obligated to remove any alterations, decorations and installations made by Landlord or its designee or any subtenant or assignee thereof; and

(e) Such sublease shall also provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord, at Landlord’s expense, may make such alterations as may be required or reasonably deemed necessary by Landlord to physically separate the subleased space from the balance of the demised premises and to comply with any laws and requirements of public authorities relating to such separation, subject to the provisions of Section 15.10(d), and (v) that at the expiration of the term of such sublease, (except as otherwise set forth in this Section) Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition and to remove any alterations and repair any damage caused by such removal as required by Section 15.10(d). Landlord shall indemnify and hold Tenant harmless from all obligations under this Lease as to the area subleased by Landlord or Landlord’s designee, except for fixed annual rent and additional rent, if any, due under this Lease in excess of the rents due under the sublease. Performance by Landlord or its designee under such sublease shall be deemed performance by Tenant of a similar obligation under this Lease related to such space, and any default under any such sublease shall not give rise to a default under a similar obligation in this Lease, nor shall Tenant be liable for any default under this Lease or be deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant under or pursuant to any such sublease. In the event that Landlord or its designee is in default under such sublease to pay rental (“Default Amount”) to Tenant beyond the expiration of the applicable grace period, if any, then Tenant shall be released from paying the amount under this Lease which corresponds to any such Default Amount unless, until and to the extent that such Default Amount is paid.

15.11. If Tenant requests Landlord’s consent to a specific assignment or sublease, Tenant shall furnish to Landlord in reasonable detail (a) the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the demised premises, (b) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report, and (c) a calculation of the estimated Assignment Profit (as hereinafter defined) or Sublease Profit (as hereinafter defined), if any, as the case may be. In the event Landlord does not exercise any of its options (if applicable) pursuant to Section 15.7 hereof within the time period provided in Section 15.7, to so sublet the demised premises or terminate (in whole or in part) or have assigned to it or its designee this Lease and in all events if Landlord does not have the right to exercise any such option, but in any case provided that Tenant is not in default of any of Tenant’s obligations under this Lease after the giving of notice and the expiration of any applicable cure period, Landlord’s consent (which must be in writing and in form satisfactory to Landlord, Tenant and the subtenant or assignee) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided and upon condition that:

(a) Tenant shall have complied with the provisions of Section 15.7 and Landlord (if applicable) shall not have exercised any of its options under said Section 15.7 within the time permitted therefor and Tenant shall have delivered to Landlord a duplicate original of the sublease or assignment instrument and all other documents to be executed in connection therewith;

(b) In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the demised premises, or the relevant part thereof, will be used in a manner which (i) is in keeping with the then reasonable standards of the Building, and (ii) will not violate any negative covenant as to use contained in any other lease of space in the Building (and Landlord shall advise Tenant of any such negative covenants in writing promptly after written request therefor by Tenant made in connection with a proposed subletting or assignment);

(c) The proposed assignee or subtenant is a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(d) Neither (i) the proposed assignee or sublessee nor (ii) any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee or any person who controls the proposed assignee or sublessee, is then an occupant of any part of the Building (except the demised premises) or a party who actively negotiated with Landlord or Landlord’s agent (directly or through a broker) with respect to comparable space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent, provided Landlord shall then have comparable space available for lease in the Building for a comparable term;

(e) The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 15;

(f) The demised premises shall not be subdivided into more than four (4) separate units;

(g) Intentionally Omitted.

(h) If a subletting is involved, it shall not have the effect (or give the utility company serving the Building with electricity cause to claim) that Landlord may not provide the demised premises, or any part thereof, or any other rentable portion of the Building, with electricity on a “rent inclusion basis”; and

(i) Tenant shall not have (x) publicly advertised the availability of the demised premises without prior notice to and approval by Landlord, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, (y) listed the demised premises for subletting, whether through a broker, agent, representative, or otherwise at a rental rate less than the fixed annual rent and additional rent at which Landlord is then offering to lease other space in the Building, but nothing contained in this Article 15 shall be deemed to prohibit Tenant from listing with brokers the availability of the demised premises for sublet or assignment.

Landlord shall furnish Tenant with written notice granting or denying its consent to a proposed assignment or sublease, within fifteen (15) business days after receipt of the information provided in the first sentence of this Section 15.11, and, if Landlord shall deny its consent to such assignment or sublease, such notice shall set forth the reasons for such denial in reasonable detail.

Tenant shall pay Landlord a processing fee to review the requested consent equal to the greater of $2,500 or Landlord’s reasonable out-of-pocket expenses incurred in connection therewith.

15.12. (a) In the event that in connection with Tenant’s request for Landlord’s consent pursuant to Section 15.11 hereof, the proposed sublease or proposed assignment delivered to Landlord contains provisions which are “substantially different from” the terms set forth in the notice delivered to Landlord pursuant to Section 15.7 hereof, then in such event, Tenant’s request for consent pursuant to Section 15.11 hereof shall be deemed to be an irrevocable offer from Tenant to Landlord as to which Landlord shall have all of the options set forth in Section 15.7 hereof. The terms of a proposed sublet or proposed assignment shall be deemed “substantially different from” the terms set forth in the notice delivered to Landlord pursuant to Section 15.7 hereof if the economic terms of such proposed sublet or assignment on an aggregate basis differ by more than five (5%) percent from the terms contained in the terms set forth in the notice delivered to Landlord pursuant to Section 15.7 hereof; or

(b) In the event that Landlord fails to exercise any of its options under Section 15.7 hereof, and Tenant fails to request Landlord’s consent to an assignment or sublease on terms and conditions that are not substantially different from those set forth in the notice delivered to Landlord pursuant to Section 15.7 hereof within six (6) months from the date of Landlord’s response to such notice; then, Tenant shall again comply with all of the provisions and conditions of Section 15.7 hereof before assigning this Lease or subletting all or part of the demised premises.

15.13. With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a) No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the expiration date of this Lease.

(b) No sublease shall be valid, and no subtenant shall take possession of the demised premises or any part thereof, until an executed counterpart of such sublease (and all ancillary documents executed in connection with, with respect to or modifying such sublease) has been delivered to Landlord.

(c) Each sublease shall provide that it is subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, (iv) bound by any covenant of Tenant to undertake or complete any construction of the demised premises or any portion thereof, (v) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, (vii) responsible for any monies owing by Landlord to the credit of Tenant or (viii) required to remove any person occupying the demised premises or any part thereof.

(d) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except in compliance with all of the terms of provisions of this Article 15.

15.14. (a) If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor, pay to Landlord, as additional rent an amount equal to fifty (50%) percent of any Assignment Profit or Sublease Profit, as the case may be. In the case of any sub-sublease to which Landlord has consented, Landlord shall receive fifty (50%) percent of any Sublease Profit received by the subtenant from the sub-subtenant. In the case of any sub-sublease or assignment of a sublease to which Landlord has consented, Landlord shall receive [fifty (50%) percent] of any sublease profit or assignment profit, as the case may be, received by the subtenant from the sub-subtenant or the assignee of such sublease.

(b) For purposes of this Section 15.14, the term “Assignment Profit” shall mean an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the sale or rental of Tenant’s Property, less the unamortized cost thereof), after deducting therefrom the amount of “Tenant’s Costs” (as hereinafter defined), amortized on a straight line basis over the remaining term of this Lease.

(c) For purposes of this Section 15.14, the term “Sublease Profit” shall mean in any year of the term of this Lease (i) any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the fixed annual rent and additional rent accruing during such year of the term of this Lease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof, and (ii) all sums paid for the sale or rental of Tenant’s Property, less the unamortized cost thereof), after deducting therefrom the amount of Tenant’s Costs amortized on a straight line basis over the term of the sublease.

(d) The sums payable under this Section 15.14 shall be paid to Landlord as and when paid by the assignee or subtenant to Tenant. At Landlord’s request, the parties shall enter into a supplemental agreement more fully detailing the payment procedures.

(e) For purposes of this Section 15.14, the term “Tenant’s Costs” shall mean the reasonable expenses actually incurred by Tenant in connection with the assignment and subletting in question for gains and transfer taxes, brokerage commissions (but not exceeding one full commission at customary rates), advertising expenses, attorneys’ fees, any commercially reasonable rent credit or concession or work allowance and any tenant work performed by Tenant at its expense in connection with such assignment or subletting, costs to prepare the space for occupancy by such subtenant or assignee, lease takeover costs, based on bills, receipts or other evidence of such costs reasonably satisfactory to Landlord.

15.15. Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article 15, each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, but subject to the provisions of Section 15.10(d) and (e) hereof to the extent applicable, Tenant shall and will remain fully liable for the payment of the fixed annual rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the demised premises by Tenant or any person claiming through or under Tenant (except as provided in Section 15.10 hereof) shall or will be made except upon compliance with and subject to the provisions of this Article. If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 15.7 hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

15.16. Tenant may, without Landlord’s consent, permit any persons and other entities who are clients, service providers or otherwise have a relationship to the business of Tenant (“Office Space Occupants”) to occupy space within the demised premises, provided that (i) each Office Space Occupant shall be of good reputation and engaged in a business or activity that is in keeping with the standards of the Building and for a use permitted under this Lease, (ii) the portions of the demised premises occupied by the Office Space Occupants shall be physically part of, and not separately demised from, the remainder of the demised premises occupied by Tenant, (iii) no Office Space Occupant shall have a separate entrance to the demised premises, (iv) no Office Space Occupant shall pay any rent or other amount to Tenant in connection with such occupancy that shall be in excess of the pro rata portion of the fixed annual rent and additional rent payable by Tenant with respect to such space, other than consideration for actual services rendered by Tenant to such Office Space Occupant, and (v) Office Space Occupants shall, in the aggregate, occupy not more than 20 percent of the rentable square footage of the demised premises from time to time. Each such occupancy shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and in the event of the termination of this Lease, such occupancy shall immediately terminate. Occupancy by an Office Space Occupant shall not be deemed to vest in such Office Space Occupant any right or interest in this Lease or the demised premises, nor shall it relieve, release, impair or discharge any of the Tenant’s obligations hereunder.

15.17. Landlord shall, within thirty (30) days after Tenant’s request, accompanied by an executed counterpart of an Eligible Sublease (as defined below), deliver to Tenant and the subtenant under an Eligible Sublease (an “Eligible Subtenant”) a non-disturbance agreement consistent with this Section 15.17 on a commercially reasonable form (a “Landlord’s Non-Disturbance Agreement”). Following the Eligible Subtenant’s and Tenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall, within ten (10) days thereafter, execute and deliver a counterpart to each of the Eligible Subtenant and Tenant. For purposes hereof, the term “Eligible Sublease” shall mean a direct sublease:

(a) that has been consented to by Landlord pursuant to the provisions of and which meets all of the applicable requirements of this Article 15 (or which did not require Landlord’s consent pursuant to this Article 15),

(b) demising the entirety of the demised premises for the entire remaining term of this Lease (or less one day), and

(c) providing for a rental rate, on a per rentable square foot basis (including fixed annual rent and additional rent on account of real estate taxes, Expenses and electricity) which (after taking into account all rent concessions provided for therein) is equal to or in excess of the fixed annual rent and additional rent payable hereunder in respect of real estate taxes, Expenses and electricity for the term of the sublease (hereinafter called the “Lease Rent”) or, in the alternative, providing for a rental rate that is less than the Lease Rent, but will automatically increase to the Lease Rent from and after the attornment of the subtenant to Landlord pursuant to the Landlord’s Non-Disturbance Agreement.

Notwithstanding anything to the contrary set forth in this Section 15.17, any Landlord’s Non-Disturbance Agreement delivered by Landlord pursuant to this Section 15.17 shall expressly contain the condition such that, in the event of any termination of this Lease other than by reason of Tenant’s default (e.g., by reason of a casualty or condemnation), then such Landlord’s Non-Disturbance Agreement shall, automatically and without further act of the parties, terminate and be of no further force or effect from and after the applicable termination date.

ARTICLE 16

ACCESS TO DEMISED PREMISES; CHANGES

16.1. Tenant shall permit Landlord and persons authorized by Landlord to install, erect, use and maintain pipes, ducts and conduits in and through the demised premises, provided the same are installed adjacent to or concealed behind walls and ceilings of the demised premises and are installed by such methods and at such locations as will not reduce the ceiling height, except to a de minimis extent in isolated areas, interfere with or impair Tenant’s layout or use of the demised premises or any lines or conduits servicing the demised premises, it being agreed that Landlord shall bear all costs and expenses to repair damages and restore the demised premises resulting from the foregoing caused by an act or omission of Landlord. In no event shall such installation result in material interference with access to or from the demised premises nor in any permanent reduction of the level of passenger elevator service or any other service to the demised premises below what would normally be expected in a First Class Office Building. Landlord or its agents or designees shall have the right, but only upon reasonable advance notice made to Tenant or any authorized employee of Tenant at the demised premises, except in cases of emergency, to enter the demised premises at reasonable times during Regular Business Hours (except in cases of emergency), (a) for the making of such repairs and alterations as Landlord may deem necessary, in or to the demised premises and/or in or to the Building or its facilities and equipment or which Landlord shall be required to or shall have the right to make by the provisions of this Lease or any other lease in the Building, (b) subject to the foregoing, shall also have the right to enter the demised premises for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the entire Building or to prospective mortgagees of the fee or of the Landlord’s interest in the property of which the demised premises are a part or to prospective assignees of any such mortgages or to the holder of any mortgage on Landlord’s interest in the property, its agents or designees and (c) to read any utility meters located therein. Landlord shall be allowed to take all material into and upon the demised premises that may be required for the repairs and alterations, but may not store same in the demised premises above mentioned as the same is required for such purpose without any liability to Tenant and without any reduction of Tenant’s covenants and obligations under this Lease and without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no wise abate, except as otherwise expressly provided in this Lease, while said repairs, alterations, additions and/or improvements are being made, by reason of loss or interruption of the business of Tenant because of the prosecution of any such work. Landlord shall diligently proceed in the prosecution of such work and shall exercise reasonable efforts to minimize any disturbance with Tenant’s business operations.

16.2. Landlord reserves the right, at any time, without it being deemed a constructive eviction and without incurring any liability to Tenant therefor, or affecting or reducing any of Tenant’s covenants and obligations hereunder, to make or permit to be made such changes, alterations, additions and improvements in or to the Building and the fixtures and equipment thereof as Landlord shall deem necessary or desirable, and to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairways, toilets and other public parts of the Building; provided, however, that the foregoing shall not materially interfere with access to the Building or the demised premises and that there shall be no reduction of elevator service to the demised premises below that of a First Class Office Building or unreasonable interference with the use or enjoyment thereof.

16.3. Landlord reserves the right in connection with generally or widely accepted celebratory or special events, to light from time to time all or any portion of the demised premises at night for display purposes without paying Tenant therefor.

16.4. Landlord (subject to the foregoing requirements of this Article 16) may, during the twenty-four (24) months prior to expiration of the term of this Lease, exhibit the demised premises to prospective tenants.

16.5. If Tenant shall not be personally present to open and permit an entry into the demised premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property) and without in any manner affecting the obligations and covenants of this Lease. Landlord shall advise Tenant as soon as reasonably feasible of any such entry.

16.6. Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the demised premises, all of the Building, including, without limitation, exterior and atrium Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the demised premises, and any space in or adjacent to the demised premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the demised premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord and persons authorized by Landlord

16.7. Landlord acknowledges that by virtue of the nature of Tenant’s business, Tenant has certain security and confidentiality requirements such that portions of the demised premises may be locked and inaccessible to persons unauthorized by Tenant (the “Secured Areas”). Landlord therefore agrees that except in cases of emergency and except to perform reasonable maintenance or required repairs when accompanied by a representative of Tenant (and Tenant agrees to make same available), and upon reasonable advance notice, Landlord shall, notwithstanding anything to the contrary contained herein, have no right of access to the Secured Areas, provided that (i) Tenant shall deliver floor plans of the demised premises designating the Secured Areas and Landlord shall have approved of the location of any such Secured Areas, and (ii) Landlord shall have no liability for providing cleaning services to the Secured Areas or any other service that requires access to the Secured Areas unless Tenant permits such access during times appropriate. to Landlord’s schedule for any such services.

ARTICLE 17

CERTIFICATE OF OCCUPANCY

17.1. Tenant shall not at any time use or occupy the demised premises or the Building, or suffer or permit anyone to use or occupy the demised premises, or do anything in the demised premises or the Building, or suffer or permit anything to be done in, brought into or kept on the demised premises, which in any manner violates the Certificate of Occupancy for the demised premises or for the Building

17.2. Landlord agrees that during the term of this Lease, Landlord shall not change the Certificate of Occupancy in a manner which shall adversely affect Tenant’s use of the demised premises for general, administrative and executive offices.

17.3. At Tenant’s request, Landlord agrees to cooperate, at Tenant’s sole cost and expense (it being understood that with respect to costs and expenses incurred by Landlord and reimbursed to Landlord by Tenant, any such costs and expenses shall be limited to Landlord’s reasonable out-of-pocket costs and expenses) with any reasonable changes to the Certificate of Occupancy required by Tenant for any reasonable use of the demised premises by Tenant, provided such use is permitted pursuant to the terms of this Lease and is in keeping with the standards of the Building as a First Class Office Building.

ARTICLE 18

BANKRUPTCY

18.1. Subject to the provisions of Section 18.3 hereof, if at any time prior to the Commencement Date there shall be filed by or against Tenant, or any guarantor of Tenant’s obligations under this Lease, in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or a trustee of all or a portion of Tenant’s property, or such guarantor’s property, or if Tenant, or such guarantor, makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, this Lease shall ipso facto be canceled and terminated, in which event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession of the demised premises and Landlord, in addition to the other rights and remedies given by Section 18.4 hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any fixed annual rent, additional rent, security deposit or monies received by it from Tenant or others in behalf of Tenant.

18.2. Subject to the provisions of Section 18.3 hereof, if at the Commencement Date or if at any time during the term hereby demised there shall be filed by or against Tenant, or any guarantor of Tenant’s obligations under this Lease, in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or such guarantor’s property, or if Tenant, or such guarantor, makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, Landlord may, at Landlord’s option, serve upon Tenant or any such trustee, receiver, or assignee, a notice in writing stating that this Lease and the term hereby granted shall cease and expire on the date specified in said notice, which date shall be not less than ten (10) days after the serving of said notice, and this Lease and the term hereof shall then expire on the date so specified as if that date had originally been fixed in this Lease as the expiration date of the term herein granted. Thereupon, neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the demised premises but shall forthwith quit and surrender the demised premises, and Landlord, in addition to the other rights and remedies given by Section 18.4 hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any fixed annual rent, additional rent, security deposit or monies received by it from Tenant or others in behalf of Tenant.

18.3. In the event that during the periods set forth in Sections 18.1 and 18.2 hereof there shall be instituted against Tenant, or any guarantor of Tenant’s obligations under this Lease, an involuntary proceeding for bankruptcy, insolvency, reorganization or any other relief described in Section 18.1 and/or 18.2 hereof, Tenant shall have ninety (90) days in which to vacate or stay the same before this Lease shall terminate or before Landlord shall have any right to terminate this Lease, provided the fixed annual rent and additional rent then in arrears, if any, are paid within fifteen (15) days after the institution of such proceeding, and further provided that the fixed annual rent and additional rent which shall thereafter become due and payable are paid when due, and Tenant shall not otherwise be in default in the performance of the terms and covenants of this Lease.

18.4. In the event of the termination of this Lease pursuant to Sections 18.1, 18.2 or 18.3 hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the then fair and reasonable rental value of the demised premises for the same period, if lower than the rent reserved at the time of termination. If the demised premises or any part thereof be re-let by Landlord for the unexpired term of this Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be prima facie the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

18.5. (a) If Tenant shall have assigned its interest in this Lease, and this Lease shall thereafter be disaffirmed or rejected in any proceeding under the United States Bankruptcy Code or under the provisions of any Federal, state or foreign law of like import, or in the event of termination of this Lease by reason of any such proceeding, the assignor or any of its predecessors in interest under this Lease, upon request of Landlord given within ninety (90) days after such disaffirmance or rejection shall (a) pay to Landlord all fixed annual rent and additional rent then due and payable to Landlord under this Lease to and including the date of such disaffirmance or rejection and (b) enter into a new lease as lessee with Landlord of the demised premises for a term commencing on the effective date of such disaffirmance or rejection and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same fixed annual rent and additional rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) the rights of the lessee under the new lease, shall be subject to any possessory rights of the assignee in question under this Lease and any rights of persons claiming through or under such assignee, (ii) such new lease shall require all defaults existing under this Lease to be cured by the lessee with reasonable diligence, and (iii) such new lease shall require the lessee to pay all additional rent which, had this Lease not been disaffirmed or rejected, would have become due after the effective date of such disaffirmance or rejection with respect to any prior period. If the lessee shall fail or refuse to enter into the new lease within ten (10) days after Landlord’s request to do so, then in addition to all other rights and remedies by reason of such default, under this Lease, at law or in equity, Landlord shall have the same rights and remedies against the lessee as if the lessee had entered into such new lease and such new lease had thereafter been terminated at the beginning of its term by reason of the default of the lessee thereunder.

(b) If pursuant to the Bankruptcy Code Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 15 hereof (or if this Lease shall be assumed by a trustee), the trustee or assignee shall cure any default under this Lease and shall provide adequate assurance of future performance by the trustee or assignee including (a) of the source of payment of rent and performance of other obligations under this Lease (for which adequate assurance shall mean the deposit of cash security with Landlord in an amount equal to the sum of one (1) year’s fixed annual rent then reserved hereunder plus an amount equal to all additional rent payable under Articles 4 and 5 hereof for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed) and that any such assignee of this Lease shall have a net worth exclusive of good will, computed in accordance with generally accepted accounting principles, equal to at least ten (10) times the aggregate of the fixed annual rent reserved hereunder plus all additional rent for the preceding calendar year as aforesaid and (b) that the use of the demised premises shall in no way diminish the reputation of the Building as a first-class office building or impose any additional burden upon the Building or increase the services to be provided by Landlord. If all defaults are not cured and such adequate assurance is not provided within sixty (60) days after there has been an order for relief under the Bankruptcy Code, then this Lease shall be deemed rejected, Tenant or any other person in possession shall vacate the demised premises, and Landlord shall be entitled to retain any rent or security deposit previously received from Tenant and shall have no further liability to Tenant or any person claiming through Tenant or any trustee. If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for such assignment and (b) any portion of such consideration reasonably designed by the assignee as paid for the purchase of Tenant’s Property in the demised premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee. If Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. Section 365, as the same may be amended) to any person, including, without limitation, any individual, partnership or corporate entity, who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, Tenant or Tenant as debtor-in-possession, then notice of such proposed assignment, setting forth (i) the name and address of such person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. Section 365(b)(3) (as the same may be amended), shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than twenty (20) days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant or Tenant as debtor-in- possession, given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

ARTICLE 19

DEFAULT

19.1. If

(a) Tenant shall default in the payment of the fixed annual rent reserved herein or any item of additional rent herein provided or any other payment herein provided, then upon Landlord serving a written ten (10) days’ notice upon Tenant specifying the nature of said default and upon expiration of said ten (10) day period, if Tenant shall have failed to remedy such default within such ten (10) day period, or

(b) Tenant defaults in fulfilling any of the obligations under this Lease, other than the payment of fixed annual rent or additional rent (for default of which clause (a) of this Section 19.1 is applicable), then upon Landlord serving a written thirty (30) days’ notice upon Tenant specifying the nature of said default and upon the expiration of said thirty (30) days, if Tenant shall have failed to comply with or remedy such default, or if said default shall be of such a nature that the same cannot with due diligence be completely cured within said thirty (30) day period and the continuance of which for the period required for cure will not (i) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime or any other fine or charge, (ii) subject the demised premises or any part thereof or the Building or Land, or any part thereof, to being condemned or vacated, (iii) subject the Building or Land, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (iv) result in the termination of any Superior Lease or foreclosure of any Superior Mortgage, Tenant shall not (A) within said thirty (30) day period advise Landlord of Tenant’s intention to take all steps reasonably necessary to remedy said default, (B) duly commence within said thirty (30) day period, and thereafter diligently and in good faith prosecute to completion all steps reasonably necessary to remedy said default as soon as practicable and (C) complete such remedy within a reasonable time after the date of said notice of Landlord, or

(c) any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 15 hereof, then Landlord may serve a written five (5) days’ notice of termination of this Lease upon Tenant, and, upon the expiration of said five (5) days, this Lease and the term hereunder shall end and expire as fully and completely as if the date of expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the term hereof and Tenant shall then quit and surrender the demised premises to Landlord but Tenant shall remain liable as hereinafter provided.

19.2. If Tenant shall default in the payment of any fixed annual rent or additional rent, and such default shall continue for longer than the cure period described in Section 19.1(a) above, or if this Lease shall terminate as provided in Section 19.1 hereof, Landlord or Landlord’s agents and employees may immediately or at any time thereafter reenter the demised premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise (pursuant to legal process), without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the demised premises. The word “reenter,” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Section 19.1 hereof, or if Landlord shall reenter the demised premises under the provisions of this Section 19.2, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the fixed annual rent and additional rent payable up to the time of such termination of this Lease, or of such recovery of possession of the demised premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 20 hereof.

19.3. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

19.4. If this Lease shall terminate under the provisions of Section 19.1 hereof, or if Landlord shall reenter the demised premises under the provisions of Section 19.2 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant following notice and the expiration of the applicable cure period, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any fixed annual rent or additional rent due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Article 20 hereof or pursuant to law.

19.5. Notwithstanding any expiration or termination prior to the Lease expiration date as set forth in this Article 19, Tenant’s obligation to pay any and all fixed annual rent and additional rent under this Lease shall continue to and cover all periods up to the date provided in this Lease for the expiration of the term hereof.

ARTICLE 20

REMEDIES OF LANDLORD; WAIVER OF REDEMPTION

20.1. If this Lease is terminated under the provisions of Article 19 hereof, or if Landlord shall reenter the demised premises under the provisions of Article 19 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, (a) the fixed annual rent and additional rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such expenses as Landlord may incur for legal expenses, reasonable attorneys’ fees, brokerage, and/or putting the demised premises in good order, or for preparing the same for rental; (b) Landlord may re-let the demised premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and (c) Tenant shall also pay Landlord as damages for the failure of Tenant to observe and perform said Tenant’s obligations herein contained either:

(i) a sum which, at the time of such expiration or re-entry, or at the time Landlord ceases to collect the amounts provided for in subsection (ii) below, as the case may be, represents the then value (assuming a discount at a rate per annum equal to the interest rate then applicable to 7-year Federal Treasury Bonds) of the excess of the aggregate of the fixed annual rent and additional rent Under Articles 4 and 5 hereof (conclusively presuming the average monthly additional rent under Articles 4 and 5 hereof to be the same as were payable for the last 12 calendar months, or if less than 12 calendar months have then elapsed since the Commencement Date, all of the calendar months immediately preceding such termination or reentry) which would have been payable by Tenant for the period commencing with such expiration or re-entry, as the case may be, and ending on the scheduled expiration date of the term of this Lease, over the aggregate fair market rental value of the demised premises for the same period (which sum is sometimes herein called “the lump sum payment”); or

(ii) sums equal to any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this Lease, payable in monthly installments by Tenant on the rent days specified in this Lease and any suit or proceeding brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar suit or proceeding or to thereafter initiate a proceeding to collect the lump sum payment.

In computing the damages payable under clause (i) or clause (ii) of the immediately preceding sentence, there shall be added to the lump sum payment or deficiency, as the case may be, such expenses as Landlord may incur or pay in connection with terminating this Lease or re-entering the demised premises and in securing possession thereof, including, without limitation, reasonable attorneys’ fees and disbursements, brokerage, and for keeping the demised premises in good order or for preparing the same for re-letting.

In no event shall Tenant be entitled to receive the excess, if any, of any rentals from re-letting over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Article 20 to a credit in respect of rentals from re-letting except to the extent that such rentals are actually received by Landlord. No such re-letting shall constitute or be deemed to constitute a surrender or the acceptance of a surrender. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the demised premises or any part thereof, or if the demised premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

Landlord, at Landlord’s option, may make such alterations, repairs, replacements and/or decorations in the demised premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the demised premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

20.2. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

20.3. If Tenant is in arrears in payment of fixed annual rent or additional rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

20.4. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 19 hereof, or had Landlord not reentered the demised premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or reentry on the demised premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater than any of the sums referred to in Section 20.1 hereof.

20.5. In addition, if this Lease is terminated under the provisions of Article 19 hereof, or if Landlord shall, reenter the demised premises under the provisions of Article 19 hereof, Tenant agrees that:

(a) the demised premises then shall be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration of the term hereof;

(b) Tenant shall have performed prior to any such termination any covenant of Tenant contained in this Lease for the making of any Alterations or for restoring or rebuilding the demised premises or the Building, or any part thereof; and

(c) for the breach of any covenant of Tenant set forth above in this Section 20.4, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).

20.6. In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under Article 19 hereof, if any fixed annual rent, additional rent or damages payable hereunder by Tenant to Landlord are not paid within five (5) days after the due date thereof, the same shall bear interest at the rate of one and one half (1- 1/2%) percent per month or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amount of such interest shall be additional rent hereunder.

20.7. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity.

ARTICLE 21

CURING TENANT’S DEFAULTS; FEES AND EXPENSES

21.1. If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, immediately and without notice in case of emergency, or in any other case only provided that Tenant shall fail to remedy such default within the cure period provided in Section 19.1 after Landlord shall have notified Tenant in writing of such default and the applicable grace period, if any, for curing such default shall have expired.

21.2. Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the fixed annual rent or additional rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the demised premises after default by Tenant or upon the expiration or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Section 21.2 and/or Section 21.1 hereof (at the Interest Rate or the maximum rate permitted by law, whichever is less) may be sent by Landlord to Tenant monthly, or immediately, at its option, and such amounts shall be due and payable as additional rent in accordance with the terms of such bills.

ARTICLE 22

NO REPRESENTATIONS BY LANDLORD

22.1. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other written agreement(s) made concurrently herewith

22.2.

(a) Landlord represents and warrants to Tenant as of the date hereof that:

(i) Landlord is a duly organized limited liability company in good standing under the laws of the State of New York, and is duly qualified and has the requisite power and authority to carry on its business in the State of New York as it is now being conducted.

(ii) The execution, delivery and performance by Landlord of this Lease in accordance with its terms does not violate the governing documents of Landlord, or any contract, agreement, commitment, order, judgment or decree to which Landlord is a party.

(iii) Landlord has the right, power and authority to make and perform its obligations under this Lease, and this Lease is a valid and binding obligation of Landlord enforceable against Landlord in accordance with its terms.

(iv) The execution and delivery of this Lease and the performance by Landlord of its obligations hereunder have been duly authorized.

(v) No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending against Landlord before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would materially adversely affect the performance of Landlord’s obligations hereunder.

(b) Tenant represents and warrants to Landlord as of the date hereof that:

(i) Tenant is a duly organized corporation in good standing under the laws of the State of Delaware and is duly qualified and has the requisite power and authority to carry on its business in the State of New York as it is now being conducted.

(ii) The execution, delivery and performance by Tenant of this Lease in accordance with its terms does not violate the governing documents of Tenant, or any contract, agreement, commitment, order, judgment or decree to which Tenant is a party.

(iii) Tenant has the right, power and authority to make and perform its obligations under this Lease, and this Lease is a valid and binding obligation of Tenant enforceable against Tenant in accordance with its terms.

(iv) The execution and delivery of this Lease and the performance by Tenant of its obligations hereunder have been authorized.

(v) No action, suit, claim, investigation or proceedings, whether legal or administrative or in mediation or arbitration, is pending against Tenant before or by any court of federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would materially adversely affect the performance of Tenant’s obligations hereunder.

ARTICLE 23

END OF TERM

23.1. Upon the expiration or other termination of the term of this Lease, or upon any re-entry by Landlord upon the demised premises, Tenant shall quit and surrender to Landlord the demised premises, broom clean, in good order and condition and repair, ordinary wear and tear and damage by fire, the elements or other casualty excepted, and Tenant shall remove all of its property as herein provided. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

23.2. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the demised premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and each Superior Lessor and Superior Mortgagee whose lease or mortgage, as the case may be, provides that no such surrender may be accepted without its consent.

23.3. (a) In the event this Lease is not renewed or extended or a new lease is not entered into between the parties, and if Tenant shall then hold over after the expiration or early termination of the term of this Lease, and if Landlord shall then not proceed to remove Tenant from the demised premises in the manner permitted by law (or shall not have given written notice to Tenant that Tenant must vacate the demised premises) irrespective of whether or not Landlord accepts rent from Tenant for a period beyond the Expiration Date, the parties hereby agree that Tenant’s occupancy of the demised premises after the expiration of the term shall be under a month-to-month tenancy commencing on the first day after the expiration or early termination of the term, which tenancy shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as fixed annual rent, an amount equal to 150% of one-twelfth of the higher of (i) the fixed annual rent and additional rent payable by Tenant during the twelve (12) months preceding the expiration of the term of this Lease (annualized in the case of an early termination occurring less than 12 months after the Commencement Date and, in any event, without giving effect to any abatement or offset against such rents) or (ii) an amount equal to the then market rental value for the demised premises as shall be established by Landlord giving notice to Tenant of Landlord’s good faith estimate of such market rental value. Tenant may dispute such market rental value for the demised premises as estimated by Landlord by giving notice to Landlord within but in no event after twenty (20) days after the giving of Landlord’s notice to Tenant (as to the giving of which notice to Landlord, time shall be deemed of the essence). Enclosed with such notice, Tenant shall be required to furnish to Landlord the written opinion of a reputable New York licensed real estate broker having leasing experience in the Borough of Manhattan for a period of not less than ten (10) years, setting forth said broker’s good faith opinion of the market rental value of the demised premises. If Tenant and Landlord are unable to resolve any such dispute as to the market rental value for the demised premises then an independent arbitrator who shall be a real estate broker of similar qualifications and shall be selected from a listing of not less than three (3) brokers furnished by the AAA (or any successor thereto) to Tenant and Landlord (at the request of either Landlord or Tenant). If Landlord and Tenant are unable to agree upon the selection of the individual arbitrator from such listing, then the first arbitrator so listed by the AAA (or any successor thereto) shall be conclusively presumed to have been selected by both Landlord and Tenant and the decision of such arbitrator shall be conclusive and binding upon the parties as to the market rental value for the demised premises. Pending the determination of the market rental value of the demised premises upon the expiration of the term of this Lease, Tenant shall pay to Landlord as fixed annual rent an amount computed in accordance with clauses (i) or (ii) of this Section 23.3(a) (as Landlord shall then elect), and upon determination of the market rental value of the demised premises in accordance with the preceding provisions hereof appropriate adjustments and payments shall be effected. Further, Landlord shall not be required to perform any work, furnish any materials or make any repairs within the demised premises during the holdover period. It is further stipulated and agreed that if Landlord shall, at any time after the expiration of the original term or after the expiration of any term created thereafter, proceed to remove Tenant from the demised premises as a holdover, the fixed annual rent for the use and occupancy of the demised premises during any holdover period shall be calculated in the same manner as set forth above. In addition to the foregoing, Landlord shall be entitled to recover from Tenant any losses or damages arising from such holdover as provided in Section 23.3(c) hereof.

(b) Notwithstanding anything to the contrary contained in this Lease, the acceptance of any rent paid by Tenant pursuant to Section 23.3(a) hereof shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.

(c) If Tenant shall hold-over or remain in possession of any portion of the demised premises for more than sixty (60) days beyond the Expiration Date, Tenant shall be subject not only to summary proceeding and all damages related thereto, but also to any damages arising out of any lost opportunities (and/or new leases) by Landlord to re-let the demised premises (or any part thereof). All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

ARTICLE 24

QUIET ENJOYMENT

24.1. Landlord covenants and agrees that subject to the terms and provisions of this Lease and to Superior Leases and Superior Mortgages, if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part or on behalf of Tenant to be kept or performed, then Tenant’s rights under this Lease shall not be cut off or ended before the expiration of the term of this Lease. This covenant shall be construed as a covenant running with the Land, and is not, nor shall it be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the building project and only so long as such interest shall continue, and thereafter Landlord shall be relieved of all liability hereunder thereafter arising and this covenant shall be binding only upon subsequent successors in interest of Landlord’s interest in this Lease, to the extent of their respective interests, as and when they shall acquire the same, and so long as they shall retain such interest.

ARTICLE 25

DEFINITIONS

25.1. For the purposes of this Lease, the following terms have the meanings indicated:

(a) The term “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question.

(b) The term “business days” as used in this Lease shall exclude Saturdays, Sundays and all days observed by the Federal, State or local government as legal holidays as well as all other days recognized as holidays under applicable union contracts.

(c) The terms “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular article or section, unless expressly so stated.

(d) The term “CPI” shall mean the Consumer Price Index for All Urban Consumers (“CPI-AUC”), New York, New York-Northeastern New Jersey, All Items (1982-1984=100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that CPI-AUC ceases to use a 1982-84 base rate of 100 as the basis of calculation, then the CPI-AUC shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-AUC in effect at the date of this lease not been altered. If CPI-AUC is not available or may not lawfully be used for the purposes herein stated, the term “Consumer Price Index” shall mean (i) a successor or substitute index to CPI-AUC, appropriately adjusted; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication, selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), evaluating the information theretofore used in determining CPI-AUC.

(e) The term “Interest Rate,” when used in this Lease, shall mean an interest rate equal to two percent (2%) above the so-called prime rate as published, from time to time, by the Wall Street Journal, or its successor, from time to time, but in no event greater than the highest lawful rate from time to time in effect.

(f) The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Land and Building (or the owner of a lease of the Building or of the Land and Building), so that in the event of any transfer of title to the Land and Building or said lease, or in the event of a lease of the Building, or of the Land and Building, upon notification to Tenant of such transfer or lease the said transferor Landlord shall be and hereby is entirely freed and relieved of all existing or future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to the Land and Building or said lease, or the said lessee of the Building, or of the Land and Building, that the transferee or the lessee has assumed and agreed to carry out any and all such covenants, obligations and liabilities of Landlord hereunder.

(g) The terms “Landlord shall have no liability to Tenant” or “the same shall be without liability to Landlord” or “without incurring any liability to Tenant therefor”, or words of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the demised premises.

(h) The term “laws and requirements of any public authorities” and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments including, without limitation, The Americans with Disabilities Act of 1990, as amended, and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the demised premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

(i) The term “Legal Requirements” and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the demised premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

(j) The term “mortgage” shall include a mortgage and/or a deed of trust, and the term “holder of a mortgage” or “mortgagee” or words of similar import shall include a mortgagee of a mortgage or a beneficiary of a deed of trust.

(k) The term “person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

(l) The term “requirements of insurance bodies” and words of similar import shall mean rules, regulations, orders and other requirements of the New York Board of Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Building and/or the demised premises, whether now or hereafter in force.

(m) The term “Tenant” shall mean the Tenant herein named or any assignee or other successor in interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this subsection shall not be construed to permit any assignment of this Lease or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

ARTICLE 26

ADJACENT EXCAVATION –– SHORING

26.1. If an excavation or other substructure work shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as shall be necessary to preserve the wall of or the Building of which the demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

ARTICLE 27

RULES AND REGULATIONS

27.1. Tenant and Tenant’s servants, employees and agents shall observe faithfully and comply strictly with the Rules and Regulations set forth in Exhibit D attached hereto and made part hereof entitled “Rules and Regulations” and such other and further reasonable rules and regulations as Landlord or Landlord’s agents may from time to time adopt; provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and of any of the Rules and Regulations as originally or as hereafter adopted, the provisions of this Lease shall control. Reasonable written notice of any additional rules and regulations shall be given to Tenant.

Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, against any other tenant of the Building, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees; provided, however, that in no event may the Rules and Regulations be enforced against Tenant in any discriminatory manner.

Landlord shall not unreasonably withhold from Tenant any approval provided for in the rules and regulations and shall exercise its judgment in good faith.

ARTICLE 28

NO WAIVER

28.1. No agreement to accept a surrender of this Lease shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the demised premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agent shall not operate as a termination of this Lease or a surrender of the demised premises. In the event of Tenant at any time desiring to have Landlord sublet the demised premises for

Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease or any of the Rules and Regulations set forth herein, or hereafter adopted by Landlord in accordance with this Lease, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of any original violation. The receipt by Landlord or payment by Tenant of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth herein, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on the account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

28.2. This Lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 29

WAIVER OF TRIAL BY JURY

29.1. Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the demised premises, and/or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy. It is further mutually agreed that if Landlord commences any action or proceeding to recover rent or recover possession of the demised premises, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in any such proceeding (other than compulsory counterclaims). The provisions of this Article 29 shall survive any expiration or sooner termination of this Lease.

ARTICLE 30

INABILITY TO PERFORM

30.1. If, by reason of (a) strike, (b) labor troubles, (c) governmental pre-emption in connection with a national emergency, (d) any rule, order or regulation of any governmental agency, (e) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or (f) any cause beyond Landlord’s reasonable control (the foregoing circumstances described in this Section 30.1 and described in Section 30.2 being herein called “Force Majeure Causes”), Landlord shall be unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease or shall be unable to supply any service which Landlord is obligated to supply, this Lease and Tenant’s obligations hereunder, including, without limitation, the payment of rent hereunder, shall in no wise be affected, impaired or excused nor shall Landlord have any liability whatever to Tenant, nor shall the same be deemed constructive eviction. The lack of funds shall not be deemed a cause beyond Landlord’s reasonable control.

30.2. If, by reason of (a) strike, (b) labor troubles, (c) governmental pre-emption in connection with a national emergency, (d) any rule, order or regulation of any governmental agency, (e) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or (f) any cause beyond Tenant’s reasonable control, Tenant shall be unable to fulfill, or is delayed in fulfilling, any of its non-monetary obligations under this Lease, this Lease and Landlord’s obligations hereunder shall in no wise be affected, impaired or excused. Neither the lack of funds nor the inability of Tenant to pay fixed annual rent or additional rent for any reason shall be deemed a cause beyond Tenant’s reasonable control.

ARTICLE 31

NOTICES

31.1. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Lease or pursuant to any applicable law or requirement of public authority (collectively, “notices”) shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made only if sent by (a) registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, (b) nationally recognized overnight courier (e.g., Federal Express) with verification of delivery requested or (c) personal delivery with verification of delivery requested, in any of such cases addressed as follows:

If to Landlord:

c/o Fisher Brothers

299 Park Avenue

New York, New York 10171

Attention: Mr. Kenneth Fisher, Partner

with copies to:

c/o Fisher Brothers

299 Park Avenue

New York, New York 10171

Attention: General Counsel

and

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention: Martin L. Edelman, Esq.

and if to Tenant as follows:

MF Global Inc.

55 East 52nd Street

New York, New York 10055

Attention: Global Head of Real Estate

with a copy to:

MF Global Inc.

55 East 52nd Street

New York, New York 10055

Attention: General Counsel

(except that after the Commencement Date, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the Building), and shall be deemed to have been given, rendered or made (i) if mailed, on the second business day following the day so mailed, unless mailed to a location outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the third business day after the day so mailed, (ii) if sent by nationally recognized overnight courier, on the first business day following the day sent or (iii) if sent by personal delivery, when delivered and receipted by the party to whom addressed (or on the date that such receipt is refused, if applicable). Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it. Notwithstanding the foregoing, with respect to an occurrence presenting imminent danger to the health or safety of persons or damage to property in, on or about the Building, notices may be hand delivered to Tenant at the demised premises, provided that the same notice is also sent in the manner set forth above.

31.2. Notices hereunder from Landlord may be given by Landlord’s managing agent, if one exists, or by Landlord’s attorney. Notices hereunder from Tenant may be given by Tenant’s attorney.

31.3. In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice on one other person or entity designated in such request, such service to be effected as provided in Section 31.1 or 31.2 hereof.

31.4. Notwithstanding anything to the contrary contained in this Lease, a rent bill or a bill for services rendered by the cleaning contractor for the Building, in either case sent to Tenant by first class mail to the first address to which notices are to be given to Tenant as set forth in Section 31.1 above, shall be deemed a proper demand for the payment of the amounts set forth therein (but nothing contained herein shall be deemed to require Landlord to send any rent bill or otherwise make any demand for the payment of rent except in those cases, if any, explicitly provided for in this Lease).

ARTICLE 32

SERVICES

32.1. Landlord will provide after the term of this Lease shall have commenced, provided Tenant shall have taken occupancy of the demised premises for the conduct of its business, the following services to the demised premises in the manner hereinafter more particularly set forth: (a) heat, ventilation and air conditioning; (b) elevator service; (c) domestic hot and cold water; and (d) cleaning.

32.2. (a) Landlord shall, through the air conditioning system of the Building, furnish air conditioning, ventilation and heating to the demised premises, on an all-year-round basis, during the hours from 7:30 A.M. to 8:00 P.M. on business days and on Saturdays between the hours of 8:00 A.M. and 6:00 P.M. (herein called “HVAC Business Hours”). Subject to Tenant’s compliance with all provisions of this Lease and the Building Rules and Regulations relating to the proper functioning of the Building’s HVAC system (e.g, any rule requiring the lowering or closing of blinds or drapes when the demised premises are exposed to direct sunlight), the HVAC system shall be capable of maintaining interior conditions on each floor of the demised premises of (i) 74 degrees (+/- 1 degree) Fahrenheit and 50% relative humidity during the cooling season at four (4) watts demand load per useable square foot of equipment load only (exclusive of solar or transmission load) based on an occupancy of one (1) person per 100 useable square feet when the outdoor ambient temperature is 92 degrees Fahrenheit dry bulb and 75 degrees Fahrenheit wet bulb and (ii) 72 degrees Fahrenheit or higher when the ambient temperature is 10 degrees Fahrenheit. Additionally, the HVAC system shall be capable of delivering on each floor of the demised premises outside air at a quantity not less that 15 cfm per person based on one (1) person per 100 useable square feet. From and after the date of this Lease and, notwithstanding that the Commencement Date has not yet occurred, Landlord shall operate the lavatory exhaust fans after HVAC Business Hours upon Tenant’s request, at no additional charge to Tenant, but the cost thereof shall be included in Expenses.

(b) Tenant agrees to keep and cause to be kept closed all the windows in and the doors to the demised premises at all times, and Tenant agrees to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of said air conditioning systems.

(c) Tenant acknowledges that it has been advised that the Building has sealed windows and that, therefore, the air in the demised premises can become stale and even unbreatheable when the ventilating, air-conditioning, and heating system is not operating. Tenant agrees that Landlord shall not be obligated to operate such ventilating, air-conditioning, and heating system after or before HVAC Business Hours, except after prior written notice from and payment by Tenant as hereinafter specified. Tenant agrees that Landlord’s failure to operate such system in the absence of such notice and payment shall not be deemed a partial or other eviction, or disturbance of Tenant’s use, enjoyment, or possession of the demised premises, and shall not render Landlord liable for damages, by abatement of rent or otherwise, and Tenant shall not be relieved from any obligation under this Lease.

(d) Landlord will upon reasonable advance notice provide Tenant with ventilation, air conditioning, or heating at times other than HVAC Business Hours at Landlord’s then established rates for such after hours service (which were $225.46 per hour in 2009), payable by Tenant as additional rent within twenty (20) days after being billed.

32.3. Landlord shall provide necessary elevator facilities, including reasonable freight elevator service and loading dock facilities, during the hours of 8:00 A.M. to 6:00 P.M. on business days (“Regular Business Hours”) and shall have sufficient passenger elevators available at all other times. Landlord will provide Tenant with after-hours freight elevator service and loading dock facilities at Landlord’s then established rates in the Building for same and pursuant to Landlord’s Rules and Regulations. Landlord’s 2009 established rates were $114 per hour per freight elevator (with the understanding that for the delivery or removal of items from or to the loading dock, two freight elevators are required), and $76 per hour for use of the loading dock.

32.4. Landlord will supply Tenant at Landlord’s expense with an adequate quantity of hot and cold potable water for ordinary lavatory, drinking, cleaning and pantry purposes. Should Tenant require or consume water for any additional purpose, Tenant shall pay Landlord a reasonable charge therefor and for any required pumping or heating thereof, as well as any taxes, sewer rents or other charges which may be imposed by any governmental authority based on the quantity of water so used by Tenant. Landlord may elect to install a water meter, at Tenant’s expense and thereby measure Tenant’s water consumption for all such additional purposes, said meter to be maintained at Tenant’s expense. Landlord shall also supply Tenant with a sufficient supply (including reserve) of water and water pressure for sprinklering of the demised premises as required in order to comply with Legal Requirements.

32.5. Except as otherwise provided in this Lease, including but not limited to Section 16.7 hereof, Landlord agrees to cause the demised premises to be cleaned on business days as set forth in Exhibit E annexed hereof. Landlord shall have no obligation to perform cleaning services in those portions of the demised premises which are below grade, bank space, or which are used for the preparation, dispensing or consumption of food or beverages, for use as training rooms, trading rooms/floors, for files, storage, mailing or shipping purposes, for the operation of computer, telex, data processing, reproduction or similar equipment or as private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, all of which portions Tenant shall cause to be kept clean at Tenant’s cost and expense. Tenant shall pay to Landlord, on demand, a reasonable charge for the removal from the demised premises of any refuse and rubbish of Tenant as shall not be contained in waste receptacles of customary office size and for the removal of refuse and rubbish of Tenant’s machines and of eating facilities requiring special handling (known as wet garbage). Landlord, its cleaning contractor and their employees shall have access to the demised premises after business hours and the use of Tenant’s light, power and water in the demised premises, without charge therefor, as may be reasonably required for the purpose of cleaning the demised premises.

32.6. If Tenant is permitted hereunder to and does have a separate area for the preparation or consumption of food in the demised premises, Tenant shall pay to Landlord the cost of employing on a regular basis an exterminator to keep the demised premises free from vermin; and, except in the case of a pantry which is not used for the preparation of food, Tenant shall provide a refrigerated garbage storage room (the plans and specifications thereof to be approved by Landlord) or other means of disposing of garbage reasonably satisfactory to Landlord.

32.7. Tenant acknowledges and understands that the cleaning contractor for the Building is an entity under common control with Landlord and Tenant agrees to employ said contractor or such other contractor as Landlord may from time to time designate for all waxing, shampooing, polishing, lamp replacement and other special cleaning or maintenance work of the demised premises and of Tenant’s furniture, fixtures and equipment. Landlord represents that the quality thereof shall be reasonably comparable to that of other contractors doing comparable work in comparable buildings in the area of the Building. Tenant shall not employ any other such contractor or individual without Landlord’s prior written consent, but nothing herein contained shall prohibit Tenant from utilizing a limited number of “on staff” day porters hired directly by Tenant to perform special cleaning of a nature not provided by the employees of Landlord’s designated cleaning contractor in the Building, but only for so long as the employment by Tenant of such day porters does not result in jurisdictional disputes or strikes.

32.8. Subject to the provisions of Articles 13 and 14 hereof, Landlord reserves the right, without liability to Tenant and without it being deemed a constructive eviction, to stop or interrupt any heating, elevator, escalator, lighting, ventilating, air-conditioning, steam, power, electricity, water, cleaning or other service and to stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord. Subject to the provisions of Articles 13 and 14 hereof, no such stoppage or interruption shall result in any liability from Landlord to Tenant or entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption. Except in emergency circumstances, Landlord shall give Tenant reasonable prior notice (which notice need not be in writing) of its intention to make any repairs, alterations or improvements referred to in this Section 32.10 or any other stoppages of services of which Landlord has prior notice and shall use reasonable efforts in making such repairs, alterations or improvements and in dealing with such other stoppages of service so as to minimize interference with Tenant’s business operations, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis.

32.9. Landlord shall manage, operate and maintain the Building as a First Class Office Building. Tenant and its employees shall occupy and use the demised premises in a manner befitting such building.

32.10. Landlord shall provide a Building Class E panel with sufficient points for Tenant’s use. The panel might not be on the 39th or 40th Floors and might not be dedicated to Tenant’s exclusive use. Tenant shall be responsible for all tie-ins and costs associated therewith.

32.11. Tenant, at Tenant’s sole cost and expense, shall have the right, upon reasonable advance written notice to Landlord, to contract with an alternate provider of local telecommunications service for the installation of equipment in the demised premises, including, but not limited to, telephone, data, information or other telecommunications equipment, to service the demised premises and to connect such equipment to the provider’s network through the Building’s risers and conduits (“Telecommunication Work”), subject to Landlord’s reasonable consent to such provider and to the provisions of Article 8 hereof and provided and on condition that adequate reserves exist within such risers and conduits for the Building and other present and future tenants of the Building as determined in Landlord’s sole but reasonable judgment. In the event Tenant contracts with an alternate provider of local telephone service, Landlord shall reasonably cooperate with Tenant (at no out-of-pocket cost to Landlord unless Tenant agrees to pay any such cost) in the performance by Tenant of the Telecommunication Work, provided Tenant shall hold Landlord harmless with respect to any liability incurred by Landlord by reason of such cooperation unless caused by the negligence, wrongful acts or omissions of Landlord, and shall, upon reasonable advance written notice, allow Tenant and the alternate telephone service provider reasonable access to risers and conduits necessary in connection with the Telecommunications Work provided that Tenant (or its employee, contractor or other representative) or the telephone service provider (or its employee) shall at all times be accompanied to and supervised in such areas by a member of the Building staff and Tenant shall pay Landlord’s then reasonable out-of-pocket charges for the actual time of such Building personnel devoted to such accompaniment and supervision. If Tenant’s provider at the time contracted with by Tenant is not providing services in the Building to other tenants and subsequently contracts to provide services to other tenants in the Building, the provider’s equipment shall be relocated to a location designated by Landlord and shall be subject to the provider entering into a telecommunications agreement with Landlord.

32.12. Tenant shall not clean, nor require, permit, suffer or allow any windows in the demised premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law.

32.13. Except as otherwise expressly provided above, Landlord shall not be required to provide any services to the demised premises.

32.14. In addition to any remedies which Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies contained elsewhere in this Lease, if there shall be a default hereunder by Tenant which shall not have been remedied within the applicable notice and grace period, Landlord shall not be obligated to furnish to Tenant or the demised premises any services outside of Regular Business Hours or HVAC Business Hours, as the case may be, on business days; and the discontinuance of any one or more such services shall be without liability by Landlord to Tenant and shall not reduce, diminish or otherwise affect any of Tenant’s covenants and obligations under this Lease.

32.15. If and for so long as Landlord maintains a Building directory, Landlord, at Tenant’s request, shall maintain listings on such directory of the names of Tenant, or its permitted subtenants, assignees or affiliates and the names of any of their officers and employees, provided that the names so listed shall not use more than The Percentage of the space on the Building directory. The actual cost to Landlord for making any changes in such listings requested by Tenant shall be paid by Tenant to Landlord within fifteen (15) days after delivery of an invoice therefor.

32.16. Notwithstanding anything to the contrary contained in this Lease, if the demised premises or part thereof are rendered untenantable, in whole or in part, for a period of seven (7) or more consecutive days as a result of the failure of Landlord to provide services or perform work or repairs under this Lease, then, unless caused by the default, negligence or wrongful act on the part of Tenant, its agents or employees, the fixed annual rent and additional rent applicable to the demised premises or the part thereof so rendered untenantable shall abate commencing on the eighth (8th) day that the demised premises or part thereof are untenantable, for such period as the demised premises or part thereof shall remain untenantable or until Tenant shall occupy such portion for the substantially normal conduct of its business, regardless of any delay by Tenant in resuming the operation of its business, whichever is earlier; provided, however, that if the demised premises are rendered untenantable as a result of a Force Majeure Event which is not insured against under Landlord’s insurance policies for the Building, then, in such event, (a) the provisions of this Section 32.16 shall apply if and only if such untenantability shall be for a period of ten (10) or more consecutive days and (b) the fixed annual rent and additional rent applicable to the demised premises or the part thereof so rendered untenantable shall abate subject to and in accordance with this Section 19.4 commencing on the eleventh (11th) day of such untenantability. As used in this Lease, the term “untenantable” shall mean the extent to which Tenant is actually unable to use for the substantially normal conduct of its business, and actually does not use, any or all of the demised premises (other than a de minimis portion thereof).

32.17. Landlord shall use commercially reasonable efforts to acquire control of or purchase the 600KW generator (the “Generator”) presently owned and controlled by BlackRock, Inc., but the consideration payable by Landlord therefor shall be in Landlord’s sole discretion. Subject to acquiring control of or purchasing the Generator (at no cost to Tenant), from and after the date of this Lease, and notwithstanding that the Commencement Date has not yet occurred, Landlord shall provide all or such lesser portion of the generator’s capacity for the use of Tenant as Tenant may elect from time to time. Annual maintenance costs for the generator including fuel and repairs shall be pro-rated among the parties making use of the capacity. Additionally, the cost of wiring required to bring the applicable capacity to the demised premises will be at sole cost and expense of Tenant. Landlord will facilitate the installation of any required wiring, identifying a location for any required vertical installations and such vertical shaftway space which may be required shall be provided without rental charge by Landlord. If Landlord is unable to acquire control or purchase the Generator, Landlord will permit Tenant to negotiate directly with BlackRock, Inc. to acquire control or purchase the Generator at Tenant’s expense. Further, whether or not Landlord or Tenant is able to acquire control of or purchase the Generator, Tenant may acquire another generator at its expense, to be installed by Tenant in a location reasonably designated by Landlord. If Tenant has the use of the Generator or installs another generator, Landlord will permit it to be used to support the closed-loop condenser-water system and the cooling-tower system serving the demised premises.

32.18. Notwithstanding that the Commencement Date has not yet occurred, if Tenant cannot locate its uninterrupted power supply equipment (the “UPS”) in the demised premises, prior to the first anniversary of the date of this Lease Tenant may install (and shall thereafter maintain) the UPS on the 45th Floor in a location designated by Landlord not to exceed 900 square feet in floor area and subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work, and Landlord shall provide reasonable shaft space between the 45th Floor and the 39th and 40th Floors for running six 4-inch conduits to such equipment, subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work.

32.19. Notwithstanding that the Commencement Date has not yet occurred, prior to the first anniversary of the date of this Lease Tenant may install (and shall thereafter maintain) a plate and frame heat exchanger and associated pumps, piping, exhaust system and outside air intake system on the 45th Floor in a location designated by Landlord and subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work. It is understood that the heat exchanger is intended to support the UPS equipment referred to in Section 32.18, and, if so designed, such reasonable other Tenant equipment as may be elsewhere installed.

32.20. From and after the date of this Lease and, notwithstanding that the Commencement Date has not yet occurred, Landlord shall accommodate Tenant’s reasonable telecommunications needs, which may include cabling and/or wiring to run from the Building’s telecommunication point of entry room in the basement of the Building to, and between, each floor of the demised premises and, subject to the provisions of this Lease, to the roof and other areas of the Building to which Tenant has the right hereunder to make installations. Such accommodations shall include one or more pathways sufficient to meet a reasonable volume of vertical wiring and/or cabling the need for which is demonstrated by Tenant. Tenant shall inform Landlord of its precise telecommunication needs. Landlord shall determined how best to accommodate these needs, including the location and sizing of all conduit, cabling and wiring running vertically in the Building, but Tenant shall be responsible for the performance of all such work at Tenant’s sole cost and expense. Notwithstanding the foregoing provisions of this Section 32.20, Landlord consents to Tenant’s installing and maintaining two up to 4-inch conduits from the telecommunication points of entry in the basement to the 39th and 40th Floors and one up to 4-inch conduit from the 39th and 40th Floors to Tenant’s rooftop Antenna, in such location as Landlord shall reasonably designate and subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work. All such work pursuant to this Section 32.20 shall be performed in accordance with Article 8 of this Lease. If Tenant fails to make such installations pursuant to plans and specifications approved by Landlord in accordance with Article 8 hereof within one (1) year following the date of this Lease, Tenant shall no longer have the right to utilize such shaft or other space in the Building approved by Landlord for telecommunication purposes, and the provisions of this Section 32.20 shall be of no further force and effect.

32.21. From and after the Commencement Date, Landlord shall supply Tenant with, and Tenant shall purchase, an aggregate of 260 tons of condenser water (calculated on the basis of 2.5 gallons per minute of condenser water flow per ton) for the supplemental air-conditioning needs with respect to the demised premises. Landlord has advised Tenant that the charge for the furnishing of condenser water to the demised premises in 2009 was $769.22 per ton per year. Tenant agrees that the aforesaid charge of $769.22 per ton per year shall be increased on January 1 of each calendar year, effective January 1, 2010, by an amount equal to the product obtained by multiplying $769.22 by the percentage of increase, if any, in Expenses in the relevant comparative year over the Expense Base Factor (as such terms are defined in Section 5.1 hereof). Notwithstanding that the Commencement Date has not yet occurred, (x) Landlord shall provide reasonable shaft space between the 45th Floor and the 39th and 40th Floors for running two 8-inch condenser water risers, subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work, and provided the piping is installed prior to the first anniversary of the date of this Lease, and (y) Landlord will permit Tenant to install wet taps to the Tenant and Building condenser water risers on the 39th, 40th and 45th Floors subject to Landlord’s reasonable approval of the contractor responsible for performing the work.

32.22. Notwithstanding that the Commencement Date has not yet occurred, prior to the first anniversary of the date of this Lease Landlord shall permit Tenant to locate an ATS switch on the 8th Floor of the Building near staircase B in Landlord’s mechanical space in such location as Landlord shall reasonably designate and subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work and shall provide reasonable shaft space for running electric lines to such switch. Further, prior to the first anniversary of the date of this Lease, Tenant may install a riser to the ATS switch from the generator referred to in Section 32.17 in such location as Landlord shall reasonably designate and subject to Landlord’s reasonable approval of its design and the contractor responsible for performing the work.

ARTICLE 33

ARBITRATION

33.1. With the exception of Articles 43 and 45, in each case specified in this Lease in which resort to arbitration shall be required, the matter shall be settled by arbitration administered by the AAA under its Real Estate Industry/Commercial Arbitration Rules (the “Rules”). The arbitration shall be conducted before a tribunal of three arbitrators, shall take place in the City and County of New York, and the Expedited Procedures (set forth in Rules 56 through 60 of the Rules) shall be applied, provided, however, that (a) the tribunal may, in its sole discretion, waive application of the

Expedited Procedures, and (b) in any case in which the Expedited Procedures are applicable, Rule 57 of the Rules (concerning the qualification and appointment of arbitrators) shall not apply. The party desiring such arbitration, at the time it files its demand for arbitration, and the other party, at the time it files its answering statement, shall each appoint one arbitrator in accordance with Rule 16 of the Rules. The third arbitrator, who shall be the chair of the arbitral tribunal, shall be appointed by the party-appointed arbitrators. No person shall be qualified for appointment as an arbitrator hereunder (a) unless that person has been actively engaged in the field encompassing the issue with which the arbitration is concerned and shall have been actively engaged in such field for a continuous period of twenty (20) years prior to his appointment, and (b) who is, or has ever been, an employee of either party hereto or any affiliate of such party. The tribunal shall render a reasoned award. Any award issued by the tribunal shall be conclusively binding on the parties, and judgment may be entered thereon in any court of competent jurisdiction. Each party shall pay its own arbitrator’s fees as well as its counsel’s and witnesses’ fees. The non-prevailing party shall pay all other costs incurred by the parties in the arbitration, including, without limitation, fees and costs paid to the AAA and the arbitrators. The parties hereby irrevocably waive any objection to the exercise of personal jurisdiction by (or the laying of venue in) any state or federal court located in the City and County of New York for purposes of any judicial proceeding that may be commenced in aid of this arbitration or to enforce any award rendered hereunder.

ARTICLE 34

CONSENTS AND APPROVALS

Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall delay or refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment. If Landlord delays or refuses such consent, Tenant may submit the matter to expedited arbitration pursuant to Section 33.4.

ARTICLE 35

INDEMNITY

35.1. Tenant shall indemnify and hold harmless all Landlord Parties from and against any and all claims arising from or in connection with (a) the conduct or management of the demised premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord, its agents, or employees) in or about the demised premises during the term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the demised premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, principals, shareholders, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (except to the extent caused by Landlord’s negligence or the negligence of Landlord’s agents, employees, or contractors) occurring in, at or upon the demised premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses (but in no event shall Tenant, nor any partner, director, officer, principal, shareholder, agent, servant or employee of Tenant be liable for consequential damages, subject however to the provisions of Article 23). In case any action or proceeding be brought against any Landlord Party by reason of any such claim, Tenant, upon notice from such Landlord Party, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord or such Superior Lessor or Superior Mortgagee, provided that counsel to Tenant’s insurer shall in all events be deemed to be satisfactory). The rights and obligations of Landlord and Tenant contained in this Article 35 shall survive the expiration or early termination of this Lease.

35.2. Landlord shall indemnify and hold harmless Tenant and Tenant’s partners, directors, officers, principals, shareholders, agents and employees (each of the foregoing being sometimes referred to herein as a “Tenant Party”) from and against any and all third-party claims arising from or in connection with any willful misconduct or negligence of Landlord or its partners, directors, principals, shareholders, officers, agents, employees or contractors, except to the extent such claim results from the negligent acts or willful misconduct of any Tenant Party; together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses (but in no event shall Landlord, nor any partner, director, officer, principal, shareholder, agent, servant or employee of Landlord be liable for consequential damages). In case any action or proceeding be brought against any Tenant Party by reason of any such claim, Landlord, upon notice from such Tenant Party, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant, provided that counsel to Landlord’s insurer shall in all events be deemed to be satisfactory). The rights and obligations of Landlord and Tenant contained in this Article 35 shall survive the expiration or early termination of this Lease.

ARTICLE 36

CERTIFICATE OF TENANT

36.1. Tenant shall, without charge, at any time and from time to time, within ten (10) days after request by Landlord, deliver a written instrument to Landlord or any other person, firm or corporation specified by Landlord, duly executed and acknowledged, certifying:

(a) that this Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect as modified and stating any such modification;

(b) whether the term of this Lease has commenced and rent become payable thereunder; and whether Tenant has accepted possession of the demised premises;

(c) whether or not Tenant knows of any defenses or offsets which are not claims under paragraph (e) of this Section 36.1 against the enforcement of any of the agreements, terms, covenants, or conditions of this Lease and any modification thereof upon the part of Tenant to be performed or complied with, and, if so, specifying the same;

(d) the dates to which the fixed annual rent, and additional rent, and other charges hereunder, have been paid;

(e) whether or not Tenant has made any claim against Landlord under this Lease and if so the nature thereof and the dollar amount, if any, of such claim; and

(f) such other information concerning this Lease as Landlord may reasonably request.

36.2. Landlord shall, without charge, at any time and from time to time, within ten (10) days after request by Tenant, deliver a written instrument to Tenant or any other person, firm or corporation specified by Tenant, duly executed and acknowledged, certifying:

(a) that this Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect as modified and stating any such modification;

(b) whether the term of this Lease has commenced and rent become payable thereunder;

(c) whether or not Landlord knows of any defenses or offsets which are not claims under paragraph (e) of this Section 36.2 against the enforcement of any of the agreements, terms, covenants, or conditions of this Lease and any modification thereof upon the part of Landlord to be performed or complied with, and, if so, specifying the same;

(d) the dates to which the fixed annual rent, and additional rent, and other charges hereunder, have been paid;

(e) whether or not Landlord has made any claim against Tenant under this Lease and if so the nature thereof and the dollar amount, if any, of such claim; and

(f) such other information concerning this Lease as Tenant may reasonably request.

ARTICLE 37

NAME OF BUILDING, SIGNAGE

37.1. Landlord shall have the full right at any time to name and change the name of the Building and to change the designated address of the Building. The Building may be named after any person, firm, or otherwise, whether or not such name is, or resembles, the name of a tenant of the Building.

37.2. Due to restrictions under existing tenant leases for the Building, no additional tenant signage is currently permitted in the lobby of the Building next to the escalators where signage for certain other tenants currently exists (the “Lobby Signage Area”), with the exception of signage for Blackrock and McKinsey (both of whom currently have the right to install signs in the Lobby Signage Area). In the event that these restrictions should terminate, or in the event that under the terms of the existing restrictions there would be permitted an additional sign (in addition to Blackrock and McKinsey) or a replacement for one of the existing signs in the Lobby Signage Area, the Tenant named herein or any of Tenant’s Affiliates then occupying the demised premises shall have the first right to install in the Lobby Signage Area an identifying sign containing its name, on the condition that and for so long as such named Tenant (or Tenant’s Affiliate) is occupying not less than two (2) full floors in the Building; provided, however, that Landlord may grant the first right to such additional or replacement signage to another tenant (including existing subtenants) or a new tenant in the Building occupying more space than Tenant; provided further, however, that the foregoing proviso shall not be effective in the event that such named Tenant (or Tenant’s Affiliate) is occupying not less than four (4) full floors in the Building. Further to the preceding sentence, in the event that the restrictions should terminate and, pursuant to the first “provided, however” in that sentence, Landlord grants signage rights to another or new tenant, Landlord shall thereafter grant Tenant the right to install an identifying sign in the Lobby Signage Area. Landlord agrees not to grant or agree to any similar or further restrictions on signage in the Lobby Signage Area, the effect of which would be to make it more difficult for Tenant to have a sign in the Lobby Signage Area. Any Tenant sign permitted in the Lobby Signage Area shall be of a size comparable to other tenant signs in this area and the appearance, materials and method of installation shall all be approved by Landlord. Tenant’s signs shall be installed (and shall be removed at the end of the term of the Lease or such earlier time as Tenant shall cease to have the right to such signs as hereinabove set forth) by Landlord at Tenant’s expense (including the cost of repairs to the marble walls resulting from such removal), which expense shall be commercially reasonable.

ARTICLE 38

MEMORANDUM OF LEASE

38.1. Tenant shall not record this Lease or any memorandum thereof.

ARTICLE 39

BROKERAGE

39.1. Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to the demised premises except Jones Lang LaSalle Americas, Inc. and Fisher Brothers Management Co. LLC (collectively, “Broker”) and CB Richard Ellis, Inc. Tenant agrees to indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone other than Broker. with whom Tenant has dealt in connection with the demised premises or this Lease (including, without limitation, CB Richard Ellis, Inc.). Landlord represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to the demised premises except Broker and CB Richard Ellis, Inc. Landlord agrees to indemnify, defend and save Tenant harmless from and against any claims for fees or commissions from anyone other than CB Richard Ellis, Inc. with whom Landlord has dealt in connection with the demised premises or this Lease. Landlord shall pay Broker a commission pursuant to a separate agreement. The provisions of this Article 39 shall survive the expiration or early termination of this Lease.

ARTICLE 40

INVALIDITY OF ANY PROVISION

40.1. If any term, covenant, condition or provision of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease or the application thereof to any circumstance or to any person, firm or corporation other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

40.2. If any term, covenant, condition or provision of this Lease is found invalid or unenforceable to any extent, by a final judgment or award which shall not be subject to change by any appeal, then either party to this Lease may initiate an arbitration in accordance with the provisions of Article 33 hereof, which arbitration shall be by three (3) arbitrators each of whom shall have at least ten (10) years’ experience in the supervision of the operation and management of major office buildings in Manhattan. Said arbitrators shall devise a valid and enforceable substitute term, covenant, condition or provision for this Lease which shall as nearly as possible carry out the intention of the parties with respect to the term, covenant, condition or provisions theretofore found invalid or unenforceable. Such substitute term, covenant, condition or provision, as determined by the arbitrators, shall thereupon be deemed a part of this Lease.

ARTICLE 41

MISCELLANEOUS

41.1. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

41.2. It is understood and agreed that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way whatsoever until (a) Tenant has duly executed and delivered duplicate originals to Landlord, and (b) Landlord has executed and delivered one of said fully executed originals to Tenant.

41.3. No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, including, without limitation, this Section 41.3, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought. If Tenant shall at any time request Landlord to sublet the demised premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of the Tenant’s Property in connection with such subletting unless caused by or resulting from the negligence or willful act of Landlord, its agents, servants, contractors, or employees.

41.4. Except as otherwise expressly provided in this Lease, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 15 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Article 41 shall not be construed as modifying the conditions of limitation contained in Article 19 hereof.

41.5. Upon the expiration or other termination of this Lease neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as by their nature or under the circumstances can only be, or by the provisions of this Lease, may be, performed after such expiration or other termination; and, in any event, unless otherwise expressly provided in this Lease, any liability for a payment (including, without limitation, additional rent under Articles 4 and 5 hereof) which shall have accrued to or with respect to any period ending at the time of expiration or other termination of this Lease shall survive the expiration or other termination of this Lease (and, with respect to Article 4 and 5, as provided therein).

41.6. If the demised premises be or become infested with vermin as a result of the use or any misuse or neglect of the demised premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.

41.7. Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, shall be deemed to include any other number and any other gender as the context may require.

41.8. If under the terms of this Lease Tenant is obligated to pay Landlord a sum in addition to the fixed annual rent under the lease and no payment period therefor is specified, Tenant shall pay Landlord the amount due within twenty (20) days after being billed.

41.9. Notwithstanding anything to the contrary contained in this Lease, during the continuance of any default by Tenant after the giving of notice and the expiration of any applicable grace periods hereunder, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

41.10. Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by Tenant. Tenant further represents and warrants that the Office of Foreign Assets Control of the United States Department of the Treasury has not listed Tenant or any of Tenant’s affiliates, or any person that controls, is controlled by, or is under common Control with Tenant, on its list of Specially Designated Nationals and Blocked Persons.

41.11. Except as otherwise provided in this Lease, any bill for additional rent rendered by Landlord to Tenant, and any bill for services rendered to Tenant by the cleaning contractor for the Building shall constitute a final determination as between Landlord (or Landlord and such cleaning contractor, with respect to bills rendered to Tenant by such cleaning contractor) and Tenant of the accuracy and appropriateness of the additional rent or cleaning charges set forth on such bill, unless Tenant, within sixty (60) days after such bill is furnished to Tenant, shall give a notice to Landlord that it disputes the accuracy or appropriateness of such bill, which notice shall specify the particular respects in which the bill is inaccurate or inappropriate. Pending the resolution of such dispute, Tenant shall pay the additional rent or cleaning charges in accordance with the bill furnished by Landlord or the cleaning contractor for the Building, as the case may be. The provisions of this Section 41.11 shall not apply to bills for the Expense Payment or for additional rent relating to real estate taxes, each of which are governed by other provisions of this Lease.

41.12. Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the building project, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 41.12 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the building project.

41.13. If any sales or other tax is payable with respect to any cleaning or other services which Tenant obtains or contracts for directly from any third party or parties, Tenant shall file any required tax returns and shall pay any such tax, and Tenant shall indemnify and hold Landlord harmless from and against any loss, damage or liability suffered or incurred by Landlord on account thereof.

41.14. Tenant shall not cause or permit “Hazardous Materials” (as hereafter defined) to be used, transported, stored, released, handled, produced or installed in, on or from, Tenant’s premises or the Building. The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable explosives, radioactive materials, hazardous wastes, hazardous and toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material, as defined by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. In the event of a breach of the provisions of this Section 41.15, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant to remove any such

Hazardous Materials from the demised premises in the manner prescribed for such removal by Legal Requirements. The provisions of this Section 41.15 shall survive the expiration or sooner termination of this Lease. Landlord represents that, as of the date of this Lease, there are no Hazardous Materials in the demised premises, and if any Hazardous Materials are discovered in breach of the foregoing representation, Landlord shall comply with all applicable laws with respect thereto at its sole expense and shall indemnify Tenant from any liability resulting from the existence of such Hazardous Materials.

41.15. From and after the date of this Lease and, notwithstanding that the Commencement Date has not yet occurred, Tenant may install louvers at its expense on the West side of the demised premises for exhaust and ventilation purposes capable of permitting 4,000 cubic feet per minute of outside air in such locations and of such design as shall be reasonably approved by Landlord. Such installation shall comply with the provisions of Article 8 hereof.

41.16. From and after the date of this Lease and, notwithstanding that the Commencement Date has not yet occurred, Landlord agrees that Tenant and its employees may use Building staircases “A” and “B” (collectively, the “Staircase”) for access between the 39th and 40th Floors and may install a card-key lock system on the doors accessing the demised premises from the Staircase. During the term of this Lease, Tenant shall clean and repair the Staircase as may be necessitated by Tenant’s use thereof, including, without limitation, the repair and replacement of the photoluminescent materials previously installed therein by Landlord. Tenant acknowledges that Landlord shall have no obligation with respect to, and Landlord makes no representations as to, the fitness of the Staircase for regular use as access between such floors, and Landlord shall have no obligation with respect to the safety of persons using the Staircase for such access nor shall Landlord be liable for the unauthorized entry of any persons to the demised premises from the Staircase. Tenant agrees to defend, indemnify and hold Landlord harmless from and against any and all claims, liabilities, damages and costs resulting from the use of the Staircase during the term of this Lease, and the provisions of this sentence shall survive the termination of this Lease.

41.17. In the event that either party resorts to litigating a matter that is not required to be submitted to arbitration pursuant to Article 32, and the litigation results in a non-appealable decision, the prevailing party shall be reimbursed by the other party for the reasonable legal fees and costs of the prevailing party.

ARTICLE 42

SECURITY

42.1. Tenant shall deliver to Landlord upon the execution of this Lease, and Tenant shall maintain in effect at all times during the term hereof, as security for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this Lease, an unconditional irrevocable letter of credit in the amount of Two Million and 00/100 ($2,000,000.00) Dollars, substantially in the form annexed hereto as Exhibit F and otherwise reasonably satisfactory to Landlord and issued by a banking corporation reasonably satisfactory to Landlord and either having its principal place of business or a duly licensed branch or agency in the borough of Manhattan, City and County of New York. Landlord agrees that JP Morgan Chase Bank N.A. and Bank of America are both satisfactory to Landlord. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than forty-five (45) days prior to the expiration thereof. Tenant shall, throughout the term of this Lease, deliver to Landlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is herein called a “Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid with final expiration date occurring not earlier than sixty (60) days following the Expiration Date of this Lease. If Tenant shall fail to obtain any replacement of or amendment to a Security Letter within any of the applicable time limits set forth in this Section 42.1, Tenant shall be in default of its obligations under this Article 42 and Landlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Security Letter and use, apply and retain the same as security hereunder (“Cash Security”), and notwithstanding such draw by Landlord, Landlord shall have the right (but not the obligation), at its option, to give written notice to Tenant stating that such failure by Tenant to deliver such replacement of or amendment to the Security Letter constitutes a continuing default by Tenant of its obligations under this Article 42, and in the event that Tenant shall not have delivered such replacement or amendment to Landlord within thirty (30) days after Tenant’s receipt of such notice, Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate (as set forth in Section 19.1 hereof) with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in Article 20 hereof. Upon delivery to Landlord of any such replacement of or amendment to the Security Letter within the thirty (30) day period described in the preceding sentence, such default shall be deemed cured and Landlord shall return to Tenant the proceeds of the Security Letter which had been drawn by Landlord pursuant to the preceding sentence (or any balance thereof to which Tenant is entitled). Provided that Tenant is not then in default under this Lease beyond the expiration of any applicable notice and cure periods, the Security Letter may be reduced to $1,600,000 on the first anniversary of the Commencement Date, to $1,200,000 on the second anniversary of the Commencement Date, to $800,000 on the third anniversary of the Commencement Date, to $400,000 on the fourth anniversary of the Commencement Date, and to zero on the fifth anniversary of the Commencement Date.

42.2. If Tenant defaults in respect of the full and prompt payment and performance of any of the terms, provisions, covenants and conditions of this Lease beyond notice (the delivery of which shall not be required for purposes of this Section 42.2 if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, all applicable bankruptcy and insolvency law) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 42.2 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Article 18 hereof shall have occurred with or without the acquiescence of Tenant), including, without limitation, the payment of fixed annual rent and additional rent, Landlord may, at its election, (but shall not be obligated to) draw down the entire Security Letter or any portion thereof and use, apply or retain the whole or any part of the security represented by the Security Letter to the extent required for the payment of (without duplication): (a) fixed annual rent, additional rent or any other sum as to which Tenant is in default beyond any applicable notice and grace period, (b) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, provisions, covenants, and conditions of this Lease, following notice and the expiration of the applicable cure period, including, without limitation, any reletting costs or expenses (including, without limitation, any free rent, tenant improvement allowance, leasing commissions, attorneys’ fees, costs and expenses, and other fees, costs and expenses relating to the reletting of all or any portion of the demised premises), (c) any damages or deficiency in the reletting of the demised premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord, or (d) any damages awarded to Landlord in accordance with the terms and conditions of Article 20 hereof, it being understood that any use of the whole or any part of the security represented by the Security Letter shall not constitute a bar or defense to any of Landlord’s other remedies under this Lease or any law, rule or regulation, including, without limitation, Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of title 11 of the United States Code. To insure that Landlord may utilize the security represented by the Security Letter in the manner, for the purpose, and to the extent provided in this Article 42, each Security Letter shall provide that the full amount or any portion thereof may be drawn down by Landlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Landlord’s draft drawn on the issuing bank without accompanying memoranda or statement of beneficiary. In no event shall the Security Letter require Landlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement and in no event shall the issuing bank or Tenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of this Lease. In no event and under no circumstance shall the draw down on or use of any amounts under the Security Letter constitute a basis or defense to the exercise of any other of Landlord’s rights and remedies under this Lease or under any law, rule or regulation, including, without limitation, Landlord’s right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of title 11 of the United States Code.

42.3. If Landlord is holding any Cash Security and Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Lease beyond notice and the expiration of any applicable cure periods (except to the extent that such notice and cure periods are not applicable pursuant to Section 42.2 hereof) Landlord may use, apply, or retain the whole or any part of said Cash Security to the extent required for payment of fixed annual rent, additional rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, and conditions of this Lease. In the event Landlord uses, applies or retains any portion or all of the security represented by the Security Letter, Tenant shall forthwith restore the amount so used, applied or retained (at Landlord’s option, either by the deposit with Landlord of cash or the provision of a replacement Security Letter) so that at all times the amount of the security represented by the Security Letter and the Cash Security (if any) shall be not less than the security required by Section 42.1 hereof, failing which Tenant shall be in default of its obligations under this Article 42 and Landlord shall have the same rights and remedies as for the non-payment of fixed annual rent beyond the applicable grace period.

42.4. Provided Tenant is not in default, following notice and the expiration of the applicable cure period, in respect of any of the terms, provisions, covenants, and obligations under this Lease, the Security Letter and the Cash Security (if any) shall be returned to Tenant within thirty (30) days after both (i) the expiration or early termination of this Lease and (ii) the delivery to Landlord of entire possession of the demised premises as provided in this Lease; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall have the right to transfer the Security Letter and the Cash Security (if any) to the vendee, transferee or lessee or, in the alternative, to require Tenant to deliver a replacement Security Letter naming the new landlord as beneficiary, and, upon such delivery by Tenant of such replacement Security Letter, Landlord shall return the existing Security Letter to Tenant. Upon such transfer or return of the Security Letter and the Cash Security (if any), Landlord shall thereupon be released by Tenant from all liability for the return thereof, and Tenant shall look solely to the new landlord for the return of the same who shall be deemed to have assumed Landlord’s liability hereunder. The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successors in the Building, whether in whole or in part, transfer the Security Letter and the Cash Security (if any) to any vendee, transferee or lessee of the Building (or require Tenant to deliver a replacement Security Letter as hereinabove set forth) and shall thereupon be relieved of all liability with respect thereto, provided the new Landlord shall be deemed to have assumed such liability. If Tenant shall fail to timely deliver such replacement Security Letter, Tenant shall be in default of its obligations under this Article 42 and Landlord shall have the right (but not the obligation), at its option, to draw down the existing Security Letter and retain the proceeds as security hereunder until a replacement Security Letter is delivered, and notwithstanding such draw by Landlord, Landlord shall have the right (but not the obligation), at its option, to give written notice to Tenant stating that such failure by Tenant to deliver such replacement Security Letter constitutes a continuing default by Tenant of its obligations under this Article 42, and if Tenant shall not have delivered such replacement to Landlord within thirty (30) days after Tenant’s receipt of such notice, Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this Lease and the term and estate hereby granted shall terminate in accordance with the provisions of the penultimate sentence of Section 42.1 hereof. Upon delivery to Landlord of any such replacement Security Letter within the thirty (30) day period described in the preceding sentence, such default shall be deemed cured and Landlord shall return to Tenant the proceeds of the Security Letter which had been drawn by Landlord pursuant to the preceding sentence (or any balance thereof to which Tenant is entitled). Landlord and Tenant hereby agree that, in connection with the transfer by Landlord or its successors or assigns hereunder of Landlord’s interest in the Security Letter, Tenant shall be solely liable to pay any transfer commission and other costs charged by the issuing bank in connection with any such transfer of the Security Letter, as additional rent hereunder, upon Landlord’s demand therefor. Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the security represented by the Security Letter, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In any event, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the security represented by the Security Letter, Landlord may return the Security Letter to the original Tenant regardless of one or more assignments of this Lease.

42.5. Neither the Security Letter, any proceeds therefrom or the Cash Security, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at law or in equity upon Tenant’s default.

42.6. As a material inducement to Landlord to enter into this Lease, Tenant hereby acknowledges and agrees that the Security Letter and the proceeds thereof (including, without limitation, any Cash Security created by the draw down of all or any portion of the Security Letter) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Lease, shall be deemed third-party obligations and not the obligation of Tenant hereunder and, accordingly, (a) shall not be subject to any limitation on damages contained in Section

502(b)(6) of Title 11 of the United States Code or any other limitation on damages that may apply under any federal, state or local law, rule or regulation in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant, (b) shall not diminish or be offset against any amounts that Landlord would be able to claim against Tenant pursuant to 11 U.S.C. §502(b)(6) as if no Security Letter existed, and (c) may be relied on by Landlord in the event of an assignment of this Lease that is not expressly in accordance with the terms of this Lease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant.

ARTICLE 43

EXTENSION TERMS

43.1.(a) For purposes hereof:

the term “First Extension Option” shall mean Tenant’s right to extend the term of this Lease for an additional term (herein called the “First Extension Term”) of five (5) years commencing on March 1, 2023 (herein called the “Commencement Date of the First Extension Term”) and ending on February 28, 2028; and

(b) the term “Second Extension Option” shall mean Tenant’s right to extend the term of this Lease for an additional term (herein called the “Second Extension Term”) of five (5) years commencing on March 1, 2028 (herein called the “Commencement Date of the Second Extension Term”) and ending on February 28, 2033; and

(c) The First Extension Option or the Second Extension Option, as the case may be, may be exercised only by Tenant’s giving notice (herein called the “Extension Election Notice”) to that effect to Landlord not later than twenty-four (24) months prior to (x) the expiration of the initial term of this Lease with respect to the First Extension Option or (y) the expiration of the First Extension Term with respect to the Second Extension Option. Time shall be of the essence with respect to the exercise of the First Extension Option and the Second Extension Option. Subject to the provisions of Section 43.2 hereof, upon the giving of the Extension Election Notice the term of this Lease shall be extended in accordance with the terms hereof for the First Extension Term or the Second Extension Term, as the case may be, without the execution of any further instrument. The First Extension Term and the Second Extension Term shall be upon the same terms, covenants and conditions of this Lease as shall be in effect immediately prior to such extension, except that:

(A) there shall be no right or option to extend the term of this Lease for any period of time beyond the expiration of the Second Extension Term;

(B) the fixed annual rent for the First Extension Term or the Second Extension Term, as the case may be, shall be determined as provided in Section 43.3 hereof;

(C) Tenant shall not be entitled to any abatement of fixed annual rent or additional rent or any work allowance or any other tenant inducements.

43.2. The exercise of the aforesaid option to extend the term of this Lease at a time when (a) any default has occurred and is continuing beyond the expiration of any applicable notice or grace period provided for in this Lease or (b) the Renewal Occupancy Requirement (as such term is hereinafter defined) is not satisfied, shall be void and of no force and effect unless Landlord shall elect otherwise. The termination of this Lease during the initial term shall also terminate and render void any option or right on Tenant’s part to extend this Lease for the First Extension Term, whether or not such option or right shall have been exercised; the termination of this Lease during the First Extension Term shall also terminate and render void any option or right on Tenant’s part to extend this Lease for the Second Extension Term, whether or not such option or right shall have been exercised; and nothing contained in this Article 43 shall prevent Landlord from exercising any right or option granted to or reserved by Landlord in this Lease to terminate this Lease. Tenant’s option to extend the term of this Lease for the First Extension Term or the Second Extension Term may not be severed from this Lease or separately sold, assigned or otherwise transferred. For purposes of this Article 43, the “Renewal Occupancy Requirement” shall be deemed to be met if the then Tenant under this Lease and/or its affiliates (but not including Office Space Occupants) then physically occupy not less than 50% of the demised premises.

43.3.(a) The fixed annual rent for the demised premises for the First Extension Term or the Second Extension Term, as the case may be, shall be an amount equal to 100% of the Market Value Rent for the demised premises prevailing six (6) months prior to the Commencement Date of the First Extension Term or the Commencement Date of the Second Extension Term, as the case may be (determined in accordance with the provisions of this Section 43.3). Provided that Tenant shall have exercised its option to extend the term of this Lease in accordance with the terms of this Article 43, Landlord shall, not less than six (6) months prior to the Commencement Date of the First Extension Term or the Commencement Date of the Second Extension Term, notify Tenant of Landlord’s estimate of the Market Value Rent of the demised premises for the applicable Extension Term (herein called the “Rent Notice”). Within twenty (20) days after the giving of such notice, Tenant shall notify Landlord whether Tenant accepts or rejects Landlord’s estimate of such Market Value Rent. If Tenant accepts such estimate, the fixed annual rent for the applicable Extension Term shall be the Market Value Rent set forth in the Rent Notice. If Tenant fails to reject such estimate within such twenty (20) day period, time being of the essence, then the fixed annual rent for the applicable Extension Term shall be the Market Value Rent set forth in the Rent Notice. If Tenant rejects Landlord’s estimate within such twenty (20) day period, then either

Tenant or Landlord may initiate the arbitration process (the party initiating such process being herein referred to as the “Initiating Party”) provided for herein by designating its arbitrator in a subsequent notice to the other party (herein called the “Responding Party”) (which notice shall specify the name and address of the person designated to act as an arbitrator on its behalf) given to the Responding Party within thirty (30) days of Tenant’s notice of dispute. If Tenant fails to dispute Landlord’s Market Value Rent determination as set forth hereinabove or if neither party initiates the arbitration process as provided above, time being of the essence, then Landlord’s determination of the Market Value Rent during the applicable Extension Term as set forth in the Rent Notice shall be conclusive. Within ten (10) business days after the Responding Party’s receipt of notice of the designation of the Initiating Party’s arbitrator, the Responding Party shall give notice to the Initiating Party specifying the name and address of the person designated to act as an arbitrator on its behalf. Neither Landlord nor Landlord’s arbitrator shall be bound by nor shall any reference be made to the determination of the Market Value Rent for the demised premises during the applicable Extension Term which was furnished by Landlord in the Rent Notice. If the Responding Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified, then the Initiating Party shall provide an additional notice to the Responding Party requiring the Responding Party’s appointment of an arbitrator within five (5) business days after the Responding Party’s receipt thereof. If the Responding Party fails to notify the Initiating Party of the appointment of its arbitrator within the time specified by the second notice, the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed, and shall exchange sealed envelopes each containing such arbitrator’s written determination of the Market Value Rent for the demised premises during the applicable Extension Term. The Market Value Rent specified by Landlord’s arbitrator shall herein be called “Landlord’s Submitted Value” and the Market Value Rent specified by Tenant’s arbitrator shall herein be called “Tenant’s Submitted Value”. Copies of such written determinations shall promptly be sent to both Landlord and Tenant. Any failure of either such arbitrator to meet and exchange such determinations shall be acceptance of the other party’s arbitrator’s determination as the Market Value Rent, if, and only if, such failure persists for three (3) days after notice to the party for whom such arbitrator is acting, and provided that such three (3) day period shall be extended by reason of any applicable condition set forth in Article 30 hereof. If the higher determination of Market Value Rent is not more than one hundred two (102%) percent of the lower determination of the Market Value Rent, then the Market Value Rent shall be deemed to be the average of the two determinations. If, however, the higher determination is more than one hundred two (102%) percent of the lower determination, then within five (5) days of the date the arbitrators submitted their respective Market Value Rent determinations, the two arbitrators shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within said five (5) day period, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of five (5) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the AAA (or any successor organization thereto) in accordance with its rules then prevailing or if the AAA (or such successor organization) shall fail to appoint said third arbitrator within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to the Supreme Court, New York County, New York (or any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the appointment of such third arbitrator. Within five (5) days after the appointment of such third arbitrator, Landlord’s arbitrator shall submit Landlord’s Submitted Value to such third arbitrator and Tenant’s arbitrator shall submit Tenant’s Submitted Value to such third arbitrator. Such third arbitrator shall, within thirty (30) days after the end of such five (5) day period, select either Landlord’s Submitted Value or Tenant’s Submitted Value as the Market Value Rent of the demised premises during the applicable Extension Term and send copies of his determination promptly to both Landlord and Tenant specifying whether Landlord’s Submitted Value or Tenant’s Submitted Value shall be the Market Value Rent of the demised premises during the applicable Extension Term.

(b) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(c) Each of the arbitrators selected as herein provided shall have at least ten (10) years experience in the leasing or renting of office space in comparable buildings.

(d) In the event Tenant initiates the aforesaid arbitration process and as of the Commencement Date of the First Extension Term or the Commencement Date of the Second Extension Term, as the case may be, the amount of the Market Value Rent has not been determined, Tenant shall pay the amount equal to the average of Landlord’s Submitted Value and Tenant’s Submitted Value and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the Commencement Date of the First Extension Term or the Commencement Date of the Second Extension Term, as the case may be. Overpayments shall be paid by Landlord to Tenant and underpayments shall be paid by Tenant to Landlord promptly after such determination, together with interest thereon at the Interest Rate.

43.4. For purposes of this Article 43, the determination of “Market Value Rent” shall take into account all then relevant factors, whether favorable to Landlord or Tenant.

ARTICLE 44

ROOFTOP COMMUNICATIONS EQUIPMENT

44.1.(a) Landlord agrees that, subject to (x) all legal requirements, and (y) the terms and provisions of this Article and this Lease, and whether or not the Commencement Date has occurred, until the Expiration Date, Tenant, at Tenant’s cost and expense, shall be permitted to install on a portion of the rooftop of the Building (herein called the “Antenna Area”) within one (1) year after the date of this Lease, and shall thereafter maintain, repair, and operate one dish antenna or one whip antenna (herein called, together with related support structures, wires and cables, the “Antenna”) as an incident to the conduct of Tenant’s business in the demised premises (whether pursuant to the Sublease or pursuant to this Lease), provided and on condition that:

(i) the size and dimensions of any replacement of the Antenna, and the size and dimensions of any required support structures, shall be subject to Landlord’s prior consent (provided, however, that Landlord hereby approves of an Antenna having a diameter of up to two (2) meters);

(ii) the installation and position of such replacement Antenna and reasonably required support structures shall comply with all legal requirements;

(iii) the installation of any electrical or communications lines (herein called “Wiring”) and related equipment in connection with the installation and operation of the Antenna, as well as the manner and location (i.e., routing) of all Wiring and related equipment in connection therewith shall (1) be at Tenant’s cost and expense, (2) be subject to Landlord’s prior consent; such consent not to be unreasonably withheld with respect to the reasonable use of the existing risers of the Building for the routing of the Wiring from the demised premises to the Antenna Area if and to the extent Landlord shall determine (in its good faith reasonable discretion) that adequate space therein is available and adequate reserves exist therein for the Building and other present and future tenants of the Building and (3) comply with all legal requirements; and

(iv) the Antenna, reasonably required support structures, Wiring and related equipment shall be maintained and kept in repair by Tenant, at Tenant’s cost and expense.

(b) The parties agree that Tenant’s use of the rooftop of the Building is a nonexclusive use and Landlord may permit the use of any other portion of the roof to any other person, firm or corporation for any use including the installation of other antennas and support equipment. Tenant covenants and agrees that the Antenna shall not interfere with or adversely affect any of Landlord’s equipment, installations, lines or machinery that is, in each case, installed prior to the date that the Antenna is installed, or the use, repair, maintenance or removal thereof. Tenant shall cooperate reasonably with any other tenant of the Building or other person (herein called a “Roof User”) having equipment, installations, lines or machinery on the roof of the Building (herein called “Rooftop Installations”) so as not to cause (or to eliminate) any interference or adverse effect to any such Rooftop Installations installed prior to the date that the Antenna is installed or the use, repair, maintenance or removal thereof by the Antenna.

(c) For the purpose of installing, servicing or repairing the Antenna and related equipment, Tenant shall have reasonable access to the rooftop of the Building upon prior reasonable request of Landlord. All access by Tenant to the roof of the Building shall be subject to the supervision and control of Landlord and to Landlord’s reasonable safeguards for the security and protection of the Building, the Building equipment, and installations and equipment of other tenants and occupants of the Building as may be located on the roof of the Building. Landlord shall have the right to assign a Building representative to be present during the duration of Tenant’s access to the rooftop and Tenant shall pay to Landlord the amount of Landlord’s commercially reasonable, actual out-of pocket costs therefor within thirty (30) days after demand.

(d) Tenant, at Tenant’s cost and expense, agrees to promptly and faithfully obey, observe and comply with all laws, ordinances, regulations, requirements and rules of all governmental authorities in any manner affecting or relating to Tenant’s use of said roof as to the installation, repair, maintenance and operation of any support structures, Antenna and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44. Tenant, at Tenant’s cost and expense, shall secure and thereafter maintain all permits and licenses required for the installation and operation of the Antenna and any support structures and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44, including, without limitation, any approval, license or permit required from the Federal Communications Commission. In no event shall the maximum level of microwave emissions from the Antenna exceed an amount equal to Tenant’s proportionate share of the total microwave emissions allowable for the Building as determined by the governmental authorities having jurisdiction thereof.

(e) Tenant agrees that Tenant will pay for all electrical service required for Tenant’s use of the Antenna and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44 in accordance with the applicable provisions of the Lease. Tenant further agrees that such electric service shall, at Landlord’s election, either (i) feed off a new electrical panel to be installed by Landlord on the rooftop of the Building, in which event, Tenant shall be responsible for the cost of such panel and the installation of same and for the cost of all electrical service supplied to such panel by the public utility or other electricity provider if same is present and available, or (ii) feed off of an existing electric supply on the rooftop of the Building, in which event Tenant shall pay Landlord’s reasonably estimated cost of the electrical load and usage of the Antenna as well as the cost of connecting the Antenna thereto. In the event Landlord makes the election set forth in the preceding clause (ii), Landlord’s estimate may be increased from time to time based upon increases in the electrical load or usage of the Antenna or increases or changes in Landlord’s electricity rates or charges (in order to determine any such increases in load or usage, Landlord may, from time to time, at Tenant’s cost and expense, have Landlord’s electrical consultant perform a survey with respect to the electrical load and usage of the Antenna). The estimate by Landlord set forth in clause (ii) or any change thereto by Landlord’s consultant shall be binding and conclusive on Tenant, unless within one hundred eighty (180) days after the delivery of the amount of Landlord’s estimate or any changes thereto, Tenant disputes such determination by providing written notice of such dispute to Landlord. If Tenant disputes the determination, it shall, at its own expense, obtain from a reputable, independent electrical consultant its own survey of the electrical load and usage of the Antenna, and a determination of such change in the Landlord’s estimate or change thereto. Tenant’s consultant and Landlord’s consultant then shall seek to agree on a finding of such determination of a proper charge for the provision of electrical service to the Antenna. If they cannot agree, they shall choose a third reputable electrical consultant whose cost shall be borne equally by Landlord and Tenant, to make a similar survey, and the determination of the charge for the provision of electrical service to the Antenna by such third electrical consultant shall be controlling (If they cannot agree on such third consultant, within ten (10) days, then either party may apply to the AAA for the appointment of such third consultant.) However, pending such determination, Tenant shall pay to Landlord the amount of Landlord’s estimate or any change thereto, provided, however, if the amount of the charge for the provision of electrical service to the Antenna is determined as aforesaid is different from that determined by Landlord’s electrical consultant, then Landlord and Tenant shall make adjustment for any deficiency owed by Tenant or overage paid by Tenant.

(f) The Antenna, support structures and related equipment installed by Tenant pursuant to the provisions of this Article 44 shall be Tenant’s personal property, and, upon the expiration, or earlier termination of this Lease, shall be removed by Tenant, at Tenant’s cost and expense. All wiring and related electrical equipment installed by Tenant in connection with the installation and operation of the Antenna shall be Tenant’s personal property. Upon the expiration, or earlier termination of this Lease, if Landlord so directs by written notice to Tenant, Tenant shall promptly remove the Wiring and electrical equipment as designated in such notice, at Tenant’s cost and expense. Tenant, at Tenant’s cost and expense, shall promptly repair any and all damage to the rooftop of the Building and to any other part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the Antenna, support structures, Wiring and related equipment erected or installed by Tenant pursuant to the provisions of this Article 44 and restore said affected areas to their condition as existed prior to the installation of the Antenna and related equipment, subject to normal wear and tear and damage by fire or other casualty. Notwithstanding anything to the contrary contained in the preceding sentence, in the event Tenant fails to perform such repair work after notice and expiration of applicable cure periods, if any, Landlord shall have the option of performing any such repairs, at Tenant’s cost and expense, to the extent that same are commercially reasonable, which cost and expense shall be payable by Tenant to Landlord within thirty (30) days after demand.

(g) Except for electrical service pursuant to Section 44.1(e) above, Tenant agrees that Landlord shall not be required to provide any services whatsoever to the rooftop of the Building.

(h) Tenant covenants and agrees that all installations made by Tenant on the rooftop of the Building or in any other part of the Building pursuant to the provisions of this Article 44 shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s agent or employees shall be liable for any damage or injury thereto caused in any manner unless arising out of the negligence of Landlord or Landlord’s agents or employees.

(i) With respect to the Antenna and Tenant’s use of a portion of the rooftop of the Building, Tenant shall obtain and thereafter maintain during the term of this Lease insurance coverage for the benefit of Landlord (and its managing agent and mortgagee, if applicable) in such amount and of such type as Landlord may reasonably require but not in excess of such amounts required by prudent landlords of comparable first class office buildings located in midtown Manhattan. If any installations made by or on behalf of Tenant referred to in this Article 44 should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Landlord, then Tenant shall reimburse Landlord for any loss or damage sustained or costs or expenses incurred by Landlord as a result thereof.

(j) All plans and specifications of Tenant’s work and installations to be done and made by Tenant pursuant to the provisions of this Article 44 shall be subject to the prior approval of Landlord, such approval not to be unreasonably withheld or delayed (subject to the provisions of Article 8 hereof), and shall be further subject to inspection and reasonable supervision by Landlord, it being agreed and acknowledged that Landlord shall not be deemed to incur any liability by reason of the provisions of this Section.

(k) Tenant acknowledges being advised by Landlord that Landlord has granted, and shall be granting, to third parties various rights and licenses to utilize various portions of the Building and rooftop thereof for the installation of microwave dishes, satellite communications equipment, whip antennae and other communications equipment and related equipment (all of the foregoing are herein collectively referred to as “Other Communications Equipment”) and that, inasmuch as Landlord’s ability to facilitate the installation and operation of such Other Communications Equipment will be of paramount importance to Landlord, Landlord shall have the right, at any time and from time to time, upon thirty (30) days’ prior written notice to Tenant, to relocate Tenant’s Antenna, support structures and related equipment to other areas of the Building and rooftop thereof (provided that the Antenna shall be relocated to a portion of the rooftop), as Landlord, in its reasonable discretion, may determine, so as to accommodate such Other Communications Equipment on the roof of the Building and so as to eliminate, or not to create, problems of interference with respect to or between Other Communications Equipment now, or in the future, installed on the roof or other areas of the Building. Such relocation shall, to the extent practicable, be performed during hours other than

Tenant’s regular business hours so as to minimize any disruption of Tenant’s normal business activities and, except for such downtime, such relocation shall not prevent Tenant from using its Antenna for its original intended purpose, without any material decrease in the quality of communications or material increase in the cost of operating, maintaining, repairing and removing the Antenna. Tenant shall cooperate with Landlord to effectuate the relocation of Tenant’s Antenna, support structures and related equipment as shall be required by Landlord. All costs involved in such relocation shall be borne by Landlord and such relocation shall be performed by Landlord in compliance with all applicable legal requirements.

(l) Tenant shall not be permitted to assign or transfer all or any portion of the rights granted to Tenant pursuant to this Article 44 unless Tenant assigns this Lease or sublets all of the demised premises to the party to whom such rights are assigned or transferred pursuant to the applicable provisions of this Lease.

ARTICLE 45

RIGHT OF FIRST OFFER

45.1.(a) As used herein:

“Available” means, as to any space, that such space is vacant and free (or is reasonably anticipated to be vacant and free as of the anticipated Offer Space Inclusion Date) of any present or future possessory right now or hereafter existing in favor of any third party and that Landlord intends to offer such space for lease to the general market. Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Article 45 is subordinate to (i) occupancy by Landlord and/or any of Landlord’s affiliates, (ii) rights of offer, rights of first refusal, expansion rights or similar rights or options in favor of any third party existing as of the date of this Lease, (iii) the right to renew the term of existing occupants in the space then demised to such occupants whether or not such occupants have an existing option to renew such term, and (iv) the Landlord’s right to lease the space to any third-party who would, as a result of such leasing and any prior lease or sublease held by such third-party, end up leasing (inclusive of any sublease) space in the Building that exceeds the area of the demised premises as of the date Landlord leases the space. “Available”, as it applies to the 22nd, 23rd and 28th floors of the Building for the first one hundred thirty (130) days after the date of this Lease (such floors, during such period, are hereinafter the “Initial ROFO Floors”), shall have the meaning set forth in the first sentence of this definition, only, and the second sentence shall not apply thereto.

“Offer Period” means the period commencing on the date hereof to and including the date that is twenty-four (24) months prior to the Expiration Date, which period shall be extended if and to the extent that Tenant has an unexpired right to extend the term of this Lease pursuant to the provisions of Article 43 hereof, provided, however, that if Tenant gives an Acceptance Notice (as defined below) with respect to

Offer Space with an anticipated Offer Space Inclusion Date that is less than twenty-four (24) months prior to the Expiration Date, Tenant, with the giving of the Acceptance Notice, shall exercise one of its renewal options pursuant to Article 43 hereof, and if there are then no further renewal options, the Offer Period shall be deemed to have ended. Notwithstanding anything to the contrary in the preceding sentence, the Offer Period shall expire once Tenant’s right to exercise its renewal options has expired.

“Offer Space” means space to become Available on any floor of the Building.

(b) Provided that (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default beyond applicable notice and cure periods under this Lease, and (iii) Tenant (together with its affiliates) shall occupy at least 75% of the demised premises, if, at any time during the Offer Period, the Offer Space either becomes, or Landlord reasonably anticipates that within the next 24 months or such longer period as may be permitted with respect to first Offer Space that is “Must-Take Space” in accordance with the provisions of subsection (j) below; (but, in either case, not later than the last day of the Offer Period) the Offer Space will become Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, identifying the Offer Space which is, or is to become, Available (such applicable Offer Space being referred to herein as the “Applicable Offer Space”) specifying (A) Landlord’s determination of the Fair Offer Rent for the Applicable Offer Space, (B) the date or estimated date that the Applicable Offer Space has or shall become Available and (C) such other matters as Landlord may deem appropriate for such Offer Notice. Landlord agrees to give an Offer Notice if an Initial ROFO Floor becomes Available, but such Offer Notice shall be given no earlier than one hundred ten (110) days after the date of this Lease. “Fair Offer Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Applicable Offer Space, and taking into account all relevant factors (and, if the period from the Offer Space Inclusion Date to and including the Expiration Date is less than five (5) years, assuming a five (5) year term). An Offer Notice for an Initial ROFO Floor shall not contain a determination of Fair Offer Rent but shall include Landlord’s determination of the fixed annual rent for such Initial ROFO Floor, which amount shall not exceed $65.00 per rentable square foot of floor area. Notwithstanding anything to the contrary contained in this Section 45.1(b), Landlord shall not be obligated to give an Offer Notice with respect to more than one of the Initial ROFO Floors if any or all of the Initial ROFO Floors become Available, and Landlord shall have the right to choose which of the three Initial ROFO Floors will not be the subject of an Offer Notice provided that Landlord is obligated to give an Offer Notice with respect to one of the Initial ROFO Floors.

(c) Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default beyond applicable notice and cure periods under this Lease, and (iii) Tenant (together with its affiliates) shall occupy at least 75% of the demised premises, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is ten (10) business days after the giving of the Offer Notice (time being of the essence) to include the Applicable Offer Space in the demised premises. Tenant shall notify Landlord in the Acceptance Notice whether Tenant accepts or disputes Landlord’s determination of the Fair Offer Rent, and if Tenant disputes Landlord’s determination of the Fair Offer Rent, the Acceptance Notice shall set forth Tenant’s determination thereof. If Tenant fails timely to object to Landlord’s determination in the Acceptance Notice and to set forth Tenant’s determination, then Tenant shall be deemed to have accepted Landlord’s determination. An Acceptance Notice for an Initial ROFO Floor shall not refer to Fair Offer Rent.

(d) If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Applicable Offer Space to Tenant (the “Offer Space Inclusion Date”), (x) the term “demised premises” in this Lease shall include the Applicable Offer Space and (y) the Applicable Offer Space shall become part of the demised premises, upon all of the terms and conditions set forth in this Lease, except (i) from and after the Offer Space Inclusion Date, fixed annual rent shall be increased by the Fair Offer Rent, (ii) the Percentage shall be increased by the number of rentable square feet in the Applicable Offer Space divided by the number of rentable square feet in the Building, expressed as a percentage, (iii) Landlord shall not be required to perform any work, to pay any work allowance or any other amount, or to render any services to make the Building or the Applicable Offer Space ready for Tenant’s use or occupancy or to provide any abatement of fixed annual rent or additional rent, and Tenant shall accept the Applicable Offer Space in its “as is” condition on the Offer Space Inclusion Date and (iv) as may be otherwise set forth in the Offer Notice. Notwithstanding the provisions of clause (i), above, with respect to an Initial ROFO Floor, the fixed annual rent shall be increased by the fixed annual rent set forth in the Offer Notice.

(e) If in the Acceptance Notice Tenant disputes Landlord’s determination of Fair Offer Rent, and Landlord and Tenant fail to agree as to the amount thereof within twenty (20) days after the giving of the Acceptance Notice, then the dispute shall be resolved by arbitration in the same manner as Market Value Rent is determined pursuant to Section 43.3 of this Lease. If the dispute shall not have been resolved on or before the Offer Space Inclusion Date, then pending such resolution, Tenant shall pay as annual fixed rent for the Applicable Offer Space the Fair Offer Rent as determined by Landlord. Within twenty (20) days after the final determination of Fair Offer Rent, an adjustment, if any, required to correct the amounts previously paid on account thereof shall be made by the appropriate party.

(f) If Landlord is unable to deliver possession of the Applicable Offer Space to Tenant for any reason on or before the date on which Landlord anticipates that the Applicable Offer Space shall be Available as set forth in the Offer

Notice, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. Notwithstanding anything to the contrary contained herein, if Landlord shall fail to deliver possession of the Applicable Offer Space to Tenant on or before the date that is one hundred eighty (180) days after the date on which Landlord anticipates that the Applicable Offer Space shall be Available as set forth in the Offer Notice, irrespective of any Force Majeure Cause, then Tenant may give to Landlord not less than 30 days notice of Tenant’s desire to terminate the lease of the Applicable Offer Space. If Tenant gives such notice and the Offer Space Inclusion Date does not occur on or before the date set forth in such notice for the termination of the lease of the Applicable Offer Space, then (x) the lease of the Applicable Offer Space shall terminate and neither party shall have any further obligations or liability to the other in respect of the Applicable Offer Space, (y) Tenant shall have no further rights under this Article 45 with respect to such Applicable Offer Space and (z) this Lease shall in all other respects remain in full force and effect. This subsection (f) constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.

(g) If Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of the Applicable Offer Space with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option with respect to the Applicable Offer Space shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer the Applicable Offer Space to Tenant; and (ii) Tenant shall, upon demand by Landlord, execute an instrument confirming Tenant’s waiver of, and extinguishing, the Offer Space Option with respect to the Applicable Offer Space, but the failure by Tenant to execute any such instrument shall not affect the provisions of clause (i) of this sentence.

(h) Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Applicable Offer Space in the demised premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Applicable Offer Space in the demised premises in accordance with this Article 45.

(i) Anything in this Lease to the contrary notwithstanding, this Article 45 shall be null and void and of no force or effect if the Tenant initially named herein (i.e., MF Global Inc.) or any entity which is a successor to the Tenant initially named herein by merger, consolidation, reorganization or the purchase of all or substantially all of its assets is no longer the Tenant under this Lease.

(j) Notwithstanding anything to the contrary contained herein, Must-Take Space (as such term is hereinafter defined) shall not in any event be considered to be available for leasing to Tenant and Landlord shall have no obligation to offer to Tenant the right to lease Must-Take Space pursuant to the terms of this Article 45. For purposes of this Article 45, “Must-Take Space” shall mean any rentable area of the Building which will be added to the premises of any other tenant of the Building pursuant to an express provision in such other tenant’s lease requiring such rentable area to be added to such premises at a time subsequent to the commencement date of such lease. By way of example, if:

(A) the 16th and 17th floors of the Building were scheduled to come available for leasing on January 1, 2011,

(B) the 14th floor of the Building was scheduled to come available for leasing on January 1, 2015, and

(C) Landlord, at any time following the date hereof, wished to enter into a lease (hereinafter called the “Must-Take Lease”) with a prospective tenant (hereinafter called the “Must-Take Tenant”) for all of the 16th floor, the 17th floor and the 14th floor, for a term commencing on January 1, 2011 with respect to the 16th floor and 17th floor and January 1, 2015 with respect to the 14th floor; then, subject to all of the terms and conditions of this Article 45:

(X) Landlord, before entering into the Must-Take Lease, would give Tenant an Offer Notice designating the 14th floor as the Offer Space, and designating the anticipated Offer Space Inclusion Date for the 14th floor as January 1, 2015,

(Y) if Tenant failed to exercise its option pursuant to this Article 46 to have the 14th floor added to the demised premises as of a scheduled Offer Space Inclusion Date of January 1, 2015, Landlord would have the right to enter into the Must-Take Lease, and

(Z) the addition of the 14th floor to the premises demised by the Must-Take Lease on or about January 1, 2015 would not create any obligation on the part of Landlord to re-offer to lease such 14th floor to Tenant pursuant to the terms and conditions of this Article 46.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

Landlord

PARK AVENUE PLAZA OWNER LLC

By:
Name:
Title:

Tenant

MF GLOBAL INC.

By:
Name:
Title:

Tenant’s Federal Identification Number is as follows:

STATE OF NEW YORK	)
: ss.
COUNTY OF NEW YORK	)

On this          day of March, 2010 personally came Kenneth Fisher, to me known to be the person who executed the foregoing instrument and who, being duly sworn by me, did depose and say he is                      of PARK AVENUE PLAZA OWNER LLC, a Delaware limited liability company, and that he executed the foregoing instrument in the name and on behalf thereof, and that he had authority to sign the same and he acknowledged to me that he executed the same as the act and deed thereof for the uses and purposes mentioned therein.

Notary Public

STATE OF NEW YORK	)
: ss.
COUNTY OF NEW YORK	)

On this          day of March, 2010 personally came                                 , to me known to be the person who executed the foregoing instrument and who, being duly sworn by me, did depose and say he is                     of MF GLOBAL INC., Delaware corporation, and that he executed the foregoing instrument in the name and on behalf thereof, and that he had authority to sign the same and he acknowledged to me that he executed the same as the act and deed thereof for the uses and purposes mentioned therein.

Notary Public

EXHIBIT A

FLOOR PLAN

(annexed hereto)

EXHIBIT B

ALTERATIONS RULES AND REGULATIONS

A.	General

1)	Tenant will make no alterations, decorations, installations, repairs, additions, improvements or replacements (which are hereinafter called “Alterations” and which are the Alterations referred to in the Lease) in, to or about the demised premises except in compliance with Article 8 of the Lease.

2)	Prior to the commencement of any Alterations, Tenant is responsible for obtaining, from the Building Manager, a base Building pre-demolition/pre-construction status report noting condition of demised premises.

3)	Prior to the commencement of any Alterations, Tenant shall submit for Landlord’s written approval all required items described in Paragraphs 1, 2 and 3 of Section B hereof.

4)	Tenant shall insure that the proposed Alterations comply with The Administrative Code of The City of New York and all other laws, ordinances, rules and regulations promulgated by all governmental agencies and bodies having jurisdiction over such Alterations, including, without limitation, the Americans With Disabilities Act.

5)	Tenant shall insure that all proposed Alterations comply with Building standards listed in Section C hereof, and are adequately designed to serve Tenant’s needs while remaining in full conformity with, and not adversely affecting, any Building systems.

6)	All (i) demolition or removal of construction materials, or (ii) moving of construction materials to or from the Building, or (iii) other categories of work which may disturb or interfere with other tenants of the Building or disturb or interfere with Building operations, must be scheduled and performed before or after Regular Business Hours. Tenant shall provide the Building Manager with written notice at least twenty-four (24) hours prior to scheduling any Alteration, and shall pay Landlord’s standard charges for freight elevator and loading dock services, overtime porters, security, engineers and other costs incurred by Landlord in connection with such after hours scheduling.

7)	In addition to reimbursing Landlord for the cost of outside consultants referred to in Paragraph C(1) below, Tenant shall pay to Landlord the amounts pursuant to Section 8.2(b) of the Lease.

8)	All inquiries, Tenant plans, requests for approvals, and all other matters shall be processed through the Building Manager.

B.	Tenant Submittals

1)	Tenant to submit, to Landlord, the following information for Landlord’s review and approval prior to commencement of any Alterations. Landlord’s review and approval period will not commence until the Building Manager is in receipt of the following items, as one complete package:

a)	Letter of Intent to perform construction. Letter to include a brief description of the proposed Alterations, Tenant contact, complete list of proposed contractors and work schedule.

b)	Two (2) sets of design drawings and specifications noting full scope of work involved in performing such Alterations. All drawings must be signed and sealed by Tenant’s Registered Architect or Professional Engineer licensed to conduct business in the State of New York. Part plan drawings will not be acceptable.

(i)	If full height partition walls are being installed in an area that is sprinklered, the existing sprinkler head locations must be included to show that new partitions are not in conflict with sprinkler coverage.

(ii)	If the area being altered includes existing compartmentation walls, those compartmentation walls must be indicated on Tenant’s layout.

c)	A letter from Tenant’s Registered Architect or Professional Engineer stating that their design and scope of work complies with all applicable codes, and local laws, especially noting Local Laws 16/84, 58/87, and 5/73. This letter must be signed and include their professional seal.

d)	Proper New York City Building Department filing applications, as required, for all Alterations indicated on drawings.

e)	Valid Certificates of Insurance and a Contractors Agreement signed by Tenant’s general contractor (see Insurance Requirements in Section D hereof).

2)	Upon completion of Landlord’s review, the following will be returned to Tenant:

a)	A letter (i) granting approval to file drawings; or (ii) granting conditional approval, subject to Tenant incorporating Landlord’s comments and suggested revisions into a revised set of design drawings (no Alterations will commence or applications be filed until Landlord is in receipt of such revised set of drawings); or (iii) disapproving such Alterations; and

b)	If approved, or conditionally approved, Building Department applications signed by Landlord.

Landlord’s review is for conformance with Building standards only and is not a review for compliance with law or a review of the adequacy of Tenant’s design. No such approval, or comments shall constitute a waiver of the obligation that Tenant’s Alterations comply with all laws and receive Buildings Department or other governmental approvals.

3)	Prior to commencement of Alterations:

Tenant to submit to Landlord the following:

a)	A letter or revised drawings addressing Landlord’s comments, if any.

b)	Approved New York City Building Department filing applications, drawings, and all work permits.

c)	A final list of all contractors and subcontractors who will perform the Alterations.

d)	A work schedule noting duration of work.

4)	Upon completion of Alterations:

Tenant to submit to Landlord, in a timely manner, the following:

a)	All sign-off documents which pertain to work filed from all agencies having jurisdiction.

b)	As-built drawings (hard copies and electronic “auto-CAD” format).

c)	A properly executed Air Balancing Report, signed by Landlord’s air balancing consultant.

C.	Building Standard Requirements

1)	All structural or floor loading requirements, mechanical (HVAC), plumbing, sprinkler, electrical, fire alarm, elevator, of any proposed Tenant installation shall be subject to the prior approval of Landlord’s consultants. All expenses incurred by Landlord’s consultant regarding review and approval of Tenant’s design shall be at Tenant’s expense.

2)	All demolition shall be supervised by Landlord’s representative at Tenant’s expense.

3)	Elevator and loading dock service for construction work shall be charged to Tenant at standard Building rates. Prior arrangements for elevator use shall be made with Building Manager by Tenant. No material or equipment shall be carried under or on top of elevators. If workmen (including, without limitation, Operating Engineers and Personnel Carriers), are required by any union regulations for material or personnel hoisting, such workmen shall be paid for by Tenant.

4)	If shutdown of any mechanical or electrical risers are required, such shutdown shall be performed by Landlord’s contractors at Tenant’s expense or, at Landlord’s option, supervised by Landlord’s representative at Tenant’s expense.

5)	Tenant’s contractor shall:

a)	have a Superintendent or Foreman on the demised premises at all times;

b)	police the job at all times, continually keeping the demised premises orderly; protection and maintenance will be Tenant’s responsibility;

c)	maintain cleanliness and protection of all areas, including elevators and lobbies;

d)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

e)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system;

f)	protect all Class “E” fire alarm devices and wiring; and

g)	avoid the disturbance of other tenants (any work that is causing an unreasonable disturbance to other tenants shall be performed after normal Regular Business Hours if requested by Landlord).

6)	If any part of Tenant’s Alteration is improperly performed, Tenant shall be charged for corrective work done by Landlord’s personnel or contractors engaged for such purpose by Landlord.

7)	All equipment and installations must be equal to the standards of the Building. Any deviation from Building standards will be permitted only if approved by Landlord in writing.

8)	Tenant shall pay Landlord for any amounts billed in connection with any Alteration within thirty (30) days after billing therefor.

9)	Landlord’s contract fire alarm service personnel shall be the only personnel permitted to adjust, test, alter, relocate, add to, or remove equipment connected to the Class “E” System.

10)	During such times that Tenant’s alterations or demolition of the demised premises require that fire protection afforded by the Class “E” System or sprinkler system be disabled, Tenant, at Tenant’s expense, shall maintain fire watch service deemed reasonably suitable to Landlord, and any agency having jurisdiction.

11)	Landlord, at Tenant’s expense, shall repair or cause to have repaired, any and all defects, deficiencies or malfunctions of the Class “E” System caused by Tenant’s Alterations or related demolition. Such expense may include expenses of engineering, supervision and standby fire watch personnel that Landlord deems necessary to protect the Building during the time such defects, deficiencies and malfunctions are being corrected.

12)	Should Tenant desire to install its own internal fire alarm system, Tenant shall request Landlord to connect such system to the Class “E” System at Tenant’s expense in such reasonable manner as prescribed by Landlord. Tenant shall, at Tenant’s expense, have such internal fire alarm system approved by governing agencies having jurisdiction, and shall submit to Landlord an approved copy of plans of such system before initiating any installation of such system. Tenant must demonstrate that system is in working order prior to requesting tie-in.

13)	Landlord, at Tenant’s expense, will be responsible for the maintenance and proper operation of any Tenant Class “E” Fire Alarm sub-system.

14)	When Tenant’s use of any space requires a change in the Certificate of Occupancy, the Tenant must utilize the services of Landlord’s consultant. The Tenant shall be responsible for coordination with the consultant, and for all costs in connection with such consultant’s services.

15)	The Tenant will be responsible for keeping, on demised premises, a copy of all required Building Department approved applications, drawings, permits, and sign-offs during and after completion of construction and shall deliver same to Landlord at the expiration of the Lease.

16)	The following penalties will be assessed to all tenants that do not comply with submission of Building Department documents and sign-off procedures as outlined in Section B hereof:

a)	Future Building Department documents that require Landlord’s signature will not be signed nor will work be allowed to commence until complete submission of all required past Building Department documents have been received.

b)	Leasehold improvement allowance will not be released to Tenant until all Building Department documents and sign-offs have been received.

17)	The attachment of any work to Building window mullions, HVAC enclosures, window soffets, will not be permitted.

18)	Drywall partitions or installations abutting window mullions must allow for the operation of pivoting windows where applicable.

19)	Electrical wire mold will not be permitted without written approval from Landlord.

20)	Chasing of structural slab or Building masonry walls will not be permitted unless special consent is given by Landlord.

21)	The attachment of drywall metal studs or track to mechanical, electrical, plumbing, sprinkler, or any Building systems will not be permitted.

22)	All valves or equipment controlling Building systems or Tenant systems must be tagged and identified.

23)	Access doors must be provided to all Building equipment and Tenant equipment.

24)	Tenant’s design consultant is responsible to insure that base Building systems are adequately sized to meet Tenant’s requirements.

25)	All locking devices must be keyed and mastered to Building keying system. Two (2) individual keys must be supplied to the Building Manager.

26)	All hardware is to match Building standards or to be specifically approved by Landlord.

27)	Tenant shall not install any outside louvers without Landlord’s prior written approval. Detailed sketches of all proposed louvers shall be submitted for Landlord’s approval which approval may be granted or withheld in Landlord’s sole discretion.

28)	All unused wiring, conduit, equipment, materials, or previously installed work, no longer needed, must be removed.

29)	Any connections to Building systems must be of the same materials as existing Building standards.

30)	No exposed piping of any kind will be permitted.

31)	Any signage, window dressing, or Tenant decor visible from outside the Tenant’s demised premises must receive written approval from Landlord prior to installation.

32)	The modification of any elevator equipment must receive prior written approval from Landlord. All elevator devices must remain accessible for maintenance and must conform to Building standards.

33)	Tenant is not to mount any equipment in Building Electrical Closets, Telephone Closets, or Mechanical Equipment Rooms without prior written approval from Landlord.

34)	Tenant is responsible to insure that all work is performed in a normal, acceptable, and safe manner.

35)	Air balancing shall be performed only by Landlord’s air balancing consultant.

D.	Contractors Agreement; Insurance Requirements

[To be retyped on Letterhead of Tenant’s General Contractor, addressed to Landlord]

Tenant:

Premises:

The undersigned contractor or subcontractor (hereinafter called “Contractor”) has been hired by the Tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (hereinafter called “Work”) for Tenant in the Tenant’s premises in the Building. Contractor and Tenant have requested the undersigned Landlord (hereinafter called “Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1)	To the extent permitted by law, Contractor agrees to indemnify and save harmless the Landlord, and its respective officers, employees and agents and their affiliates, subsidiaries, and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death at any time resulting therefrom, and loss of or damage to property, including consequential damages, whether such injuries to persons or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid.

2)	Contractor shall provide and maintain at its own expense, until completion of Work, the following insurance:

a)	Workers’ Compensation and Employers’ Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workers’ Compensation and Employers’ Liability Insurance.

b)	Comprehensive General Liability Insurance Including Coverage for Completed Operations, Broad Form Property Damage “XCU” exclusion if any deleted, and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Combined Single Limit

Bodily Injury and Property Damage Liability:	$5,000,000

(written on a per occurrence basis)

c)	Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Combined Single Limit

Bodily Injury and Property Damage Liability:	$5,000,000

(written on a per occurrence basis)

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days prior written notice of the cancellation of any of the foregoing policies.

3)	Contractor shall require all of its subcontractors engaged in the Work to provide the same insurance in limits of liability at least equal to those stated above.

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this      day of             , 20    .

Landlord:	Contractor:

EXHIBIT C

LIST OF APPROVED CONTRACTORS AND SUBCONTRACTORS

(annexed hereto)

C-1

EXHIBIT D

RULES AND REGULATIONS

(A) The sidewalks, and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the demised premises.

(B) No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings or screens shall be attached to or hung in, or used in connection with, any window or door of the demised premises, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed, unless installed by Landlord.

(C) No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant on any part of the outside of the demised premises or Building or on corridor walls. Signs on entrance door or doors shall conform to building standard signs, samples of which are on display in Landlord’s rental office. Signs on doors shall, at the tenant’s expense, be inscribed, painted or affixed for each tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.

(D) The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels, or other articles be placed outside of the demised premises.

(E) No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors or vestibules without the prior written consent of Landlord.

(F) Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord’s consent or approval, Tenant agrees to pay Landlord, on demand, a processing fee in a sum equal to the reasonable fee for review of same including the services of any architect, engineer or attorney employed by Landlord to review said plan, agreement or document.

(G) The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

(H) No tenant shall in any way deface any part of the demised premises or the Building of which they are a part. No tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

(I) No bicycles, vehicles or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the premises. No cooking shall be done or permitted by any Tenant on said premises except in conformity to law and then only in the utility kitchen, if any, as set forth in Tenant’s layout, which is to be primarily used by Tenant’s employees for heating beverages and light snacks. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the demised premises.

(J) No space in the Building shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods or property of any kind.

(K) No tenant shall make, or permit to be made, any unseemly or disturbing noises or unreasonably disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors or windows or down the passageways.

(L) No tenant, nor any of the tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the demised premises any inflammable, combustible or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of tenant’s business offices.

(M) No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of the Landlord (not to be unreasonably withheld, conditioned or delayed) and unless and until a duplicate key is delivered to Landlord. Each tenant must, upon the termination of his tenancy, restore to the Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay to Landlord the cost thereof.

(N) All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which Landlord or its agent may reasonably determine from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

(O) No tenant shall occupy or permit any portion of the premises demised to it to be occupied as, by or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service (except ancillary to the conduct of Tenant’s business), public vending machines, retail, wholesale or discount shop for sale of merchandise, retail service shop, labor union, school or classroom (except ancillary to the conduct of Tenant’s business), governmental or quasi-governmental bureau, department or agency, including an autonomous governmental corporation, a firm the principal business of which is real estate brokerage, or a company engaged in the business of renting office or desk space; or for a public finance (personal loan) business, or for manufacturing. No tenant shall engage or pay any employees on the demised premises, except those actually working for such tenant on said premises, nor advertise for laborers giving an address at said premises.

(P) Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, ventilating, air conditioning, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment or interference. For purposes hereof, the term “EMI” shall mean electromagnetic interference, and the term “Excessive EMI” shall mean EMI at a level exceeding thirty (30) milligaus. Tenant, at Tenant’s sole cost and expense, promptly following its receipt of notice from Landlord to the effect that the installation or manner of operation of any equipment by Tenant is causing Excessive EMI in any portion of the Building other than the Premises, shall take steps to bring such Excessive EMI below thirty (30) milligaus in a manner that is appropriate, as reasonably determined by Landlord. Tenant shall not install any equipment or operate any equipment in a manner which would result in the electrical voltage and current distortion at the service switchboards of any floor of the Building failing to be within the limits stated in IEEE 519.

(Q) Landlord shall have the right to prohibit any advertising by any tenant mentioning the Building which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenants shall refrain from or discontinue such advertising.

(R) In order that the Building can and will maintain a uniform appearance to those outside of same, each Tenant in building perimeter areas shall (a) use only building standard lighting in areas where lighting is visible from the outside of the Building and (b) use only building standard venetian or vertical blinds in window areas which are visible from the outside of the Building.

(S) No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio or television, which, in the reasonable judgment of Landlord, might unreasonably disturb other tenants in the Building, shall be made or permitted by any tenant. Supplementing the foregoing, Tenant shall not permit noise to emanate from the portions of the Premises to any other portion of the Building (i) at a sound level that is greater than NC-35 for constant noises (such as, for example, air-handling equipment or transformers), (ii) at a sound level that is greater than NC-30 for noises that are not constant noises, or (iii) that is at a sound level in any one-third octave band which is greater than 5dB above both adjacent one-third octave bands, in the range from 45 to 11,200 Hz. Landlord and Tenant acknowledge that the parties shall determine whether Tenant is meeting the parameters set forth in this paragraph by obtaining one-third octave band noise measurements in a fully finished tenant space or a fully finished common area that in either case is outside of and adjacent to the Premises, using a Type I meter (per latest ANSI Standard S1.4) on “Fast” response, at four (4) feet above the finished floor and at least three (3) feet from any vertical surface. Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

(T) Landlord reserves the right to exclude from the Building between the hours of 6:00 P.M. and 8:00 A.M. and at all hours on non-business days all persons who do not present a pass to the Building signed by a tenant. Each tenant shall be responsible for all persons for whom such pass is issued and shall be liable to Landlord for all acts of such persons.

(U) Tenant, its subtenants and their respective agents and invitees shall be permitted access to the Building and the demised premises twenty-four (24) hours per day, seven (7) days per week, subject to Force Majeure Causes and subject to Landlord’s reasonable security and operating procedures for the Building.

(V) The premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

(W) The requirements of tenants will be attended to only upon application at the office of the Building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

(X) At Landlord’s option, tenants shall purchase from Landlord or its designee all lighting tubes, lamps, bulbs and ballasts used in the demised premises and tenants shall pay Landlord’s reasonable charges for providing and installing same, on demand.

(Y) Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

(Z) There shall not be used in any space, or in the public halls of any building, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in passenger elevators.

(AA) Tenants, in order to obtain maximum effectiveness of the cooling system, shall lower and/or close venetian or vertical blinds or drapes when sun’s rays fall directly on windows of demised premises.

(BB) Replacement of ceiling tiles after they are removed for Tenant by telephone company installers, in both the demised premises and the public corridors, will be charged to Tenant on a per tile basis.

(CC) All paneling, grounds or other wood products not considered furniture shall be of fire retardant materials. Before installation of any such materials, certification of the materials’ fire retardant characteristics shall be submitted to Landlord, or its agents, in a manner satisfactory to the Landlord.

Whenever and to the extent that the above rules conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Articles of this Lease, the provisions of the Articles shall govern.

EXHIBIT E

CLEANING SPECIFICATIONS

A.	Regular Cleaning of Demised Premises (unless otherwise indicated, Regular Cleaning Services are to be performed nightly).

1.	Sweep all flooring; dust all flooring exclusive of carpeted areas.

2.	Sweep any private stairways.

3.	Empty all wastepaper baskets, ash trays, receptacles, etc.

4.	Clean all cigarette urns and replace sand or water as necessary (sand to be furnished by Owner or its contractor).

5.	Remove waste paper to a designated area or areas.

6.	Dust all furniture, fixtures within hand-high reach.

7.	Clean all glass furniture tops.

8.	Dust all chair rails, trim, etc. within hand-high reach.

9.	Dust all baseboards.

10.	Wash clean all water fountains.

11.	Keep Building employees’ locker rooms, if any, and slop sink rooms in clean and orderly condition.

12.	Vacuum all exposed rugs and carpeted areas weekly, to be done in equal proportions nightly.

B.	Lavatories – Nightly:

1.	Sweep and wash all flooring.

2.	Wash and polish all mirrors, powder shelves, bright work, etc., including flushometers, piping and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wipe clean all toilet tissue, soap, towel and sanitary napkin dispensers.

5.	Wash all basins, bowls and urinals, and disinfect.

6.	Dust all partitions, tile walls, dispensers and receptacles.

7.	Empty and clean paper towel and sanitary napkin disposal receptacles.

8.	Remove waste paper and refuse to a designated area or areas.

9.	Fill and clean all soap, towel, toilet tissue and sanitary napkin dispensers as needed, supplies therefor to be furnished by Landlord at a reasonable charge to Tenant. If the demised premises consists of a part of a rentable floor, said charge to Tenant shall be that portion of a reasonable charge for such supplies that is reasonably allocable to Tenant.

C.	Building Entrances – Nightly;

1.	Sweep and wash flooring.

2.	Wash all rubber mats.

3.	Clean all cigarette urns and replace sand or water necessary (sand to be furnished by Owner or its contractors).

4.	Wash, wax, and polish floors in elevator cabs, or vacuum clean if carpeted.

5.	Dust and rub down walls, metal work and saddles in elevator cabs.

6.	Dust all elevator doors, mail chutes and mail depository.

D.	High Dusting – Office areas in Demised Premises (to be performed approximately every three months);

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces such as walls, partitions, ventilating louvers, fresh air grills and others not reached in nightly cleaning.

3.	Dust all overhead pipes, sprinklers, etc.

4.	Dust all venetian blinds.

5.	Dust all windows frames.

E-2

E.	Periodic Cleaning – Office Areas in Demised Premises (unless otherwise indicated);

1.	Wipe clean all interior metal quarterly.

2.	Elevator and utility doors to be checked for general cleanliness, removing fingermarks.

3.	Dust all louvers and other ventilating louvers within hand-high reach weekly.

F.	Lavatories in the Demised Premises – Other than executive or private lavatories:

1.	Machine scrub flooring as necessary.

2.	Wash all partitions, tile walls, metal ceilings and enamel surfaces once a month, using proper disinfectant when necessary.

3.	Dust all lighting fixtures (exterior only) once a month.

4.	Do all high dusting once a month.

G.	Window Cleaning:

1.	Clean Building entrance doors daily. Clean all windows inside and out approximately 4 times per year, weather and scaffolding permitting.

2.	Clean Building entrance lobby glass daily.

3.	Clean glass in Building directory daily.

4.	Clean mail chute glass as necessary.

H.	Tenant agrees that Owner may substitute, for any of the methods or devices set forth in this Schedule B, other methods or devices which will achieve substantially the same results.

E-3

EXHIBIT F

FORM OF LETTER OF CREDIT

Standby Letter of Credit No.

Date of Issue:
Issuing Bank:

Beneficiary:	Applicant:

Amount: $

Dear Sir/Madam:

We hereby issue in your favor our irrevocable Letter of Credit under the above referenced number and amount which is available against presentation of your draft drawn on us at sight and bearing our Letter of Credit number             .

The original Letter of Credit plus any subsequent amendments thereto must accompany such draft when presented for payment. We hereby agree with the Beneficiary that such drafts will be duly honored upon presentation to us with the original Letter of Credit plus any subsequent amendments thereto without any further investigation.

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for periods of one year each from the present or any future expiration date hereof, unless forty-five (45) days prior to any expiration date we shall notify you in writing, by certified mail, return receipt requested, that we elect not to consider this Letter of Credit renewed for any such additional period. After receipt by you of such notice, you may, until the expiration date hereof, draw the full amount of the credit hereunder, against your draft. The final expiry date hereof shall be no earlier than              [thirty (30) days following the Expiration Date].

Partial drawings under this Letter of Credit are permitted.

This Letter of Credit is transferable by the Beneficiary upon payment of our customary transfer charges which shall be debited to the account of applicant.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this irrevocable letter of credit will be duly honored if presented at our counters at [Insert address of a New York City branch] on or before the expiration date indicated above.

This documentary credit is subject to the International Standby Practices (“ISP98”) International Chamber of Commerce (Publication No. 590), and as to matters not governed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

(Name of Bank)

By:
Name:
Title:

F-2